EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

VISHAY PRECISION GROUP, INC. as U.S. Borrower,

VISHAY PRECISION GROUP CANADA ULC as Canadian Borrower.

THE FINANCIAL INSTITUTIONS identified herein as Lenders,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Agent, and

RBS CITIZENS, N.A., as Joint Book-Runner

Dated as of January 29, 2013

AMENDED AND RESTATED CREDIT AGREEMENT

          This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 29, 2013 (this “Agreement”), is made by and among JPMorgan Chase Bank, National Association (“JPM”), individually, as the Issuing Bank, a Lender, the Swing Lender and the Agent, J.P. Morgan Europe Limited, as European Agent (the “European Agent”) JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent (the “Canadian Agent”), the Lenders (referred to below), and Vishay Precision Group, Inc., a Delaware corporation (together with such additional Persons, if any, that may be designated as a “U.S. Borrower” pursuant to Section 2.18 of this Agreement, collectively and jointly and severally, the “U.S. Borrower”) and VISHAY PRECISION GROUP CANADA ULC, an unlimited liability company organized and existing under the laws of British Columbia (“Canadian Newco” or the “Canadian Borrower”). JPM, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter referred to as the “Agent.” Certain capitalized terms used in this Agreement are defined in Article 1 (Definitions).

Background of Agreement

          The U.S. Borrower, through its Subsidiaries, is engaged in the business related to sensors, sensor-based systems and foil technology based products, such as resisters, resistive sensors and sensor-based systems, all for a wide variety of applications. The U.S. Borrower, Canadian Newco, GEORGE KELK CORPORATION, a corporation organized and existing under the laws of Ontario (“Target”), Peter Kelk, an individual residing in Toronto, Ontario and Endevor Corporation, a corporation organized and existing under the laws of Ontario entered into that certain Asset Purchase Agreement, dated as of December 12, 2012 (as it may be amended, restated, modified or supplemented in accordance with the terms thereof and this Agreement, the “Target Purchase Agreement”) whereby Canadian Newco will purchase substantially all of the assets of Target.

          On or about October 14, 2010, the U.S. Borrower, the Agent and certain lenders entered into a certain Credit Agreement (as amended through the date hereof, the “Existing Credit Agreement”) whereby the Lenders therein provide a senior credit facility to the U.S. Borrower in an aggregate principal amount equal to $25,000,000, consisting of a revolving credit facility with a letter of credit subfacility and Swing Loan subfacility. In connection with the proposed acquisition pursuant to the Target Purchase Agreement, the U.S. Borrower has requested that the Agent and Lenders enter into this Amended and Restated Credit Agreement whereby: (a) the Lenders provide the U.S. Borrower a revolving credit facility in an aggregate principal amount not to exceed $15,000,000 with a letter of credit subfacility and Swing Loan subfacility; (b) the Lenders provide the U.S. Borrower a term loan in an aggregate original principal amount of $10,000,000, the proceeds of which shall be further loaned, on an intercompany basis, to the Canadian Borrower; and (c) the Lenders provide the Canadian Borrower a term loan in an aggregate original principal amount of $15,000,000.

          The Subsidiaries of the U.S. Borrower will derive substantial benefits from this credit facility. Such access to capital provided to the Domestic Subsidiaries through this financing is on terms that are more advantageous to the Domestic Subsidiaries than such Domestic Subsidiaries could obtain if they accessed capital independently. Accordingly, the credit facility provided for in this Agreement is to be guaranteed by the U.S. Borrower’s Domestic Subsidiaries and secured by the equity of the U.S. Borrower’s Subsidiaries as well as by the material assets (excluding real property) of the U.S. Borrower and the Subsidiary Guarantors as set forth in the Loan Documents. The U.S. Borrower (in addition to the U.S. Subsidiary Guarantors) shall also guaranty all of the obligations of the Canadian Borrower hereunder, which guaranty shall be secured by the material assets (excluding real property) of the U.S. Borrower. The Canadian Borrower shall not provide a guaranty of the obligations of the U.S. Borrower under either the revolving credit or term loan facility of the U.S. Borrower described in clauses (a) or (b) of the preceding paragraph. However, nothing in the preceding sentence shall limit the liability of the Canadian Borrower for its own obligations in respect of any Letters of Credit issued pursuant to an application for which it is a co-applicant, it being understood that the Canadian Borrower shall only be a co-applicant for Letters of Credit that are required by the Canadian Borrower to support its own business.

          NOW, THEREFORE, it is agreed:

ARTICLE 1
DEFINITIONS

     1.1 Defined Terms.

          As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

          2010 Note Instrument: that certain Note Instrument dated July 21, 2010 constituting up to $9,958,460 Floating Rate Unsecured Loan Notes 2102 by U.S. Borrower, as it may be amended, restated or modified from time to time; provided, that any such amendment, restatement or modification not require payments of cash by the U.S. Borrower or any of its Subsidiaries in excess of those required as of the Closing Date (or any amortization or any shortening of maturity) or provide that the notes issued thereunder may be converted into anything other than common equity interests in the Parent.

          Accumulated Funding Deficiency: any accumulated funding deficiency as defined in Section 302(a) of ERISA with respect to an Employee Pension Plan for plan years beginning prior to 2008 and any accumulated funding deficiency as defined in Section 304(a) of ERISA with respect to a Multiemployer Plan.

          Acquisition: (a) any acquisition by a Borrower or any of its Subsidiaries of an interest in any other Person that shall then become Consolidated with a Borrower and its Subsidiaries in accordance with GAAP (including, by way of merger into a Borrower or a Subsidiary of a Borrower or otherwise), or (b) any acquisition by a Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method.

          Acquisition Documents: the Target Purchase Agreement and any other document ancillary thereto or agreement or instrument entered into in connection therewith.

          Adjusted LIBOR: the rate per annum (rounded upwards if necessary to the nearest one-hundredth of one percent) determined by the Agent to be equal to the quotient of (a) LIBOR, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is a number equal to 1.00 minus the Reserve Percentage.

          Administrative Questionnaire: an Administrative Questionnaire in a form supplied by the Agent.

          Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          Agent: the meaning specified in the preamble to this Agreement.

          Agreement: this Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time.

          Applicable Margin: the meaning specified in Subsection 2.10.2 (Applicable Margin).

          Applicable Percentage: with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the amount of each Lender’s Loans and participation interest in Letters of Credit.

          Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          ASPE: generally accepted accounting standards for private enterprises in Canada consistently applied, as in effect from time to time; provided that, for purposes of calculating financial covenants, the provisions of Section 7.4 (Additional Provisions Respecting the Calculation of Financial Covenants) shall apply to the extent set forth in such section.

          Assignment and Assumption: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 11.6.2 (Assignments by Lenders)), and accepted by the Agent, in substantially the form of Exhibit K or any other form approved by the Agent.

          Available Commitment: the meaning specified in Subsection 2.1.2 (Available RC Commitment).

          Banking Services: each and any of the following bank services provided to any Loan Party or a Subsidiary of a Loan Party, by the Agent, the Issuing Bank, an Affiliate of the foregoing or Lender Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

          Banking Services Obligations: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

          Base Rate: means the rate of interest equal to the greatest of (i) the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the prime rate not being intended to the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors), (ii) the Federal Funds Effective Rate, and (iii) the Adjusted LIBOR Rate applicable to loans for a one-month Interest Period plus 1.00%.

          Base Rate Loans: Loans bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

          Board of Directors: the board of directors, board of managers or similar group that directs the affairs of a Person.

          Borrower: either the U.S. Borrower or Canadian Borrower, as applicable, or, collectively, the U.S. Borrower and the Canadian Borrower.

          Borrowers: collectively, the U.S. Borrower and the Canadian Borrower.

          Borrower Required Payment: the meaning specified in Subsection 2.13.2 (Payments by Borrower; Presumptions by Agent).

          Business Day: any day other than a Saturday, Sunday or day which shall be in the Commonwealth of Pennsylvania or the city of London, England a legal holiday or day on which banking institutions are required or authorized to close provided that, when used in connection with a Loan denominated in a currency other than U.S. Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant currency in the London interbank market or the principal financial center of such currency (and, if the Loans which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro). With respect to the Canadian Term Loan, “Business Day” shall also exclude legal holidays in the city of Toronto, Canada and days on which banking institutions in the city of Toronto, Canada are required to close.

          Canadian Agent: the meaning specified in the preamble to this Agreement.

          Canadian Benefit Plans: any material plan, fund, program, or policy providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee in respect of employment in Canada, but excluding (i) any Canadian Pension Plans and (ii) any statutory plans to which a Loan Party or any Subsidiary of a Loan Party is required to contribute, including, without limitation, the Canada Pension Plan or Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers compensation and unemployment insurance legislation.

          Canadian Borrower: the meaning specified in the preamble to this Agreement.

          Canadian Borrower Pledge: a Pledge Agreement by the Canadian Borrower (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof) in a form to be agreed upon by the Agent and the Canadian Borrower.

          Canadian Collateral: all Collateral which the Canadian Borrower (and, if applicable, Canadian Subsidiary Guarantors) owns or otherwise has an interest in.

          Canadian Loan Parties: the Canadian Borrower and, if applicable, the Canadian Subsidiary Guarantors.

          Canadian Newco: the meaning specified in the preamble to this Agreement.

          Canadian Obligations: all Obligations of the Canadian Borrower, and/or any Subsidiary of the Canadian Borrower, and/or any other Person, to any Secured Party, represented by or incurred pursuant or relating to the Canadian Term Loan, this Agreement or any other Loan Documents.

          Canadian Pension Plans: each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees in respect of employment in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

          Canadian Secured Obligations: collectively, (a) the Canadian Obligations, (b) any Banking Services Obligations of the Canadian Borrower or any Subsidiary thereof, (c) obligations under or arising out of Swap Agreements that have been or will be entered into by the Canadian Borrower or any Subsidiary thereof with any Swap Party from time to time consistent with the terms of this Agreement and (d) any and all obligations of Canadian Borrower or any Subsidiary thereof in respect of Lender Bilateral Lines.

          Canadian Security Agreement: the meaning specified in Subsection 4.1.3(b) (Security Agreement).

          Canadian Subsidiary: any Subsidiary of the U.S. Borrower organized under the Laws of Canada or any province or territory thereof. As of the Effective Date, there are no Canadian Subsidiaries.

          Canadian Subsidiary Guarantor: all Canadian Subsidiaries, if any, that have executed a Canadian Subsidiary Suretyship.

          Canadian Subsidiary Pledge: a Pledge Agreement by the Canadian Subsidiaries (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof) in a form to be agreed upon by the Agent and the Canadian Borrower.

          Canadian Subsidiary Suretyship: a Guaranty and Suretyship Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof) in a form to be agreed upon by the Agent and the Canadian Borrower.

          Canadian Term Commitment: the meaning specified in Subsection 2.6.1 (Commitment to Make Canadian Term Loans).

          Canadian Term Loans: the meaning specified in Subsection 2.6.1 (Commitment to Make Canadian Term Loans).

          Capital Expenditures: expenditures for fixed or capital assets, including the purchase, construction or rehabilitation of equipment or other physical assets that are required to be capitalized under GAAP.

          Capital Lease: a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          Capital Stock: any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

          CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

          Change of Control:

               (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than interests owned by members of the Zandman Parties, shall obtain ownership or control in one or more series of transactions of more than 50.1% of the common stock or 50.1% of the voting power of the Borrower entitled to vote in the election of members of the Board of Directors of the U.S. Borrower or similar governing body; or

               (b) There shall have occurred under any indenture or other instrument evidencing any Indebtedness or preferred equity any “change of control” (or similar term as defined in such indenture or other evidence of Indebtedness or preferred equity) obligating the U.S. Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein; or

               (c) The U.S. Borrower merges with or into another Person and the U.S. Borrower is not the surviving entity or sells or disposes of all or substantially all of its assets to any Person; or

               (d) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the U.S. Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the U.S. Borrower was approved by a vote of 50.1% of the directors of the U.S. Borrower at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

               (e) The liquidation or dissolution of the U.S. Borrower; or

               (f) The U.S. Borrower shall cease to own (directly or indirectly) all of the Capital Stock of the Canadian Borrower.

For purposes of this definition, “voting stock” means Capital Stock or other ownership interests of any class or classes of a corporation or another entity the holders of which are entitled to elect a majority of the corporate directors or Persons performing similar functions.

          Closing Date: October 14, 2010.

          Closing Date GAAP: the meaning specified in Subsection 7.4.3(a).

          COBRA: the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

          Code: the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any Treasury regulations, revenue rulings or technical information releases issued thereunder.

          Collateral: all property of any sort in which any Loan Party has granted, or purported to grant, a security interest or other Lien pursuant to any of the Loan Documents.

          Commitment: collectively, the RC Commitment, the Canadian Term Commitment and the U.S. Term Commitment or, as applicable, any of the foregoing.

          Commitment Fee Rate: the meaning specified in paragraph (b) of Subsection 2.9.1 (Unused Commitment Fees).

          Consolidated: with respect to any Person and any specified subsidiaries, refers to the consolidation of financial statements of such Person and such subsidiaries and of particular items in such financial statements in accordance with GAAP.

          Consolidating: with respect to any Person and any specified subsidiaries of such Person, refers to the separate presentation of financial statements of each such Person in accordance with GAAP.

          CTL Suretyship: the meaning specified in Subsection 4.1.4(b) (Guaranty and Suretyship Agreement).

          Debt Service: for any period, the amount of all scheduled principal payments (including scheduled amortization and payments due at maturity), including the portion of scheduled payments under Capital Leases allocable to principal, and Interest Expense of the U.S. Borrower and its Subsidiaries on a Consolidated basis in respect of Indebtedness during such period. “Amount” of principal means such amount as was paid or payable. With respect to any revolving credit, “scheduled principal payments” shall include the amount of any scheduled reduction or termination of the commitment.

          Debtor Relief Law: the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

          Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

          Default Rate: the meaning specified in Subsection 2.10.6 (Default Rate; Late Fee).

          Defaulting Lender: any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Loans or other amounts required to be funded by it hereunder or under any Loan Document, (b) notified the U.S. Borrower, the Canadian Borrower, the Agent, any Issuing Bank, any Swing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or any other Loan Document or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement or any other Loan Document relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans or other amounts required to be funded by it hereunder or under any Loan Document, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder or any other Loan Document within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) who the Swing Lender or Issuing Bank believes in good faith have defaulted under other syndicated credit facilities.

          Director: with respect to any Person, a member of the Board of Directors of such Person or, if none, persons with responsibilities similar to such member.

          Disqualified Stock: with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable): (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) is or may for any reason be redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the first anniversary of the stated maturity of the Notes.

          DOL: United States Department of Labor, or any governmental agency or instrumentality succeeding to the functions thereof.

          Dollars and $: dollars in lawful currency of the United States of America.

          Domestic Subsidiary: any Subsidiary of the U.S. Borrower organized under the Laws of the United States of America or one of its political subdivisions.

          EBITDA: for any Person, for any period, the Net Income of such Person for such period adjusted (A) to include, if applicable but without limiting the generality of Subsection 7.4.2 (Additional Provisions Respecting Calculations of Financial Covenants), the Net Income of any Person accrued during such period but prior to the date it became a Subsidiary of the U.S. Borrower or was merged into or consolidated with the U.S. Borrower (based on financial information reasonably satisfactory to Agent), and (B) to exclude, without duplication, the following items of income or expense to the extent that such items are included in the calculation of such Net Income: (a) Interest Expense, (b) total income and franchise tax expense, (c) depreciation expense, (d) the expense associated with amortization of intangible and other assets, (e) non-cash provisions for reserves for discontinued operations (or any reversals thereof) but if any amount reflected in such non-cash reserves are subsequently paid in cash, such cash payment shall be deducted from the calculation of EBITDA, (f) any gain or loss associated with the sale or write-down of assets, (g) any gain or loss from or attributable to minority interests, (h) any gain or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to such Person or any Subsidiary of such Person by the entity accounted for by the equity method of accounting), and (i) other non-cash items approved by the Agent.

          Effective Date: the date this Agreement becomes effective in accordance with Section 4.1 (Conditions to Effectiveness).

          Eligible Assignee:

               (a) a Lender;

               (b) an Affiliate of a Lender;

               (c) an Approved Fund; and

               (d) any Person (other than a natural person) approved by (i) the Agent, (ii) the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries.

          Employee Pension Plan: any Plan which (a) the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to, or otherwise has any liability with respect thereto and (b) is subject to Part 3 of Subtitle B of Title I of ERISA.

          Environmental Laws: any national, state, provincial, territorial or local law or regulation (including CERCLA, OSHA and RCRA) enacted in connection with or relating to the protection or regulation of the environment, including those laws, statutes, and regulations regulating the disposal, removal, presence, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority and any orders, orders-in-council, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the DOL or PBGC.

          ERISA Affiliate: (a) any corporation included with the U.S. Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the U.S. Borrower within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code and (d) any other group including the U.S. Borrower that is treated as a single employer within the meaning of Section 414(o) of the Code.

          Eurodollar Business Day: a Business Day on which the relevant London international financial markets are open for dealings in Dollar deposits and which is also other than a Saturday, Sunday or day which shall be in the city of London, England a legal holiday or day on which banking institutions are required or authorized to close.

          Eurodollar Deposits: U.S. dollar-denominated deposits at foreign banks or foreign branches of American banks.

          European Agent: the meaning specified in the preamble to this Agreement.

          Event of Default: the meaning specified in Section 9.1 (Events of Default).

          Exchangeable Notes: the Floating Rate Unsecured Loan Notes issued by the U.S. Borrower pursuant to the 2010 Note Instrument, as each may be amended, restated or modified from time to time; provided, that any such amendment, restatement or modification shall not require payments of cash by the U.S. Borrower in excess of those required as of the Closing Date (or any amortization or any shortening of maturity) or provide that such notes may be converted into anything other than common equity interests in the U.S. Borrower.

          Excluded Taxes: with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by overall net income (however denominated), and franchise taxes (i) imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Subsection 2.16.2 (Replacement of Lenders)), any withholding tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Subsection 2.15.6 (Status of Lenders), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Subsection 2.15.1 (Payments Free of Taxes).

          Executive Order: the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

          Existing Credit Agreement: the meaning specified in the Background to this Agreement.

          Federal Funds Effective Rate: for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

          Fixed Charges: for any period, the sum of the following determined on a Consolidated basis, without duplication, for the U.S. Borrower and its Subsidiaries:

               (a) scheduled principal payments on Indebtedness (including imputed principal payments on capital leases and synthetic leases and any scheduled commitment reductions), provided, however, (i) for the four fiscal quarters ending March 31, 2013, the amount of scheduled principal payments in respect of the Loans shall be deemed to be the amount of scheduled principal payments in respect of the Loans for the fiscal quarter ending March 31, 2013 multiplied by four, (ii) for the four fiscal quarters ending June 30, 2013, the amount of the amount of scheduled principal payments in respect of the Loans shall be deemed to be the amount of scheduled principal payments in respect of the Loans for the two fiscal quarters ending June 30, 2013 multiplied by two, and (iii) for the four fiscal quarters ending September 30, 2013, the amount of the amount of scheduled principal payments in respect of the Loans shall be deemed to be the amount of scheduled principal payments in respect of the Loans for the three fiscal quarters ending September 30, 2013 multiplied by four-thirds, and

               (b) cash Interest Expense provided, however, (i) for the four fiscal quarters ending March 31, 2013, the amount of cash Interest Expense shall be deemed to be the amount of cash Interest Expense for the fiscal quarter ending March 31, 2013 multiplied by four, (ii) for the four fiscal quarters ending June 30, 2013, the amount of cash Interest Expense shall be deemed to be the amount of cash Interest Expense for the two fiscal quarters ending June 30, 2013 multiplied by two, and (iii) for the four fiscal quarters ending September 30, 2013, the amount of cash Interest Expense shall be deemed to be the amount of cash Interest Expense for the three fiscal quarters ending September 30, 2013 multiplied by four-thirds.

          Fixed Charges Coverage Ratio: as at the end of any fiscal quarter, the ratio of (i) EBITDA less cash taxes less Restricted Payments paid in cash and less Capital Expenditures to (ii) Fixed Charges, each for the four fiscal quarters then ending.1

          Foreign Currency Loan: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

          Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

____________________

1 Note to draft: Consolidation makes exception for Restricted Payments to U.S. Borrower/U.S. Subsidiary Guarantors moot.

          Foreign Subsidiary: any Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary

          Fronting Fee: the meaning specified in Subsection 3.1.6 (Fees).

          Fund: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          GAAP: generally accepted accounting principles in the United States consistently applied, as in effect from time to time provided that, for purposes of calculating financial covenants, the provisions of Section 7.4 (Additional Provisions Respecting the Calculation of Financial Covenants) shall apply to the extent set forth in such section.

          Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

          Hazardous Substances: any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

          IEEPA: the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq.

          Indebtedness: with respect to any Person (without duplication):

               (a) all indebtedness of such Person for borrowed money;

               (b) all obligations of such Person for the deferred purchase price of capital assets or for any part of the deferred purchase price of other property or services which purchase price for other property or services is due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof;

               (c) all obligations of such Person evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments;

               (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other indebtedness secured by a Lien on the property or assets of such Person;

               (e) all Capital Lease Obligations of such Person;

               (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

               (g) all obligations in respect of Disqualified Stock or other obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, which obligations shall be valued, in the case of redeemable preferred stock, at the liquidation preference payable upon mandatory redemption and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

               (h) all obligations of such Person under Interest Rate Protection Agreements;

               (i) a Guaranty of such Person;

               (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

               (k) all unfunded pension liabilities; and

               (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

          Indemnified Taxes: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

          Indemnitee: the meaning specified in Subsection 11.14.2 (Indemnification by the Borrower).

          Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office and in the Canadian Intellectual Property Office, (b) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in the United States, any other country or any political subdivision thereof, (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof (including the Canadian Intellectual Property Office), or otherwise, and all common law rights related thereto, (d) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (e) all rights to obtain any reissues, renewals or extensions of the foregoing, (f) all licenses for any of the foregoing, and (g) all causes of action for infringement of the foregoing.

          Intellectual Property Collateral Agreements: together, the U.S. Intellectual Property Collateral Agreement and the Canadian Intellectual Property Collateral Agreement.

          Intercompany Acquisition Loan: a loan made by the U.S. Borrower to the Canadian Borrower in an amount equal to CAD $10,000,000, plus, if applicable, such additional amount as the U.S. Borrower may add to such principal amount (which additional amount shall be made from cash on hand) as may be necessary for the Canadian Borrower to pay the purchase price in Canadian Dollars pursuant to the Target Purchase Agreement, provided, the Intercompany Acquisition Loan shall be made promptly following the date on which the U.S. Term Loan and the Canadian Term Loan are made, and provided, further, if less than CAD $10,000,000 is required for the purchase price under the Target Purchase Agreement, the Intercompany Acquisition Loan may nonetheless be CAD $10,000,000 and any excess may be used by the Canadian Borrower for working capital purposes.

          Interest Expense: for any period, the sum of (a) the amount of interest accrued on, or with respect to, Indebtedness for such period, including imputed interest on Capital Leases and imputed or accreted interest in respect of deep discount or zero coupon obligations, plus (b) the net amount payable under all Interest Rate Protection Agreements in respect of such period (or minus the net amount receivable under all Interest Rate Protection Agreements in respect of such period) plus (c) Unused Commitment Fees payable during such period.

          Interest Period: means the period commencing on the date of a borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months later; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that, in the event an Interest Period is extended to the next Eurodollar Business Day in a month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a Eurodollar Business Day, the succeeding period will end on the 15th as long as it is a Eurodollar Business Day). For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a RC Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

          Interest Rate Protection Agreement: (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, or any other similar agreement (including any option to enter into any of the foregoing), (b) any combination of the foregoing, or (c) any master agreement for any of the foregoing together with all supplements.

          Investment: as applied to any Person (the “investor”) but without duplication: (a) any direct or indirect purchase or other acquisition by such investor of stock or other securities of any other Person, (b) any Guaranty by such investor of obligations of any other Person, (c) any direct or indirect loan, advance or capital contribution by such investor to any other Person, including all Indebtedness and accounts receivable owing to such investor from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business and (d) any Swap Agreement entered into by such Person.

          IRS: Internal Revenue Service, or any governmental agency or instrumentality succeeding to the functions thereof.

          Israeli Corporate Group: Vishay Precision Israel, Ltd. and its Subsidiaries.

          Israeli Debt: The Israeli local secured revolving credit facility entered into by Vishay Precision Israel, Ltd. (and one or more of its Subsidiaries), up to a maximum principal amount not to exceed $15,000,000 (or the equivalent thereof in Israeli sheqels as determined at the Spot Exchange Rate at the time at which the facility was entered into).

          Issuing Bank: JPM, in its capacity as issuer of Letters of Credit hereunder.

          ITA: Income Tax Act (Canada), as amended from time to time.

          Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators

          Lender and Lenders: each of the financial institutions and Funds that signs this Agreement and each other financial institution or Fund that is an assignee of the foregoing, from time to time, in accordance with the terms of this Agreement (and for greater certainty, reference to each Lender shall include such Lender’s offices, branches or affiliates used for funding or booking its Canadian Term Loan and Canadian Term Commitment hereunder).

          Lender Banking Services Provider: any Lender or an Affiliate of a Lender provided that (a) the Agent shall have consented to such Person being a Lender Banking Services Provider (which consent shall not be unreasonably withheld or delayed) and (b) in the case of any such Affiliate, such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations in respect of Banking Services were Obligations hereunder or such other arrangement as Agent shall agree to.

          Lender Bilateral Line: any line of credit for letters of credit and working capital purposes entered into, from time to time, between a Loan Party or Subsidiary of a Loan Party, on the one hand, and the Agent, an Affiliate of the Agent, or a Lender Bilateral Provider, on the other hand, as it may be amended, restated or modified from time to time.

          Lender Bilateral Provider: any Lender or an Affiliate of a Lender provided that (a) the Agent shall have consented to such Person being a Lender Bilateral Provider (which consent shall not be unreasonably withheld or delayed) and (b) in the case of any such Affiliate, such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations in respect of the Lender Bilateral Lines were Obligations hereunder or such other arrangement as Agent shall agree to.

          Lender Required Payment: the meaning specified in Subsection 2.14.1 (Funding by Lenders; Presumption by Agent).

          Letters of Credit: any and all letters of credit issued pursuant to this Agreement.

          Letter of Credit Fees: the meaning specified in Subsection 3.1.6 (Fees).

          Letter of Credit Sublimit: the meaning specified in Subsection 3.1.1 (Commitment to Issue Letters of Credit).

          Leverage Ratio: the ratio of total Indebtedness, as at the date of determination, to EBITDA (for the four preceding fiscal quarters).

          LIBOR: the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute determined by the Agent) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of the applicable Interest Period, for U.S. Dollar deposits with maturity comparable to such Interest Period, or if such rate is unavailable, as otherwise determined by the Agent. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR cannot be determined. In the case of Loans denominated in Pounds Sterling, “LIBOR” shall be the rate at which deposits in Pounds Sterling with maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the first day of such Interest Period.

          LIBOR Loans: Loans bearing interest at a rate equal to Adjusted LIBOR plus the Applicable Margin.

          License Agreements: that certain Trademark License Agreement, dated as of July 6, 2010, between Vishay Intertechnology, Inc. and Vishay Precision Group, Inc., and that certain Patent License Agreement, dated as of July 6, 2010, between Vishay Dale Electronics, Inc. and Vishay Precision Group, Inc., as each may be amended, restated or modified from time to time; provided, that any such amendment, restatement or modification be consistent with the provisions of Section 8.2.4 (License Agreements).

          Lien: with respect to any asset, any mortgage, lien, pledge, adverse claim, charge, security interest, hypothec or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, a Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

          Loan Documents: this Agreement, the Notes, the Subsidiary Suretyships, the CTL Suretyships, the Pledge Agreements, the Security Agreements and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement, as the same may be amended, restated, modified or supplemented from time to time. For the sake of clarity, Interest Rate Protection Agreements, documents related to Banking Services Obligations and Letters of Credit are not Loan Documents, but obligations in respect thereof owing to Swap Parties (in the case of Interest Rate Protection Agreements) and the Issuing Bank and the Lenders (in the case of Letters of Credit) shall be secured by the Collateral.

          Loan Parties: the parties to this Agreement and any of the other Loan Documents, including the U.S. Borrower, the Canadian Borrower and any Subsidiary Guarantor, but excluding the Agent, the Lenders, and the Issuing Bank.

          Loans: the amounts loaned to a Borrower pursuant to this Agreement. Loans may be RC Loans, Swing Loans, U.S. Term Loans or Canadian Term Loans.

          Master Separation and Distribution Agreement: that certain Master Separation and Distribution Agreement, dated as of June 22, 2010, between Vishay and Borrower.

          Material Adverse Change: any material adverse change in

               (a) the business, condition (financial or otherwise), results, operations or properties of (i) a Borrower or (ii) the U.S. Borrower and its Subsidiaries taken as a whole;

               (b) the binding nature, validity or enforceability of any of the Loan Documents;

               (c) the ability of a Borrower or any of the Subsidiary Guarantors to perform its obligations under any of the Loan Documents to which it is a party; or

               (d) the validity, perfection, priority or enforceability of the Liens granted to Agent in respect of the Collateral.

          Maturity Date: January 29, 2018, or such earlier date as the Commitments shall terminate and the Loans accelerated in accordance with the terms hereof.

          Minimum Funding Standard: the minimum funding standard within the meaning of Section 302 of ERISA and Section 412 of the Code.

          Month: a period from and including a given day in a calendar month to the day in the subsequent calendar month numerically corresponding to such given day except that (a) if there is no numerical correspondent in such subsequent calendar month, or (b) if such given day is the last day of a calendar month, such day shall be the last day of such subsequent calendar month.

          Multiemployer Plan: a multiemployer pension plan as defined in Section 3(37) of ERISA to which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute or otherwise has any liability.

          Net Income: for any period, the aggregate net income (or loss) of the U.S. Borrower and its Subsidiaries for such period on a Consolidated basis determined in accordance with GAAP, provided, the following items shall be excluded from the calculation of Net Income:

               (a) after-tax gains and losses from asset sales or abandonment or reserves relating thereto;

               (b) the net income (but not loss) of any Subsidiary of the U.S. Borrower to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

               (c) the net income of any Person, other than the U.S. Borrower or a Subsidiary of the U.S. Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Subsidiary of the U.S. Borrower by such Person;

               (d) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); and

               (e) income attributable to insurance proceeds, condemnation awards or litigation awards or settlements.

          Net Income Adjustment: the sum of fifty percent (50%) of the U.S. Borrower’s Consolidated Net Income for each fiscal quarter ending after the Effective Date (in each case, only if a positive number).

          Notes: the promissory notes delivered by a Borrower to the Lenders (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, restatements, modifications or supplements which may from time to time, be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing.

          Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of a Borrower, and/or any Subsidiary of a Borrower, and/or any other Person, to any Secured Party, represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include:

               (a) principal of, and interest on the Loans and the Notes;

               (b) any and all other fees, indemnities, costs, obligations and liabilities of the Borrower and its Subsidiaries from time to time under or in connection with the Loan Documents;

               (c) all obligations of a Borrower owing to the Issuing Bank or any Lender under Letters of Credit or other debt instruments issued by the Issuing Bank or any Lender under the terms of this Agreement; and

               (d) all amounts (including post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving a Borrower or any of its Subsidiaries.

          OFAC: the U.S. Department of Treasury’s Office of Foreign Asset Control.

          Officer’s Compliance Certificate: a certificate in the form of Exhibit J.

          Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

          OSHA: the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.

          Other Connection Taxes: with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

          Other Taxes: all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16.2 (Replacement of Lenders).

          Participant: the meaning assigned to such term in Subsection 11.6.4(a) (Participations).

          PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

          PBGC: Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

          Perfection Certificate: the Perfection Certificate dated as of the Closing Date executed by the U.S. Borrower and delivered to the Agent.

          Permitted Acquisition: an Acquisition (a) in which the U.S. Borrower provides at least 15 Business Days’ prior written notice to the Lenders, together with pro forma financial information and revised projections giving effect to the Acquisition, (b) of a business that is in a Permitted Business, (c) in compliance with applicable Laws, (d) in which the Board of Directors of the target approves the sale, (e) where no Default or Event of Default has occurred and is continuing before, and after giving effect to, the Acquisition and the representations in the Loan Documents shall be correct in all material respects at the time of such Acquisition and (f) in which, for Acquisitions with a purchase price in excess of $5,000,000, the Borrower provides such documentation and information as the Agent reasonably requests; provided, any such Acquisition shall not be effected when the Leverage Ratio (on a pro forma basis after giving effect to the Acquisition) is greater than or equal to 1.5:1.0 or when the Total Liquidity upon closing of the Acquisition is less than $25,000,000, without the prior written consent of the Requisite Lenders.

          Permitted Businesses: owning, operating, managing and maintaining a business engaged in the design, manufacture, marketing and delivery of sensors, sensor-based systems and foil technology-based products, such as resisters, resistive sensors, and sensor-based systems, all for a wide variety of applications, and all lines of business reasonable related thereto.

          Permitted Canadian Target Acquisition: an acquisition by the Canadian Borrower of the assets of Target pursuant to the Target Purchase Agreement so long as (i) the purchase price does not exceed $55,000,000, of which $15,000,000 shall be made with proceeds of the Canadian Term Loan, $20,000,000 shall be made with proceeds of an equity investment by one or more members of the Israeli Group, $5,000,000 shall be made with proceeds of an equity investment by the U.S. Borrower and/or a U.S. Subsidiary Guarantor (which equity investment may be made from cash on hand and/or proceeds of RC Loans) and the remainder made with proceeds of the Intercompany Acquisition Loan, (ii) before and after consummation of the acquisition , no Default or Event of Default shall have occurred and be continuing, (iii) the conditions to the U.S. Term Loans shall have been satisfied at least three (3) Business Days (or such shorter period as the Agent may agree to) prior to the date of the acquisition and (iv) the Agent shall have received such other information and documentation as it may reasonably request (including that required to provide the Agent with a first priority Lien on the material assets (other than real estate) acquired under the Target Purchase Agreement (subject to Permitted Perfection Limitations).

          Permitted French Subsidiary Reorganization: the sale by the U.S. Borrower of the stock of Vishay Measurements Group France to Vishay Advances Technologies, Ltd.

          Permitted Israeli Debt Provisions: provisions in the documents related to the Israeli Debt that (a) grant Liens on the assets of Persons (other than Domestic Subsidiaries) in the Israeli Corporate Group and/or (b) prohibit Persons (other than Domestic Subsidiaries) in the Israeli Corporate Group from putting Liens on their assets.

          Permitted Japanese Subsidiary Reorganization: the creation of a holding company structure for the two Japanese Subsidiaries of U.S. Borrower, the stock of which was pledged to Agent under the terms of the Existing Credit Agreement, by either: (i) U.S. Borrower’s contribution of the stock of VPG Alpha Japan and Vishay Precision Foil K.K. to VPG Japan Holdco in exchange for stock in VPG Japan Holdco; or (ii) U.S. Borrower’s sale of the shares of VPG Alpha Japan and Vishay Precision Foil K.K. to VPG Japan Holdco under a IRC§304 transaction.

          Permitted RBC Debt Provisions: provisions in the documents related to the RBC Debt to the extent such provisions have been approved by the Agent that prohibit Canadian Borrower from putting Liens on its assets.

          Permitted Lien: the meaning specified in Subsection 8.2.1 (In General).

          Permitted Perfection Limitations: the limited perfection of the Liens on certain Collateral to the extent that (a) such Collateral consists of (i) deposit accounts used exclusively for funding payroll or having an average monthly balance of less than $1,000,000 in the aggregate except, in each case, (x) any such deposit account maintained with the Agent and (y) any such deposit account subject to the applicable PPSA for which a Lien can be perfected by filing a financing statement or equivalent under the personal property security laws in the applicable jurisdiction, and (ii) aircraft and motor vehicles that require notice of a Lien on their title papers to perfect such Lien, or (b) except in the case of any Subsidiary of the U.S. Borrower that is not organized under the Laws of the United States or any political subdivision thereof that is or becomes a Borrower or Subsidiary Guarantor, perfection of such Liens would not be governed by the laws of the United States (or any state thereof) or Canada (or any province or territory thereof) or (c) in the case of the Canadian Borrower, or, if applicable, a Canadian Subsidiary Guarantor, perfection of such Liens would not be governed by the laws of the United States (or any state thereof) or Canada (or any province or territory thereof).

          Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          Plan: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which is maintained, or to which contributions are, or are required to be, made, by the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate, except a Multiemployer Plan.

          Pledge Agreements: the U.S. Borrower Pledge, the U.S. Subsidiary Pledge, if applicable, the Canadian Borrower Pledge and, if applicable, the Canadian Subsidiary Pledge, collectively.

          PPSA: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

          Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

          Prohibited Transaction: the meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

          Quarterly Payment Date: the last Business Day of each March, June, September and December and, with respect to payments applicable to any Loans, the Maturity Date and, with respect to all other amounts, the Maturity Date.

          RBC Debt: means indebtedness of Canadian Borrower incurred under the loan agreement to be entered into between Canadian Borrower and Royal Bank of Canada on or about January 31, 2013, as it may be amended, restated or modified from time to time.

          RC Commitments: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

          RC Loans: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

          RCRA: the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith.

          Register: the meaning specified in Subsection 11.6.3 (Register).

          Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          Release: a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

          Remedial Action: actions necessary to comply with any Environmental Law or otherwise required by any Governmental Authority with respect to (a) the investigation, clean up, removal, treatment or handling Hazardous Substances in the indoor or outdoor environment; (b) the prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

          Reorganization: any reorganization as defined in Section 4241(a) of ERISA.

          Reportable Event: with respect to any Employee Pension Plan, an event described in Section 4043(c) of ERISA.

          Requisite Lenders: at any time, Lenders having greater than fifty percent (50%) of the Total Facility, provided, if there are two or more Lenders, Requisite Lenders shall include at least two Lenders. For purposes of this definition, “Total Facility” means, collectively, at any time, the Commitment (whether borrowed or not), but shall exclude any Commitment of Lenders who have forfeited their right to vote under the terms of this Agreement.

          Reserve Percentage: the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.

          Restricted Payment:

               (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than Disqualified Stock) of a Borrower or such Subsidiary, as the case may be;

               (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of a Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock (other than Disqualified Stock) of such Borrower or such Subsidiary;

               (c) any sinking fund, other prepayment or installment payment on account of any Capital Stock of a Borrower or any of its Subsidiaries;

               (d) any other payment, loan or advance to a shareholder or other equity holder of a Borrower or any Subsidiary of a Borrower whether in the capacity of such Person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice;

               (e) any forgiveness or release without adequate consideration by a Borrower or any Subsidiary of a Borrower of any Indebtedness or other obligation owing to a Borrower or such Subsidiary by a shareholder or other equity holder of a Borrower or a Subsidiary;

               (f) any payment of principal, interest, fees or other amounts in respect of subordinated Indebtedness (for clarification, this clause does not include the RBC Debt); or

               (g) any cash payment in respect of the Exchangeable Notes.

          Secured Obligations: collectively, (a) the Obligations, (b) any Banking Services Obligations, (c) obligations under or arising out of Swap Agreements that have been or will be entered into with any Swap Party from time to time consistent with the terms of this Agreement and (d) any and all obligations in respect of Lender Bilateral Lines.

          Secured Party: the Agent, the Lenders, the Issuing Bank, the Indemnitees and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interest granted therein and all other holders of Secured Obligations, including any and all Swap Parties.

          Security Agreements: means the U.S. Security Agreement or Canadian Security Agreement, as applicable (together with such other forms of hypothec and other security documents as may be reasonably required by the Agent to perfect a Lien pursuant to the laws of the province of Quebec, if applicable).

          Solvent: a condition of a Person on a particular date, whereby (x) on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (y) in the case of each Canadian Loan Party, on such date, (a) each Canadian Loan Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (b) each Canadian Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities, generally become due; and (c) each Canadian Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          Spin-Off: The July 6, 2010 distribution by Vishay of all then-outstanding shares of U.S. Borrower to Vishay’s stockholders in the form of a tax-free dividend.

          Spot Currency Determination Date: the meaning specified in Section 2.19 (Determination of U.S. Dollar Equivalents).

          Spot Exchange Rate: on any date of determination, the spot selling rate determined by the Agent which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately noon, New York City time, on the prior Business Day; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, at the spot exchange rate therefor as determined by the Agent, in each case as of noon, New York City time on such date of determination thereof.

          Subsidiary: with respect to any Person (referred to in this definition as the “parent”):

               (a) any other Person of which more than 50% of the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors or other governing body is directly or indirectly owned or controlled by such parent, or

               (b) any other Person of which more than 50% of the voting equity interests are directly or indirectly owned or controlled by such parent.

The phrase “U.S. Borrower and its Subsidiaries” or phrases of similar import shall include the Canadian Borrower and its Subsidiaries, unless otherwise expressly stated.

          Subsidiary Guarantor: either a U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor, as applicable, or collectively, the U.S. Subsidiary Guarantors and Canadian Subsidiary Guarantors.

          Subsidiary Suretyship: the U.S. Subsidiary Suretyship and, if applicable, any Guaranty entered into by a Canadian Subsidiary Guarantor.

          Swap Agreement: means any agreement of a Loan Party or Subsidiary thereof with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions including Interest Rate Protection Agreements.

          Swap Party: any party to a Swap Agreement that is a Lender or an Affiliate of a Lender (or at the time the applicable Swap Agreement was entered into was a Lender or an Affiliate of a Lender), provided that in the case of any such Affiliate, (a) the Agent shall have consented to such Person being a Swap Party (which consent shall not be unreasonably withheld or delayed) and (b) such Affiliate shall have executed and delivered to the Agent a joinder to this Agreement (in form and substance satisfactory to the Agent) agreeing to be bound by the provisions of this Agreement respecting the role of the Agent, including all exculpatory provisions and indemnification provisions, as if such Affiliate were a Lender hereunder and the obligations under the Interest Rate Protection Agreement were Obligations hereunder or such other arrangement as Agent shall agree to.

          Swing Lender: JPM, so long as it is a Lender, or if JPM is no longer a Lender, then a Lender designated by the Borrower and acceptable to the Agent.

          Swing Loans: the meaning specified in Subsection 2.2.1 (Swing Loan Advances).

          Tangible Net Worth: the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (a) goodwill, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangibles, (b) unamortized financing discounts and expenses, (c) all reserves carried and not deducted from assets, (d) treasury stock and debt or equity interests in (including capital contributions to, and investments in) any Subsidiary of the U.S. Borrower, (e) securities which are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of Capital Stock or Indebtedness, (g) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Effective Date, (h) any items not included in clauses (a) through (g) above which are treated as intangibles in conformity with GAAP, and (i) the effects of the currency translation adjustment and the pension adjustment under the additional minimum liability section of FASB 87.

          Target: the meaning specified in the Background to this Agreement.

          TARGET: means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) for the settlement of payments in Euro.

          Target Credit Facility: the meaning specified in Subsection 4.4.3 (Target Debt).

          Target Purchase Agreement: the meaning specified in the Background to this Agreement.

          Tax Matters Agreement: that certain Tax Matters Agreement, dated July 6, 2010, between Vishay Intertechnology, Inc. and Vishay Precision, Inc., as it may be amended, restated or modified from time to time; provided, that any such amendment, restatement or modification not be adverse to the interests of the Lenders.

          Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          Total Liquidity: The (i) cash on the balance sheet of the U.S. Borrower and its Consolidated Subsidiaries, less (ii) amounts of such cash currently held in escrow accounts, less (iii) amounts of such cash pledged to parties other than the Agent, less (iv) amounts of such cash held in Subsidiaries of the U.S. Borrower that are subject to agreements limiting their ability to transfer cash to the U.S. Borrower, plus (v) the Available Commitment.

          Transducers: Vishay Transducers Ltd., a Delaware corporation, a wholly-owned Subsidiary of the U.S. Borrower.

          Transferee: the meaning specified in Subsection 8.7.1 (Consolidations and Mergers).

          Transition Services Agreement: that certain Transition Services Agreement, dated as of July 6, 2010, between Vishay Intertechnology, Inc. and Vishay Precision Group, Inc., as it may be amended, restated or modified from time to time; provided, that any such amendment, restatement or modification not be adverse to the interests of the Lenders

          Unreimbursed Drawings: drawings made under Letters of Credit which, for any reason, have not been reimbursed by or on behalf of the Borrower, whether through borrowings of Loans hereunder or otherwise.

          Unused Commitment Fee: the meaning specified in Subsection 2.9.1 (Unused Commitment Fees).

          Unused Commitment Fee Base: the meaning specified in Subsection 2.9.1 (Unused Commitment Fees).

          U.S. Borrower: the meaning specified in the preamble to this Agreement.

          U.S. Borrower Pledge: the meaning specified in Subsection 4.1.5(a) (Pledge Agreements).

          U.S. Collateral: all Collateral which the U.S. Borrower or any U.S. Subsidiary Guarantor owns or otherwise has an interest in except that, with respect of voting Capital Stock of any Foreign Subsidiary, U.S. Collateral shall be limited to sixty-six and a half percent (66½%) of the outstanding voting Capital Stock of such Foreign Subsidiary.

          U.S. Loans: collectively, the RC Loans, the Swing Loans and the U.S. Term Loans.

          U.S. Obligations: all Obligations of the U.S. Borrower, and/or any U.S. Subsidiary Guarantor, to any Secured Party, represented by or incurred pursuant or relating to the Loan Documents excluding any Guaranty of Canadian Obligations.

          U.S. Person: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

          U.S. Security Agreement: the meaning specified in Subsection 4.1.3(a) (Security Agreement).

          U.S. Subsidiary Guarantor: all Domestic Subsidiaries of the U.S. Borrower that have executed a U.S. Subsidiary Suretyship, which shall include all Domestic Subsidiaries. As of the Effective Date, the U.S. Subsidiary Guarantors are indicated on Schedule 5.1.1.

          U.S. Subsidiary Pledge: the meaning specified in Subsection 4.1.5(b) (Pledge Agreements).

          U.S. Subsidiary Suretyship: the meaning specified in Subsection 4.1.4(a) (Guaranty and Suretyship Agreement).

          U.S. Term Commitment: the meaning specified in Section 2.5 (Term Loan to U.S. Borrower).

          U.S. Term Loan: the meaning specified in Section 2.5 (Term Loan to U.S. Borrower).

          Vishay: Vishay Intertechnology, Inc., a Delaware company, the entity from which the Borrower and its Subsidiaries were spun-off.

          VPG Alpha Japan: Alpha Electronics K.K., a company formed under the laws of Japan.

          VPG Japan Holdco: Vishay Precision Group Japan K.K, a company formed under the laws of Japan.

          Withdrawal Liability: any withdrawal liability as defined in Section 4201 of ERISA.

          Withholding Agent: any Loan Party and the Agent.

          Zandman Parties: (a) the estate of Dr. Felix Zandman, (b) Ruta Zandman, (c) lineal descendants of the foregoing (d) any trusts for the benefit of any of the foregoing, and (e) any entities owned exclusively by the foregoing.

     1.2 Terms Generally.

          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, restated, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any Subsidiary of the U.S. Borrower at “fair value,” as defined therein.

          Any monetary amounts specified in this Agreement that are in currencies other than U.S. Dollars shall mean the foreign currency equivalent of the U.S. Dollar amount indicated, based on the Spot Exchange Rate.

ARTICLE 2
THE LOANS

     2.1 Revolving Credit Loans to U.S. Borrower.

          2.1.1 Commitment to Make RC Loans.

               (a) Subject to and upon the terms and conditions set forth in this Agreement, the Lenders shall make advances to the U.S. Borrower until the Maturity Date in an aggregate principal amount outstanding at any one time not to exceed $15,000,000 (as the same may be reduced or increased pursuant to the terms of this Agreement, the “RC Commitment”); provided, however, that (a) the aggregate amount of the RC Commitment available for borrowing at any time shall not exceed the Available Commitment at such time; and (b) the amount and percentage of the RC Commitment and the Available Commitment which each Lender is obligated to lend shall not exceed at any time the amount or percentage set forth on Schedule 1.1 hereto (as supplemented and amended by giving effect to the assignments contemplated in this Agreement). The RC Commitment of any Lender is sometimes referred to herein as such Lender’s RC Commitment. Within the limits set forth above, the U.S. Borrower may borrow under this Section 2.1, repay or prepay such advances, and reborrow under this Section 2.1. The amounts loaned to the U.S. Borrower pursuant to the revolving credit facility described in this Section 2.1 are referred to as the “RC Loans.”

               (b) Except as set forth below in this paragraph (b), all RC Loans shall be advanced in U.S. Dollars. By written request which request shall be delivered to the Agent at least three Business Days prior to the date of any advance, the U.S. Borrower may request that any RC Loan be made in Euros, Canadian Dollars, British Pounds Sterling, Japanese Yen or such other freely convertible foreign currency as the U.S. Borrower may request and subject to availability of each of the Lenders and so long as such Loan in such currency would not result in additional unreimbursed Liabilities of any such Lender or be contrary to Law applicable to any such Lender, the applicable RC Loan shall be made in the requested currency. Any RC Loan so made in a currency other than U.S. dollars (a “Foreign Currency Loan”) shall be repaid in the currency in which the Loan was made; interest payments thereon shall be made in the currency in which the Loan was made. The amount of any Foreign Currency Loan shall at all times be deemed to equal the U.S. Dollar equivalent thereof determined using the Spot Exchange Rate.

          2.1.2 Available RC Commitment. “Available Commitment” shall mean an amount equal to the RC Commitment, as the same is reduced by:

               (a) voluntary reductions in the RC Commitment pursuant to Subsection 2.1.3 (Voluntary Commitment Reductions);

               (b) the face amount of any outstanding Letters of Credit and any Unreimbursed Drawings (if any) relating to Letters of Credit; and

               (c) the aggregate principal amount of any outstanding Swing Loans and RC Loans.

          2.1.3 Voluntary RC Commitment Reductions. The U.S. Borrower shall have the right at any time and from time to time upon five Business Days’ prior written notice to the Agent to permanently reduce (on a pro rata basis among the Lenders) or terminate the RC Commitment. Any partial reductions shall be in minimum amounts of Five Million Dollars ($5,000,000) and in whole multiples of One Million Dollars ($1,000,000) in excess of such minimum amount.

          2.1.4 Repayment in connection with Commitment Reductions, Certain Currency Exchange Fluctuations and on Maturity Date. Upon the effective date of each voluntary reduction in the RC Commitment referred to in Subsection 2.1.3 (Voluntary Commitment Reductions) and at any time that the U.S. Dollar equivalent (at the Spot Exchange Rate) of the aggregate amount of the Foreign Currency Loans causes the amount of RC Loans, Swing Loans and the aggregate face amount of Letters of Credit and any Unreimbursed Drawings to exceed the amount of the RC Commitment on any Spot Currency Determination Date, then within two Eurocurrency Business Days of such Spot Currency Determination Date, the U.S. Borrower shall be required to pay to the Agent for the benefit of the Lenders the principal amount of the RC Loans and/or Swing Loans, to the extent, if any, that (a) the aggregate principal amount of any RC Loans and Swing Loans then outstanding plus the aggregate face amount of Letters of Credit then outstanding plus any Unreimbursed Drawings (if any) exceeds (b) the amount of the Available Commitment as so reduced. Accrued interest on the Loans so prepaid shall be due and payable at the time of such prepayment, if the RC Loans are prepaid in full. All amounts of principal, interest and fees relating to RC Loans not due and payable before the Maturity Date are due and payable on that date.

          2.1.5 Voluntary Prepayment. Except as otherwise provided in this Agreement, the U.S. Borrower shall be permitted to prepay the RC Loans at any time without penalty or premium except as otherwise provided in Subsection 2.10.5 (Breakage). In connection with each voluntary prepayment:

               (a) The U.S. Borrower shall provide the Agent with notice of its intention to prepay,

                    (i) no later than 12:00 p.m. (Philadelphia, PA time) on the date of prepayment in the case of Base Rate Loans,

                    (ii) no later than 12:00 p.m. (Philadelphia, PA time) three Business Days prior to the date of prepayment in the case of LIBOR Loans denominated in U.S. Dollars; and

                    (iii) no later than 12:00 p.m. (London, England time) three Eurodollar Business Days prior to the date of prepayment in the case of LIBOR Loans denominated in a currency other than U.S. Dollars.

               (b) Each prepayment of principal of a RC Loan shall be in a minimum amount equal to One Million Dollars ($1,000,000) and integral multiples of Two Hundred Thousand ($200,000) in excess of such minimum amount.

               (c) The U.S. Borrower shall pay accrued interest on the amount prepaid in connection with any prepayment of the RC Loans in full.

     2.2 Swing Loans.

          2.2.1 Swing Loan Advances. Upon the terms and subject to the conditions of this Agreement, the Swing Lender may (but is not obligated to) make, from time to time, from and including the Effective Date to but excluding the Maturity Date, one or more Loans (“Swing Loans”) to the U.S. Borrower, in an aggregate outstanding principal amount not exceeding at any time $5,000,000, provided, however, that no Swing Loan shall be made at any time in an amount in excess of the Available Commitment. All Swing Loans shall be advanced in U.S. Dollars.

          2.2.2 Terms of Swing Loan Borrowings. The U.S. Borrower shall give the Swing Lender notice (which shall be irrevocable) of a request for a Swing Loan no later than 12:00 noon (Philadelphia, PA time) on the day such Loan is requested; if such notice is received later than 12:00 noon (Philadelphia, PA time), then the request shall be deemed to have been made on the next Business Day. Each Swing Loan shall be in a principal amount equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) and shall bear interest at the applicable rate set forth in Subsection 2.10.1 (Rates). The U.S. Borrower shall repay the principal amount of each Swing Loan (together with all accrued interest) no later than 3:00 p.m. (Philadelphia, PA time) on the earliest of (a) the date that is no more than five (5) Business Days after the date that such Loan is made, (b) the date that demand is made therefor by the Swing Lender, (c) the Maturity Date and (d) the date specified in Subsection 2.1.4 (Repayment in Connection with Reductions, Certain Currency Exchange Fluctuations and on Maturity Date).

          2.2.3 Participation by Lenders. Upon demand made to the Lenders by the Swing Lender, which demand may be made before or after an Event of Default or Default, and before or after the maturity date of the subject Swing Loans, but subject to the provisions of Subsection 2.2.5 (Certain Limitations), each Lender shall promptly, irrevocably, and unconditionally purchase from the Swing Lender, without recourse or warranty, an undivided interest and participation in the Swing Loans then outstanding.

          Each Lender shall effect such purchase by paying to the Swing Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, an amount equal to such Lender’s pro rata share of the principal amount of all Swing Loans then outstanding. Each Lender’s pro rata share of the Swing Loans shall be based on the amount of such Lender’s pro rata share of the total RC Commitment. Thereafter, the Lenders’ respective interests in such Swing Loans, and the remaining interest of the Swing Lender in such Swing Loans, shall in all respects be treated as RC Loans under this Agreement, except that such Swing Loans shall be due and payable by the U.S. Borrower on the dates referred to in Subsection 2.2.2 (Terms of Swing Loan Borrowings).

          If any Lender does not pay any amount that it is required to pay pursuant to this Subsection 2.2.3 promptly upon the Swing Lender’s demand therefor, (a) the Swing Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Effective Rate for the first three Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (Philadelphia, PA time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swing Lender by such Lender and (b) the Swing Lender shall be entitled to all interest payable by the U.S. Borrower on such amount until the date on which such amount is received by the Swing Lender from such Lender. Moreover, any Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Swing Lender by such Lender. Without limiting any obligations of any Lender pursuant to this Subsection 2.2.3, if any Lender does not pay such corresponding amount promptly upon the Swing Lender’s demand therefor, the Swing Lender shall notify the U.S. Borrower and the U.S. Borrower shall promptly repay such corresponding amount to the Swing Lender together with accrued interest thereon at the applicable rate on such Swing Loans.

          2.2.4 No Set-off, Etc. Subject only to the limitations set forth in Subsection 2.2.5 (Certain Limitations), the obligations of each Lender to make available to the Swing Lender the amounts set forth in Subsection 2.2.3 (Participation by Lenders) shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any set-off or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

          2.2.5 Certain Limitations. No Lender shall be obligated to purchase a participation in any Swing Loan pursuant to Subsection 2.2.3 (Participation by Lenders), if such Lender proves that (a) the conditions set forth in Subsections 4.3.1 (No Default) or 4.3.3 (Representations and Warranties) were not satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such Lender had notified the Swing Lender in a writing received by the Swing Lender at least one Business Day prior to the time that it made such Swing Loan that the Swing Lender was not authorized to make such Swing Loan because such conditions were not satisfied and stating with specificity the reason therefor.

     2.3 Borrowing Notice.

          Each RC Loan shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of Two Hundred Thousand Dollars ($200,000) in excess of such minimum amount. To effect a funding, in addition to any notices for Foreign Currency Loans required by this Agreement a copy of which notices shall be sent to the European Agent in addition to all other required recipients, if applicable, the U.S. Borrower shall give the Agent written notice in the form attached to this Agreement as Exhibit B specifying the type, amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice:

               (a) in the case of RC Loans that are Base Rate Loans, shall be given no later than 12:00 p.m. (Philadelphia, PA time) on the date of such borrowing,

               (b) in the case of LIBOR Loans (i) that are denominated in U.S. Dollars, shall be given no later than 12:00 p.m. (Philadelphia, PA time) at least three Eurodollar Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing, and (ii) that are denominated in currencies other than U.S. Dollars, shall be given no later than 12:00 p.m. (Philadelphia, PA time) at least four Eurodollar Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing, and

               (c) in the case of Swing Loans, shall be given no later than 12:00 noon (Philadelphia, PA time) on the date of such borrowing.

Notwithstanding the foregoing, the Agent may (but is not obligated to) act upon telephone notice by the U.S. Borrower whether or not written notice is received; provided nothing in this sentence shall relieve the U.S. Borrower from providing written notice as provided by this Section.

          Except in the case of Swing Loans, the Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available to the Agent no later than 2:30 p.m. (Philadelphia, PA time), on the date on which the funding is to occur. After receipt of the funds, the Agent, subject to the satisfaction of the conditions precedent set forth in Section 4.3 (Requirements for Each Loan/Letter of Credit), shall disburse the amount of such funding in accordance with instructions in the U.S. Borrower’s borrowing notice.

          The Lenders shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether the Lenders have determined to exercise their remedies arising upon the occurrence of such Event of Default or Default.

     2.4 Increase in RC Commitment.

          2.4.1 Request to Increase. The U.S. Borrower shall have the right to increase the aggregate amount of the RC Commitment by an aggregate principal amount equal to $10,000,000 by obtaining additional commitments, either from one or more of the Lenders or another lending institution reasonably acceptable to the Agent (a “new Lender”), subject to the following terms and conditions: (i) any such request for an increase shall be in the aggregate principal amount of at least $5,000,000 (ii) the U.S. Borrower may make a maximum of two (2) such requests, (iii) any new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedure described in Subsection 2.4.1 has been satisfied and provided, further the U.S. Borrower shall give the existing Lenders at least ten Business Days’ written notice that it intends to increase the RC Commitment (which notice shall include the amount of such proposed increase) and U.S. Borrower shall give the existing Lenders the first opportunity to provide such increase in the RC Commitment during such ten Business Day period prior to agreeing to any increased RC Commitment with any new Lender. If more than one existing Lender offers to provide the increased RC Commitment, such increase shall be allocated amount the offering Lenders pro rata.

          2.4.2 Modifications to this Agreement. If any modification to this Agreement is required for such an increase, it shall be in form and substance satisfactory to the Agent. So long as such modifications do not decrease the interest rates or fees payable in connection with the Loans and are for the purpose of allocating amounts ratably among the Lenders, changing the mechanics and other necessary changes to this Agreement to make the increase effective, each Lender hereby authorizes the Agent to enter into such amendments to this Agreement and the other Loan Documents on their behalf as the Agent shall deem appropriate; provided that the interests rates, Unused Commitment Fees or Letters of Credit Fees applicable to any RC Commitments of the Lenders prior to such modification shall not, in any event, be decreased pursuant to such modification; and provided further that if such additional Lender is entitled to interest rates, Unused Commitment Fees or Letters of Credit Fees in excess of those provided for the RC Commitments outstanding at the time of such modification, then such higher interest and fee rates shall be made to apply to all RC Commitments of any Lender thereafter. As a condition precedent to such an increase, the U.S. Borrower shall deliver to the Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the U.S. Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists. On or about the date of such increase, all outstanding Loans shall be reallocated among the Lenders (including any new Lenders) in accordance with the Lenders’ respective revised ratable share of the RC Commitment.

     2.5 Term Loan to U.S. Borrower.

          2.5.1 Commitment to Make U. S. Term Loans. Subject to and upon the terms and conditions set forth in this Agreement including the conditions set forth in Section 4.2 (Conditions Precedent to Term Loans), upon the U.S. Borrower’s written request no later than 12:00 p.m. on the date of borrowing in the form previously provided by the Agent to the U.S. Borrower, the Lenders shall make an advance to the U.S. Borrower in an aggregate original principal amount equal to $10,000,000 (the “U.S. Term Commitment”) in U.S. Dollars; provided, however, that the amount and percentage of the U.S. Term Commitment which each Lender is obligated to lend shall not exceed at any time the amount or percentage set forth on Schedule 1.1 hereto (as supplemented and amended by giving effect to the assignments contemplated in this Agreement) and provided, further, that such advance shall be made no later than the earlier of (a) the date that is thirty (30) days after the Effective Date and (b) the date on which the Permitted Canadian Target Acquisition occurs. The U.S. Term Commitment of any Lender is sometimes referred to herein as such Lender’s U.S. Term Commitment. The U.S. Borrower may not reborrow any amounts borrowed under this Section 2.5 once repaid or prepaid. The amounts loaned to the U.S. Borrower pursuant to this Section 2.5 are referred to as the “U.S. Term Loans.”

          2.5.2 Repayment of U.S. Term Loans. The principal of the U.S. Term Loans shall be due and payable in quarterly installments on each Quarterly Payment Date commencing on March 31, 2013, in each case in a principal amount as specified below, such that all of the U.S. Term Loans will be repaid in full on or before the Maturity Date:

Amount of Principal Repayment
(Assuming No
Repayment Date	Unscheduled Repayments)
March 31, 2013 through
December 31, 2013	$500,000 quarterly

March 31, 2014 through
December 31, 2014	$500,000 quarterly

March 31, 2015 through
December 31, 2015	$500,000 quarterly

March 31, 2016 through
December 31, 2016	$500,000 quarterly

March 31, 2017 through
December 31, 2017	$500,000 quarterly

Maturity Date	remaining unpaid principal

All amounts of principal, interest and fees relating to U.S. Term Loans not due and payable before the Maturity Date are due and payable on that date.

          2.5.3 Voluntary Prepayments. The U.S. Borrower may at any time and from time to time upon at least five Business Days’ prior written notice to the Agent prepay the U.S. Term Loans in whole or in part in a minimum amount equal to $500,000 or in incremental amounts equal to $100,000 in excess of such minimum amount, without penalty or premium except as provided in Section 2.11 (Increased Costs) and Subsection 2.10.5 (Breakage). At any time that the U.S. Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the U.S. Term Loans. Prepayments pursuant to this Section 2.5.3 shall be applied pro rata against all remaining loan maturities as of the date of such prepayments.

          2.5.4 Mandatory Prepayments. In the event that the conditions set forth in Section 4.4 (Conditions Subsequent to Term Loans) are not satisfied within three (3) Business Days (as such period may be extended by the Agent) of the making of any of the Term Loans, then on such third Business Day (or such later date for satisfaction of the conditions as the Agent may agree to in accordance with Section 4.3), the U.S. Borrower shall prepay in full the principal amount of the U.S. Term Loans, and all interest accrued thereon. Any amounts so prepaid may not be re-borrowed.

     2.6 Term Loan to Canadian Borrower.

          2.6.1 Commitment to Make Canadian Term Loans. Subject to and upon the terms and conditions set forth in this Agreement including the conditions set forth in Section 4.2 (Conditions Precedent to Term Loans), upon the Canadian Borrower’s written request no later than 12:00 p.m. on the date of borrowing in the form previously provided by the Canadian Agent to the Canadian Borrower, the Lenders shall make an advance to the Canadian Borrower in an aggregate original principal amount equal to $15,000,000 (the “Canadian Term Commitment”) in U.S. Dollars; provided, however, that the amount and percentage of the Canadian Term Commitment which each Lender is obligated to lend shall not exceed at any time the amount or percentage set forth on Schedule 1.1 hereto (as supplemented and amended by giving effect to the assignments contemplated in this Agreement) and provided, further, that such advance shall be made no later than the earlier of (a) the date that is thirty (30) days after the Effective Date and (b) the date on which the Permitted Canadian Target Acquisition occurs. The Canadian Term Commitment of any Lender is sometimes referred to herein as such Lender’s Canadian Term Commitment. The Canadian Borrower may not reborrow any amounts borrowed under this Section 2.6 once repaid or prepaid. The amounts loaned to the Canadian Borrower pursuant to this Section 2.6 are referred to as the “Canadian Term Loans.”

          2.6.2 Repayment of Canadian Term Loans. The principal of the Canadian Term Loans shall be due and payable in quarterly installments on each Quarterly Payment Date commencing on March 31, 2013, in each case in a principal amount as specified below, such that all of the Canadian Term Loans will be repaid in full on or before the Maturity Date:

Amount of Principal Repayment
(Assuming No
Repayment Date	Unscheduled Repayments)
March 31, 2013 through
December 31, 2013	$250,000 quarterly

March 31, 2014 through
December 31, 2014	$500,000 quarterly

March 31, 2015 through
December 31, 2015	$750,000 quarterly

March 31, 2016 through
December 31, 2016	$1,000,000 quarterly

March 31, 2017 through
December 31, 2017	$1,250,000 quarterly

Maturity Date	remaining unpaid principal

All amounts of principal, interest and fees relating to Canadian Term Loans not due and payable before the Maturity Date are due and payable on that date.

          2.6.3 Voluntary Prepayments. The Canadian Borrower may at any time and from time to time upon at least five Business Days’ prior written notice to the Agent and the Canadian Agent prepay the Canadian Term Loans in whole or in part in a minimum amount equal to $500,000 or in incremental amounts equal to $100,000 in excess of such minimum amount, without penalty or premium except as provided in Section 2.11 (Increased Costs) and Subsection 2.10.5 (Breakage). At any time that the Canadian Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the Canadian Term Loans. Prepayments pursuant to this Section 2.6.3 shall be applied pro rata against all remaining loan maturities as of the date of such prepayments.

          2.6.4 Mandatory Prepayments. In the event that the conditions set forth in Section 4.4 (Conditions Subsequent to Term Loans) are not satisfied within seven (7) days (as such period may be extended by the Agent) of the making of any of the Term Loans, then on such third Business Day (or such later date for satisfaction of the conditions as the Agent may agree to in accordance with Section 4.3), the Canadian Borrower shall prepay in full the principal amount of the Canadian Term Loans, and all interest accrued thereon. Any amounts so prepaid may not be re-borrowed.

     2.7 Lenders’ Obligations Several.

          Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement. The failure of any Lender to make any share of the Loans or fulfill any obligations respecting Letters of Credit to be made or fulfilled by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or fulfill other obligations on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a share of the Loans or fulfill other obligations to be made or fulfilled by such other Lender.

     2.8 Notes.

          Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the RC Commitment and RC Loans shall be evidenced by a note to be issued by the U.S. Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-1. Upon the request of the Swing Lender, the Swing Loans and commitment therefor shall be evidenced by a note to be issued by the U.S. Borrower to the Swing Lender in substantially the form attached to this Agreement as Exhibit A-2. Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the U.S. Term Commitment and U.S. Term Loans shall be evidenced by a note to be issued by the U.S. Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-3. Upon the request of any Lender, the aggregate principal amount of each Lender’s share of the Canadian Term Commitment and Canadian Term Loans shall be evidenced by a note to be issued by the Canadian Borrower to each Lender in substantially the form attached to this Agreement as Exhibit A-4.

     2.9 Fees to Lenders.

          2.9.1 Unused Commitment Fees.

               (a) The U.S. Borrower shall pay to the Agent, for the account of each of the Lenders, a commitment fee (the “Unused Commitment Fee”), which shall accrue at the Commitment Fee Rate on the average daily Unused Commitment Fee Base from and including the Effective Date to but excluding the date on which all obligations under the RC Commitments have been paid in full and the RC Commitments have been terminated. Accrued Unused Commitment Fees shall be payable in arrears on each Quarterly Payment Date (for the quarter then most recently ended) and on the date on which the RC Commitments terminate, commencing on the first such date to occur after the Effective Date. All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

               (b) “Unused Commitment Fee Base” means an amount at any time equal to (a) the amount of the RC Commitment less (b) the sum of the aggregate principal amount of outstanding RC Loans and the face amount of outstanding Letters of Credit. Outstanding Swing Loans shall not reduce the Unused Commitment Fee Base. The term “Commitment Fee Rate” when used with respect to the average daily Unused Commitment Fee Base shall mean the following:

If the	Then the
Leverage Ratio is:	Commitment Fee Rate is:
<0.75 to 1.00	0.30%

>0.75 to 1.00 and	0.40%
<1.50 to 1.00

>1.50 to 1.00	0.50%

          The Commitment Fee Rate shall be determined using the Leverage Ratio on the Officer’s Compliance Certificate delivered on the Effective Date from the date hereof until the delivery of the Officer’s Compliance Certificate for the period ending March 31, 2013 pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates). Thereafter, the Commitment Fee Rate shall be adjusted three Business Days after the Officer’s Compliance Certificate is delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), provided, however, at any time that the U.S. Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Agent, the Commitment Fee Rate shall be the highest rate set forth above.

          2.9.2 Letter of Credit Fees. The U.S. Borrower shall pay to the Agent for the account of the Issuing Bank and/or Lenders, as applicable, such letter of credit fees as are described in Article 3 (Letters of Credit).

          2.9.3 Other Fees. The Borrowers shall pay such other fees as the Borrowers have otherwise agreed to pay to the Agent, the Issuing Bank, and/or the Lenders.

     2.10 Interest.

          2.10.1 Rates. The Loans (other than Swing Loans) shall bear interest at the applicable Borrower’s option (subject to the limitation and conditions set forth in this Section 2.10) at the Base Rate plus the Applicable Margin or at the Adjusted LIBOR plus the Applicable Margin. Interest on Base Rate Loans shall be payable quarterly on each Quarterly Payment Date, commencing with the first Quarterly Payment Date after the Effective Date. Interest on LIBOR Loans shall be payable on the last day of each Interest Period, provided that if the Interest Period is six Months or longer, interest shall be payable on the ninetieth day of the Interest Period, every ninetieth day thereafter until the end of the Interest Period and on the last day of the Interest Period. Swing Loans shall bear interest at the Base Rate plus Applicable Margin for RC Loans. Accrued interest on Swing Loans shall be payable at the earlier of (a) the date the principal amount of such Swing Loans are payable and (b) on the Quarterly Payment Date. All computations of interest shall be made on the basis of a 360-day year and the actual number of days elapsed. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

          2.10.2 Applicable Margin. Except as set forth in Subsection 2.10.3 (Adjustments to Applicable Margin), (a) the term “Applicable Margin” when used with respect to the Base Rate shall mean 0.25%, and (b) the term “Applicable Margin” when used with respect to Adjusted LIBOR shall mean the following:

Adjusted LIBOR
Applicable Margin
Leverage Ratio	for LIBOR Loans
<0.75 to 1.00	2.00%

>0.75 to 1.00 and	2.50%
<1.50 to 1.00

>1.50 to 1.00	3.00%

          2.10.3 Adjustments to Applicable Margin. From the Effective Date until the financial statements and Officer’s Compliance Certificate for the period ending March 31, 2013 are delivered to the Agent pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), the Applicable Margin for Base Rate Loans shall be 0.25% and the Applicable Margin for LIBOR Loans shall be 2.50%. Thereafter, the Applicable Margin shall be adjusted three Business Days after the delivery of the Officer’s Compliance Certificate delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), provided, however, at any time that the applicable Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Agent, the Applicable Margin shall be the maximum amount for the applicable type of Loan set forth above and, provided further, if the applicable Borrower incorrectly reports or calculates the Leverage Ratio, the Agent, in its sole discretion, may change interest retroactively based on the Applicable Margin that should have been in effect for such period that the Leverage Ratio was incorrectly reported or calculated. The foregoing shall not limit any rights of the Lenders to receipt of the Default Rate, if applicable.

          2.10.4 LIBOR Election.

               (a) Unless otherwise elected by the applicable Borrower, all Loans shall be Base Rate Loans.

               (b) The U.S. Borrower may, upon at least three Eurodollar Business Days’ prior written notice to the Agent (in the form attached to this Agreement as Exhibit B for new advances and in the form attached to this Agreement as Exhibit C to convert or continue existing Loans), and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the U.S. Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin. Any such election may be made with respect to a principal amount designated in such notice and equal to at least One Million Dollars ($1,000,000) and integral multiples of Two Hundred Thousand Dollars ($200,000) in excess of such minimum, for the Interest Period next ensuing, which shall equal one, three, or six Months, as designated by the U.S. Borrower in its notice.

               (c) The Canadian Borrower may, upon at least three Eurodollar Business Days’ prior written notice to the Agent and the Canadian Agent (in the form attached to this Agreement as Exhibit B for new advances and in the form attached to this Agreement as Exhibit C to convert or continue existing Loans), and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the Canadian Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin. Any such election may be made with respect to a principal amount designated in such notice and equal to at least One Million Dollars ($1,000,000) and integral multiples of Two Hundred Thousand Dollars ($200,000) in excess of such minimum, for the Interest Period next ensuing, which shall equal one, three, or six Months, as designated by the Canadian Borrower in its notice.

               (d) No Borrower may convert any outstanding Loans to LIBOR Loans if at the time of such conversion there shall exist a Default or an Event of Default.

               (e) If an interest rate based on Adjusted LIBOR plus the Applicable Margin is elected, such interest rate shall remain in effect for the Interest Period selected and such interest rate shall not otherwise be converted to another interest rate prior to the expiration of the Interest Period except as otherwise required by this Subsection 2.10.4. If an Interest Period for any LIBOR Loan would otherwise commence on a day that is not a Eurodollar Business Day, such Interest Period shall commence on the next Eurodollar Business Day.

               (f) Each LIBOR Loan shall, on the last day of the applicable Interest Period, automatically convert into a Base Rate Loan unless, at least three Eurodollar Business Days prior thereto, the Agent has received a notice in the form attached hereto as Exhibit C that the applicable Borrower has elected to continue such Loan as a LIBOR Loan.

               (g) No Borrower may elect an interest rate based on Adjusted LIBOR if such election would require the Agent and Canadian Agent, together, to administer concurrently a combination of elective rates of interest based on Adjusted LIBOR and/or a combination of Interest Periods that exceed an aggregate of five.

               (h) No Interest Period may be elected that would end later than the Maturity Date.

          2.10.5 Breakage. In the event that a Borrower makes a prepayment of any LIBOR Loans on a day other than the last day of the applicable Interest Period, including any such prepayment as a result of an assignment required by Subsection 2.16.2 (Replacement of Lenders), or fails to borrow a LIBOR Loan, or fails to convert a Loan to a LIBOR Loan on the date specified in the applicable notice, such Borrower will pay to the Agent or Canadian Agent, as applicable, upon demand, for the account of the affected Lenders, any cost, loss or expense incurred as a result thereof. Each affected Lender shall certify the amount of such cost, loss or expense (but excluding loss of profit) to such Borrower, which certification and statement shall be conclusive in the absence of manifest error.

          2.10.6 Default Rate; Late Fee. Anything in this Agreement to the contrary notwithstanding, upon the occurrence of an Event of Default (whether or not the Agent has accelerated payment of the Notes), or after maturity or judgment has been rendered on the Notes, the Borrower’s right to select interest rate options shall cease and the unpaid principal of the Loans shall, upon written notice from the Agent (which notice may be retroactive to the Event of Default), bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans plus two percent (2%) (the “Default Rate”).

          2.10.7 Source of Funds. Although each Lender may elect to purchase in the London Inter-Bank Eurocurrency Market one or more Eurodollar Deposits in order to fund or maintain its funding of LIBOR Loans hereunder, it is acknowledged that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any other amounts owing under this Agreement in connection with such election, and each Lender shall be entitled to fund and maintain its funding of all or any part of that portion of the principal amount of the Loans in any manner it sees fit. Nonetheless, all such determinations shall be made as if each Lender had actually funded and maintained its LIBOR Loans through the purchase of Eurodollar Deposits.

          2.10.8 Interest Due with Certain Repayments and Prepayments. In addition to payments of accrued interest as provided in Subsection 2.10.1 (Rates), accrued interest on the following repayments and prepayments shall be due and payable at the time of such repayments and prepayments:

               (a) all repayments and prepayments of Swing Loans; and

               (b) all repayments and prepayments of Loans on the Maturity Date (whether such date is the originally contemplated Maturity Date or an earlier date on which the Commitment is terminated);

          it being understood that this Subsection 2.10.8 does not interfere with the obligation of the Borrowers pursuant to Subsection 2.10.5 (Breakage) with respect to any such repayment or prepayment.

          2.10.9 Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

          2.10.10 Limitation on Canadian Interest. If any provision of this Agreement or any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Canadian Borrower. Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

     2.11 Increased Costs; Unavailability.

          2.11.1 Increased Costs Generally. If any Change in Law or any determination to comply with a Borrower’s request to fund Loans in currencies other than U.S. Dollars shall:

               (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

               (b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 (Taxes) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

               (c) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          2.11.2 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

          2.11.3 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Subsections 2.11.1 (Increased Costs Generally) or 2.11.2 (Capital Requirements) and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          2.11.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

          2.11.5 Inability to Determine LIBOR. In the event that the Agent, the Canadian Agent or the Requisite Lenders shall have determined that for any reason it has become impossible or impracticable to determine the Adjusted LIBOR (or the Adjusted LIBOR for any specified Interest Periods), the Agent shall promptly give notice of such determination to the Borrowers. In that case, no part of the Loans shall thereafter be available at the Adjusted LIBOR (or at the Adjusted LIBOR for the specified Interest Period) until the Agent determines that the circumstances described above cease to exist.

          2.11.6 Laws Affecting LIBOR Availability. If any Lender shall determine that it has become unlawful or impossible for such Lender (or any of its lending offices) to make or maintain LIBOR Loans (or LIBOR Loans of a specified duration) due to (a) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, or (b) compliance by any Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice thereof to the Borrowers and the other Lenders. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make such LIBOR Loans (or LIBOR Loans of the specified duration) and the right of the Borrowers to convert any Loan or continue any Loan as such shall be suspended and thereafter the Borrowers may select only Base Rate Loans (or LIBOR Loans of other durations) hereunder, and (ii) if any Lender may not lawfully continue to maintain a Loan as a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan.

     2.12 Purpose.

          2.12.1 The proceeds of the RC Loans shall be used by the U.S. Borrower to finance acquisitions, investments and Capital Expenditures permitted under this Agreement, and for working capital needs and general corporate purposes of the U.S. Borrower and the Subsidiary Guarantors.

          2.12.2 The proceeds of the U.S. Term Facility shall be used by the U.S. Borrower to make the Intercompany Acquisition Loan.

          2.12.3 The proceeds of the Canadian Term Loan shall be used by the Canadian Borrower to acquire the assets of Target pursuant to the Target Purchase Agreement.

     2.13 Mechanics of Payments: Borrower Payments.

          2.13.1 Manner of Making Payments. All payments on account of principal of and interest on the Loans, the Unused Commitment Fee, and all other amounts otherwise payable to the Lenders under this Agreement (other than payments in respect of Swing Loans which shall be made directly to the Swing Lender and payments in respect of the Canadian Term Loan which shall be made directly to the Canadian Agent) shall be made to the Agent. All payments shall be made by the applicable Borrower to the Agent (or Swing Lender or Canadian Agent, as applicable), in Dollars (unless otherwise expressly specified) in immediately available funds, without counterclaim or setoff or other payment; provided, however, that payments shall be made, free and clear of, and without any deduction or withholding for, any taxes only to the extent provided for in Section 2.15 (Taxes). Unless otherwise specified, all payments by the Borrowers shall be made by 12:00 noon (Philadelphia, PA time) on the due date for such payment (and if by wire transfer, in accordance with the instructions on the signature page to this Agreement), or by the Agent debiting an account of the applicable Borrower with the Agent. The failure by a Borrower to make a payment by 12:00 noon (Philadelphia, PA time) shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

          2.13.2 Payments by Borrower; Presumptions by Agent. Unless the Agent or Canadian Agent, as applicable, shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent or Canadian Agent, as applicable, for the account of the Lenders or the Issuing Bank (such payment being a “Borrower Required Payment”) that such Borrower will not make the Borrower Required Payment, the Agent or Canadian Agent, as applicable, may assume that such Borrower has made the Borrower Required Payment on such date in accordance herewith and may, in reliance upon such assumption (but shall not be required to), distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such Borrower Required Payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent or Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Agent or Canadian Agent, as applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent or Canadian Agent, as applicable, in accordance with banking industry rules on interbank compensation.

          2.13.3 Disbursements from Agent to Lenders. The Agent or Canadian Agent, as applicable, shall promptly remit to each Lender its pro rata share of payments received pursuant to Subsection 2.13.1 (Manner of Making Payments) in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Agent or Canadian Agent, as applicable, or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement and except as otherwise provided with respect to Defaulting Lenders. Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrowers shall be applied first to fees, then to interest (to the extent then payable), then to principal of Base Rate Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

          2.13.4 Authorization to Deduct Funds and Make Loans in Satisfaction of Obligations. At any time that a Borrower is required to make a payment of principal, interest, reimbursement obligations in respect of Letters of Credit, fees, costs, expenses or other amounts pursuant to the terms of this Agreement or the other Loan Documents and, in any case, fails to do so, in addition to other rights and remedies of the Agent, the Canadian Agent and Lenders hereunder, under the other Loan Documents and at Law, each Borrower hereby authorizes the Agent or the Canadian Agent, as applicable, and the Lenders (at their option, after receipt of notice from the Agent or Canadian Agent to do so) to cause the aforesaid payments to be made first by drawing under the credit facilities provided under this Agreement, and then after the occurrence and during the continuance of an Event of Default (if there is no availability under the Commitment) by deducting funds from the balance of any of the Borrower’s accounts maintained with the Agent or Canadian Agent, as applicable, or by making additional loans (and any such loans shall be subject to interest at the Default Rate and shall be part of the Obligations secured by all of the security interests granted pursuant to the Loan Documents); provided, however, that notwithstanding the making by the Lenders of any of the aforesaid payments as set forth in this sentence, the failure of the applicable Borrower to make any of the aforesaid payments when due shall constitute an Event of Default. The Agent, Canadian Agent and the Lenders may cause payments to be made pursuant to this Subsection 2.13.4, in their sole discretion, regardless of the existence of an Event of Default and whether or not the aggregate amount of the outstanding Loans, after giving effect to such payments, exceeds the amount of the Commitments. Notwithstanding the foregoing, the Lenders shall have no obligation to make any additional loans to the Borrowers pursuant to this Subsection 2.13.4.

          2.13.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent or Canadian Agent, as applicable, of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

               (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

               (b) the provisions of this Subsection 2.13.5 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Subsection 2.13.5 shall apply).

          Each Borrower and each Loan Party consents to the foregoing and agrees, to the extent they it effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrower’s and each Loan Party’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower and each Loan Party in the amount of such participation.

          2.13.6 Payments Due on Non-Business Days. Subject to Subsection 2.10.4 (LIBOR Election) as to payments with respect to Adjusted LIBOR, if any payment under the Loan Documents becomes due on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

          2.13.7 Judgment Currency Conversion.

               (a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in US Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or Canadian Agent, as applicable, or a Lender of the full amount of the Obligation Currency expressed to be payable to the Agent, Canadian Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Agent’s or Canadian Agent’s, as applicable, quoted rate of exchange prevailing, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amount, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

               (c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

     2.14 Mechanics of Payments; Lender Payments.

          2.14.1 Funding by Lenders; Presumption by Agent. Unless the Agent or Canadian Agent, as applicable, shall have received notice from a Lender prior to proposed the date on which it is scheduled to fund any amount hereunder to the Agent or Canadian Agent any amount payable by a Lender under this Agreement (such payment being a “Lender Required Payment”) that such Lender will not make available to the Agent or Canadian Agent its Lender Required Payment, the Agent or Canadian Agent, as applicable, may assume that such Lender has made its Lender Required Payment available on such date in accordance with Section 2.3 (Borrowing Notice) and may, in reliance upon such assumption (but shall not be required to), make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its Lender Required Payment to the Agent or Canadian Agent, as applicable, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent or Canadian Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Agent or Canadian Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent or Canadian Agent, as applicable, in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the Base Rate plus Applicable Margin. If a Borrower and such Lender shall pay such interest to the Agent or Canadian Agent for the same or an overlapping period, the Agent or Canadian Agent, as applicable, shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its Lender Required Payment to the Agent or Canadian Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make its Lender Required Payment to the Agent or Canadian Agent, as applicable. Any Lender that fails to make a Lender Required Payment upon receipt of notice therefor shall not be entitled to vote on any matters that it otherwise would be entitled to vote on under this Agreement until it makes such payment.

     2.15 Taxes.

          2.15.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of a Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if a Withholding Agent shall be required by applicable law (as determined in the good faith of the Withholding Agent) to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the applicable recipient receives an amount equal to the sum it would have received had no such deductions been made, and (ii) such Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          2.15.2 Payment of Other Taxes by the Borrowers. Without limiting the provisions of Subsection 2.15.1 (Payments Free of Taxes), each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of any Other Taxes.

          2.15.3 Indemnification by the Borrowers. Each Borrower shall indemnify the Agent, each Lender and the Issuing Bank, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          2.15.4 Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6.4 (Successors and Assigns – Participations) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Subsection 2.15.4.

          2.15.5 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

          2.15.6 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Agent), on or prior to the date it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request by such Borrower or the Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person, any Lender shall deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

               (a) duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

               (b) duly completed and executed originals of IRS Form W-8ECI,

               (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of IRS Form W-8BEN, or

               (d) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

          2.15.7 Treatment of Certain Refunds. If the Agent, the Canadian Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party within 30 days of receipt an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party upon the request of the indemnified party, agrees to repay the amount paid over to the indemnifying party pursuant to this Subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Subsection 2.15.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection 2.15.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

          2.15.8 Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the payment in full of the Obligations and the termination of the Commitments.

     2.16 Mitigation Obligations; Replacement of Lenders.

          2.16.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11 (Increased Costs; Unavailability), or requires a Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 (Increased Costs; Unavailability) or Section 2.15 (Taxes), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          2.16.2 Replacement of Lenders. If any Lender requests compensation under Section 2.11 (Increased Costs; Unavailability), or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (Taxes), or if any Lender becomes a Defaulting Lender, or if any Lender does not approve an Amendment to this Agreement or any other Loan Document which is approved by the Requisite Lenders and which is required to also be approved by such Lender to be effective pursuant to Section 11.5 (Amendments, Waivers and Consents), then the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6 (Successors and Assigns)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that

               (a) the U.S. Borrower shall have paid to the Agent the assignment fee specified in Section 11.6 (Successors and Assigns),

               (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsection 2.10.5 (Breakage)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the U.S. Borrower (in the case of all other amounts),

               (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 (Increased Costs; Unavailability) or payments required to be made pursuant to Section 2.15 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter, and

               (d) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

     2.17 Defaulting Lenders.

          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

               (a) the Unused Commitment Fee payable pursuant to Subsection 2.9.1 (Unused Commitment Fees) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

               (b) the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.5), provided that except as expressly provided otherwise and except as a result of such Defaulting Lender having a greater or lesser Commitment than other affected Lenders, any waiver, amendment or modification that reduces the principal amount due to the Defaulting Lender or extends any scheduled principal payment due to the Defaulting Lender or increases the Commitment of the Defaulting Lender shall require its consent to the same extent as if it were not a Defaulting Lender;

               (c) if any Swing Loans or Letters of Credit are outstanding at the time a Lender is a Defaulting Lender, the U.S. Borrower shall within one Business Day following notice by the Agent (i) prepay such outstanding Swing Loans or, if agreed by the Swing Lender, cash collateralize the outstanding Swing Loans of the Defaulting Lender on terms satisfactory to the Swing Lender and (ii) cash collateralize such Defaulting Lender’s outstanding Letters of Credit in accordance with the procedures set forth in Section 3.1.9 (Cash Collateral Account) for so long as such Letters of Credit are outstanding;

               (d) so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of the related exposure will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the U.S. Borrower in accordance with Section 3.1.9 (Cash Collateral Account), satisfactory to such Issuing Bank;

               (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender, but excluding Section 2.16.2 (Replacement of Lenders)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to each Issuing Bank or Swing Lender hereunder, (iii) third, if so determined by the Agent or requested by any Issuing Bank or Swing Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swing Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (v) fifth, if so determined by the Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank or Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank or Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

               (f) The Agent may, (but only with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed) so long as no Default or Event of Default shall then have occurred and be continuing) without the consent of any Lenders, reduce the amount of the Defaulting Lender’s Commitment from time to time (but not below the amount of its outstanding Loans) without making a pro rata reduction; and

               (g) The Swing Lender may make Swing Loans and the Issuing Bank may issue Letters of Credit in amounts that exclude the amount of the Commitment of any Defaulting Lender and may seek reimbursement from Lenders in such amounts as reflect the pro rata Commitments of the Lenders other than Defaulting Lenders as if the Defaulting Lenders were not Lenders hereunder.

          Any or all of the provisions of this Section 2.17 may be utilized in the discretion of the Agent.

     2.18 Additional U.S. Borrowers.

          2.18.1 Request for Additional Borrowers. Provided there exists no Default or Event of Default, the U.S. Borrower may from time to time, request that one or more of its wholly-owned Domestic Subsidiaries be made additional borrowers under this Agreement and the Loan Documents with respect to the RC Loans and RC Commitment. At the time of sending such notice, the U.S. Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

          2.18.2 Lender Elections to Accept Additional U.S. Borrower. Each Lender desiring to accept such additional U.S. Borrower (which determination shall be in the sole and absolute discretion of such Lender) shall notify the Agent in writing within such time period that it agrees to the addition of such Domestic Subsidiary as a U.S. Borrower hereunder. In the event that all Lenders provide such notice to the Agent within the time period specified, the designated Domestic Subsidiary shall become a U.S. Borrower hereunder pursuant to and subject to the terms of this Section 2.18.

          2.18.3 Execution of Documentation by Additional U.S. Borrower. Any Domestic Subsidiary sought to be added as an additional U.S. Borrower under the Loan Documents pursuant to Subsection 2.18.1 (Request for Additional U.S. Borrowers) and approved by the Lenders pursuant to clause Subsection 2.18.2 (Lender Election to Accept Additional U.S. Borrower) above shall execute such additional documentation as the Agent may request, which shall include, but is not limited to, joinders to this Agreement and the U.S. Security Agreement. Further, in the event that an additional U.S. Borrower is designated in accordance with the terms hereof, each Lender authorizes the Agent to execute, on their behalf, such amendments and supplements to this Agreement and the other Loan Documents as the Agent shall deem necessary or desirable. The U.S. Borrower and any additional U.S. Borrowers designated pursuant to the terms of this Section 2.18 (Additional U.S. Borrowers) shall be jointly and severally liable and all obligations of such Person hereunder, under the other Loan Documents or arising in connection herewith or therewith shall be included as Obligations and Secured Obligations.

     2.19 Determination of U.S. Dollar Equivalents. The “Spot Currency Determination Date” shall be the date that the Agent determines the U.S. Dollar equivalents of any Loan denominated in a currency other than U.S. Dollars and provides notice of such determination to the applicable Borrower and may include:

               (a) the date two (2) Business Days prior to the date of such borrowing or, if applicable, the date of conversion/continuation of any borrowing into a currency other than U.S. Dollars,

               (b) the last Eurodollar Business Day of every month; and

               (c) any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders.

ARTICLE 3
LETTERS OF CREDIT

     3.1 Letters of Credit.

          3.1.1 Commitment to Issue Letters of Credit. Subject to the requirements set forth below, the U.S. Borrower may use a portion of the RC Commitment, which portion shall not exceed $10,000,000 (the “Letter of Credit Sublimit”), for the purpose of causing the Issuing Bank to issue standby Letters of Credit denominated in Dollars for the account of the U.S. Borrower, U.S. Subsidiary Guarantors and/or the Canadian Borrower, provided that (a) the U.S. Borrower executes and delivers, and if the Letter of Credit is for the account of the Canadian Borrower or a U.S. Subsidiary Guarantor, then such Person also so executes and delivers as a co-applicant, a letter of credit application and reimbursement agreement in a form acceptable to the Issuing Bank and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (b) the Issuing Bank approves the form of such Letter of Credit; (c) such Letter of Credit bears an expiration date not later than the earlier of (i) one year after the date of issuance and (ii) 30 days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above); (d) the Issuing Bank receives a request for issuance three Business Days prior to the date of issuance (unless the Issuing Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (e) the purpose of such Letter of Credit shall be acceptable to the Issuing Bank; and (f) the conditions set forth in Section 4.3 (Requirements for Each Loan/Letter of Credit) are fulfilled to the satisfaction of the Issuing Bank as of the date of the issuance of such Letter of Credit. Notwithstanding anything in this Article 3, the Issuing Bank shall be under no obligation to issue any Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the U.S. Borrower or such Defaulting Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

          3.1.2 Reimbursement Obligations. The U.S. Borrower is, and, as applicable, the Canadian Borrower and the U.S. Borrower jointly and severally are, or the U.S. Subsidiary Guarantor that is co-applicant and the U.S. Borrower jointly and severally are, absolutely, unconditionally and irrevocably obligated to reimburse the Issuing Bank for all amounts drawn under each Letter of Credit. In the event that the Canadian Borrower is a co-applicant on any Letter of Credit and there is an enforceable primary obligation of the Canadian Borrower to reimburse the Issuing Bank for any drawings under such Letter of Credit, the U.S. Borrower shall not be obligated to pay any reimbursement obligations in respect of such Letter of Credit until the Canadian Borrower fails to make the payment when due; provided, however, the Issuing Bank shall not be required to make any demands or exercise any rights or remedies relative to the Canadian Borrower prior to the time that the U.S. Borrower’s obligations to pay are effective; and provided, further, the Canadian Borrower shall be unconditionally liable for all reimbursement obligations in respect of all Letters of Credit for which it is a co-applicant. Nothing in the preceding sentence shall limit any obligations of the U.S. Borrower in respect of any RC Loans made pursuant to this Agreement, including those deemed requested by the U.S. Borrower pursuant to this Section 3.1. For the avoidance of doubt, Canadian Borrower shall have no obligations with respect to any Letters of Credit on which it is not a co-applicant. If any draft is presented under a Letter of Credit, and payment is made by the Issuing Bank, the U.S. Borrower or applicable co-applicant shall promptly reimburse the Issuing Bank in accordance with the terms of the applicable reimbursement agreement entered into in connection therewith. If the Issuing Bank is not so reimbursed on such date as is provided in the applicable reimbursement agreement, then if the payment is required to be made at any time on or before the Maturity Date, then payment by the Issuing Bank of such draft be deemed to constitute a request for a RC Loan (which is a Base Rate Loan) hereunder the proceeds of which are used to reimburse the Issuing Bank (without regard to any required notice periods, Available Commitment amount or minimum advance requirements, all of which are waived for this purpose) and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit provided, however, if there is not then an Available Commitment in an amount at least equal to the amount of the draw, the U.S. Borrower, shall repay the excess amount of the Loan within one Business Day after the date that the Issuing Bank notifies the U.S. Borrower of such deemed Loan. The U.S. Borrower and the Canadian Borrower further agree that the Issuing Bank may reimburse itself for such drawing at any time when there is no Available Commitment from the balance in any other account of the U.S. Borrower or if the Canadian Borrower or a U.S. Subsidiary Guarantor is a co-applicant, then from any account of the Canadian Borrower or U.S. Subsidiary Guarantor, as applicable, maintained with the Issuing Bank.

          3.1.3 Limitation on Amount. The Issuing Bank shall not be obligated or permitted under this Section 3.1 to issue any Letter of Credit to the extent that the sum of (a) the amount that would be available to be drawn under the proposed Letter of Credit plus (b) the sum of all amounts available to be drawn under outstanding Letters of Credit plus (c) any Unreimbursed Drawings would exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the excess of the RC Commitment over the aggregate principal amount of the RC Loans and Swing Loans then outstanding.

          3.1.4 Obligations Absolute. The U.S. Borrower’s and, if applicable, the Domestic Subsidiary’s or the Canadian Borrower’s obligations under this Section 3.1 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that such Person may have or have had against the Issuing Bank, the Agent, any Lender or any beneficiary of a Letter of Credit. Each such Person further agrees that the Issuing Bank, the Agent and the Lenders shall not be responsible for, and such Person’s reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among such Person’s, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of such Person against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the U.S. Borrower and, as applicable, the Canadian Borrower or U.S. Subsidiary Guarantor that is a co-applicant on such Letter of Credit and shall not result in any liability on the part of the Issuing Bank.

          3.1.5 Reliance by Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Agent.

          3.1.6 Fees. The U.S. Borrower shall pay to the Agent for the account of the Lenders a fee equal to the product of (a) the Applicable Margin for RC Loans bearing interest at a rate based on Adjusted LIBOR multiplied by (b) the average daily undrawn face amount of each outstanding Letter of Credit (the “Letter of Credit Fees”). In addition, the U.S. Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the face amount of all outstanding Letters of Credit (to the extent such face amount is undrawn) (a “Fronting Fee”). All Letter of Credit Fees shall be payable quarterly in arrears on each Quarterly Payment Date based on the number of days that a Letter of Credit is outstanding during such quarter (calculated on the basis of a 360-day year). All Fronting Fees shall be payable at the time of issuance and any extension. The U.S. Borrower shall also pay to the Issuing Bank all of the Issuing Bank’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and the U.S. Borrower and, as applicable, the Canadian Borrower and/or U.S. Subsidiary Guarantor shall execute all of the Issuing Bank’s standard agreements in connection with the issuance of the Letter of Credit.

          3.1.7 Participation by Lenders.

               (a) Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender’s percentage of the RC Commitment. Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the RC Commitment, to fund on demand or reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not immediately reimbursed by the U.S. Borrower or, if applicable, the Canadian Borrower or U.S. Subsidiary Guarantor.

               (b) In furtherance of the provisions of the preceding paragraph (a), the Issuing Bank shall notify the Agent promptly upon a draw under a Letter of Credit that is not promptly reimbursed by the U.S. Borrower or co-applicant thereof. The Agent shall give written, telecopied or telegraphic notice to each of the other Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not an Event of Default or Default then exists and whether or not there shall then be any Available Commitment, each Lender shall make available to the Agent such Lender’s share of such draw in immediately available funds (in Dollars) to the Agent no later than 12:00 noon (Philadelphia, PA time) on the date specified in the Agent’s notice. The failure of the Issuing Bank or the Agent to give timely notice pursuant to this Subsection 3.1.7 shall not affect the right of the Issuing Bank to reimbursement from the Lenders. Any amount paid by Agent and Lenders pursuant to a draw made under a Letter of Credit shall constitute an RC Loan and shall be repaid pursuant to the provisions respecting RC Loans, provided that if an Event of Default or Default exists at the time of a draw, the U.S. Borrower and, if applicable, the U.S. Subsidiary Guarantor and/or the Canadian Borrower shall immediately reimburse the amount of such draw to the Agent for the benefit of the Lenders.

          3.1.8 Standard of Conduct. The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall not create for the Issuing Bank any resulting liability to any other Lender.

          3.1.9 Cash Collateral Account. In the event that (a) the excess of (i) the amount of the RC Commitment over (ii) the aggregate principal amount of RC Loans and Swing Loans then outstanding is less than (b) the aggregate undrawn and unexpired face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and the aggregate amount of any Unreimbursed Drawings for any reason (whether because the RC Commitment has been reduced or terminated or otherwise), the U.S. Borrower shall forthwith pay to the Agent an amount equal to the excess of the amount described in clause (b) above over the amount described in clause (a) above. Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any RC Loans then outstanding, and the remainder shall be maintained by the Agent in a cash collateral account in the name of and for the benefit of the Agent and the Lenders to secure the repayment of the U.S. Borrower’s obligation to reimburse the Lenders for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled and (2) the excess of the amount described in clause (b) above over the amount described in clause (a) above no longer exists.

          3.1.10 Obligations Secured. The obligations of the U.S. Borrower to the Issuing Bank, the Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the U.S. Collateral.

          3.1.11 Canadian Borrower’s Obligations. For the sake of clarity, the Canadian Borrower shall be not be obligated for any Loan Party’s obligations in respect of any Letters of Credit generally; however, it shall be liable for any Letters of Credit as to which it is a co-applicant.

ARTICLE 4
CONDITIONS

     4.1 Conditions to Effectiveness.

          This Agreement (giving effect to the amendment and restatement of the Existing Credit Agreement) shall become effective upon the fulfillment, to the satisfaction of the Agent, the Lenders and Issuing Bank (unless otherwise specified), of the following conditions on or before the date hereof (the date of such fulfillment being the “Effective Date”).

          4.1.1 Execution of this Agreement. The U.S. Borrower, the Canadian Borrower, each Lender, the Issuing Bank, the Agent, the European Agent and the Canadian Agent shall each have duly executed and delivered this Agreement.

          4.1.2 Notes. The U.S. Borrower and the Canadian Borrower shall have delivered duly executed Notes to each of the Lenders that requests a Note.

          4.1.3 Security Agreement.

               (a) The U.S. Borrower and each U.S. Subsidiary Guarantor shall have executed and delivered to the Agent an amended and restated Security Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Security Agreement”) in substantially the form attached to this Agreement as Exhibit D-1, together with (i) such Uniform Commercial Code financing statements as are necessary to perfect the security interests created by such U.S. Security Agreement (to the extent not previously delivered) and (ii) a power of attorney duly executed by the U.S. Borrower and each U.S. Subsidiary Guarantor in substantially the form attached as Annex B to the U.S. Security Agreement.

               (b) The Canadian Borrower and, if any, each Canadian Subsidiary Guarantor shall have executed and delivered to the Agent a Security Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Canadian Security Agreement”) in substantially the form attached to this Agreement as Exhibit D-2, together with (i) such PPSA filings as are necessary to perfect the security interests created by such Canadian Security Agreement and (ii) a power of attorney duly executed by the Canadian Borrower and, if any, each Canadian Subsidiary Guarantor in substantially the form attached as Annex B to the Canadian Security Agreement.

          4.1.4 Guaranty and Suretyship Agreement.

               (a) Each U.S. Domestic Subsidiary of the U.S. Borrower shall have executed and delivered to the Agent an amended and restated Guaranty and Suretyship Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Subsidiary Suretyship”) in substantially the form attached to this Agreement as Exhibit E-1.

               (b) The U.S. Borrower and each U.S. Domestic Subsidiary of the U.S. Borrower shall have executed and delivered to the Agent a Guaranty and Suretyship Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “CTL Suretyship”) with respect to the Canadian Secured Obligations in substantially the form attached to this Agreement as Exhibit E-2.

          4.1.5 Pledge Agreements.

               (a) The U.S. Borrower shall own directly all of the Capital Stock and other equity of the Subsidiaries specified as being owned by it on Schedule 5.1.2 hereto and the U.S. Borrower shall have executed and delivered to the Agent an amended and restated Pledge Agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Borrower Pledge”) in substantially the form attached to this Agreement as Exhibit F-1, together with the stock and other certificates, assignment powers (duly executed in blank and undated) and financing statements required thereunder.

               (b) The U.S. Subsidiary Guarantors shall own directly all of the Capital Stock and other equity of the Subsidiaries specified as being owned by them on Schedule 5.1.2 hereto, and such U.S. Subsidiary Guarantors shall have executed and delivered to the Agent an amended and restated Pledge Agreement (as amended, restated, modified and supplemented from time to time in accordance with the terms hereof and thereof, “U.S. Subsidiary Pledge”) in substantially the form attached to this Agreement as Exhibit F-2, together with the stock and other certificates, assignment powers (duly executed in blank and undated) and financing statements required thereunder.

          4.1.6 Target Purchase Agreement. The Lenders shall have received a certified copy of the Target Purchase Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto and all waivers and modifications thereto), which shall be in full force and effect and be reasonably satisfactory to the Lenders.

          4.1.7 Payment of Fees and Costs. The Borrowers shall have paid all of the fees required to be paid to the Agent and the other Lenders on the Effective Date and all other fees, costs, expenses and other amounts due and payable under this Agreement and the other documents contemplated herein, including the reasonable fees and out-of-pocket expenses of counsel for the Agent in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other documents contemplated herein.

          4.1.8 Corporate Proceedings. All corporate, partnership and other legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement and other Loan Documents (including certified Organizational Documents, resolutions and incumbency certificates) shall be reasonably satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information and copies of all documents and records of all corporate, limited liability, partnership and other legal proceedings which the Agent or its counsel has reasonably requested, such documents where appropriate to be certified by the proper corporate, partnership, governmental or other authorities, and in form and substance reasonably satisfactory to the Agent.

          4.1.9 Consents and Approvals. All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with this Agreement and the Loans or other related transactions, shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to the Lenders.

          4.1.10 Material Adverse Change; Compliance with Law.

               (a) No Material Adverse Change shall have occurred since the date of the financial statements delivered for the fiscal year ended December 31, 2011.

               (b) The U.S. Borrower and its Subsidiaries shall be in substantial compliance with all Laws, including Environmental Laws.

          4.1.11 Opinions of Counsel. The Agent shall have received the following favorable opinions of counsel as to the transactions contemplated hereby addressed to the Agent, the Issuing Bank and the Lenders and dated as of the Effective Date, in form and content satisfactory to the Agent, the Issuing Bank and the Lenders:

               (a) Pepper Hamilton LLP, counsel to the U.S. Borrower, its Subsidiaries and the other Loan Parties;

               (b) Roland Desilets, Esquire, in-house counsel to the U.S. Borrower, its Subsidiaries and the other Loan Parties; and

               (c) Goodmans LLP, counsel to the Canadian Borrower.

          4.1.12 Officer’s Compliance Certificate. There shall have been delivered to each Lender an Officer’s Compliance Certificate, dated as of the Effective Date, demonstrating pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) and certifying as to the truth of the representations and warranties contained in this Agreement or otherwise made in writing in connection herewith and the absence of any Default and Event of Default as of such date.

          4.1.13 Good Standing. The Agent shall have received (a) good standing certificates of a recent date for each of the U.S. Borrower, the U.S. Subsidiary Guarantors and the Canadian Borrower, evidencing its good standing under the laws of the state of its incorporation or formation and (b) good standing certificates or foreign qualification filings acceptable to Agent of a recent date for each of the U.S. Borrower, the U.S. Subsidiary Guarantors and the Canadian Borrower, evidencing its good standing under the laws of the states in which it is qualified to do business.

          4.1.14 Lien Searches. The Borrower shall have delivered to the Agent Uniform Commercial Code, tax and judgment lien searches of a recent date, in such offices as are acceptable to the Agent, together with United States Patent and Trademark Office and United States Copyright Office searches of a recent date, in each case, with respect to the Borrower and each of the Subsidiary Guarantors, showing no Liens except Permitted Liens.

          4.1.15 Patriot Act. The Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Canadian equivalent, as reasonably requested by the Agent.

          4.1.16 Evidence of Insurance. The Agent shall have received evidence of the insurance required by Section 8.13 (Insurance), together with the lender loss payable and/or additional insured clauses and endorsements required thereby. Such evidence shall consist of a certified copy of the insurance policy, a declarations page of the insurance policy with a lender loss payee endorsement, an Accord 27 or 28 version 10/03 or prior, or such other evidence as the Agent may reasonably request.

          4.1.17 Upfront Fee. The Agent shall have received the upfront fee as described in the term sheet for this Agreement.

          4.1.18 Intellectual Property Collateral Agreements.

               (a) The Agent shall have received an intellectual property collateral agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Intellectual Property Collateral Agreement”) for filing at the U.S. Patent and Trademark Office with respect to any registered patents or trademarks of the U.S. Borrower or other Loan Parties to the extent that an effective filing respecting the same is not on record.

               (b) The Agent shall have received an intellectual property collateral agreement (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Canadian Intellectual Property Collateral Agreement”) for filing at the Canadian Intellectual Property Office with respect to any registered patents or trademarks of the Canadian Borrower or any Canadian Subsidiaries.

          4.1.19 Other Requirements. The Agent shall have received such additional information and material as the Agent or any Lender may reasonably request.

For the sake of clarity, unless and until the conditions in this Section 4.1 are satisfied or waived to the satisfaction of the Lenders and this Agreement becomes effective, the Existing Credit Agreement remains in full force and effect without modification.

     4.2 Conditions Precedent to Term Loans.

          Notwithstanding anything to the contrary set forth herein, the obligation of the Lenders to make each of the U.S. Term Loan and the Canadian Term Loan hereunder are subject to the satisfaction of the following conditions precedent on the date on which the U.S. Term Loan and the Canadian Term Loan are made:

          4.2.1 Acquisition. The Target Purchase Agreement (including the schedules thereto) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the Lenders without the prior written consent of the Lenders.

          4.2.2 Representations and Warranties. Each of the representations and warranties of the U.S. Borrower and the Canadian Borrower made in the Loan Documents shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the date such U.S. Term Loan and Canadian Term Loan are made as if made on and as of such date, except that if a representation or warranty is as of a specific date, it shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of such date.

          4.2.3 Corporate Structure. The U.S. Borrower shall own directly or indirectly all of the Capital Stock of the Canadian Borrower.

          4.2.4 Due Diligence. The Lenders shall have completed and be reasonably satisfied with their business, accounting, legal, tax and regulatory due diligence review of the Target.

          4.2.5 Opinion of Counsel. The Agent shall have received from Goodmans LLP, counsel to the Canadian Borrower, a favorable opinion of counsel as to the security granted by the Canadian Borrower addressed to the Agent, the Issuing Bank and the Lenders and dated as of the date on which the U.S. Term Loan and the Canadian Term Loan are made, in form and content satisfactory to the Agent, the Issuing Bank and the Lenders. Subject to the consent of the Agent, the opinions of counsel from Goodmans LLP required by Subsection 4.1.11 and this Subsection 4.2.5 may be combined in a single opinion of counsel.

          4.2.6 Lien Searches. The U.S. Borrower and the Canadian Borrower shall have delivered to the Agent PPSA searches and other applicable lien searches of a recent date, in such offices as are acceptable to the Agent, in each case, with respect to the Target, showing no Liens except Permitted Liens and the Liens under the Target Credit Facility which are to be released at the time of the Permitted Canadian Target Acquisition.

          4.2.7 Other Requirements. The Agent shall have received such additional information and material as the Agent or any Lender may reasonably request.

     4.3 Requirements for Each Loan/Letter of Credit.

          The Lenders shall not be required to make any Loans (including RC Loans, Swing Loans, U.S. Term Loans and Canadian Term Loans) to the Borrower, and the Issuing Bank shall not be required to issue any Letters of Credit, unless each of the following conditions are fulfilled to the satisfaction of the Agent or the Issuing Bank, as applicable.

          4.3.1 No Default. There shall not, either prior to or after giving effect to each such funding or Letter of Credit, exist a Default or Event of Default.

          4.3.2 Borrowing Notice/Request for Letter of Credit. The Agent shall have timely received a borrowing notice pursuant to Section 2.3 (Borrowing Notice) or the Issuing Bank shall have received a timely request for a Letter of Credit pursuant to Subsection 3.1.1 (Commitment to Issue Letters of Credit) and all accompanying documentation required thereby.

          4.3.3 Representations and Warranties. Each of the representations and warranties of the Borrowers made in the Loan Documents shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the date of each such Loan or Letter of Credit (both immediately prior to and after giving effect to such Loan or Letter of Credit) as if made on and as of such date, except that if a representation or warranty is as of a specific date, it shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of such date.

          4.3.4 Method of Certifying Certain Conditions. The request for, and acceptance of, each Loan and each Letter of Credit by the U.S. Borrower or Canadian Borrower shall be deemed a representation and warranty by such Borrower that the conditions specified in Subsections 4.3.1 (No Default) and 4.3.3 (Representations and Warranties) have been satisfied.

     4.4 Conditions Subsequent to Term Loans.

          Notwithstanding anything to the contrary set forth herein, the Borrowers shall satisfy each of the following conditions no later than seven (7) days (as such period may be extended by the Agent) after the making of any of the Term Loans. The failure to satisfy such conditions within the specified time shall result in a mandatory prepayment of the Term Loans pursuant to Subsection 2.5.4 (Term Loan to U.S. Borrower - Mandatory Prepayments) and Subsection 2.6.4 (Term Loan to Canadian Borrower - Mandatory Prepayments). If such mandatory prepayments are made in accordance with the preceding sentence, the failure to satisfy the following conditions shall not be a Default or Event of Default, provided, if the conditions are not timely satisfied and the Borrowers shall not have made the required prepayments in accordance with the preceding sentence, then the Borrowers’ failure to satisfy the conditions in this Section 4.4 will constitute an Event of Default.

          4.4.1 Acquisition. The Agent shall have received certified copies of the Acquisition Documents, duly executed by the parties thereto (together with all exhibits and schedules thereto and all waivers and modifications thereto), which shall be in full force and effect and be reasonably satisfactory to the Agent. The Target Purchase Agreement (including the exhibits thereto) shall not have been altered in any manner that is materially adverse to the Lenders without the prior written consent of the Agent. The transactions contemplated by the Acquisition Documents shall have been consummated in accordance with the Acquisition Documents and the “Closing” (as defined in the Target Purchase Agreement) shall have occurred, which shall constitute a Permitted Canadian Target Acquisition. The Agent shall have received a certificate from Canadian Newco, dated as of the date of the consummation of the Target Acquisition, as to the consummation of the Target Purchase Agreement and as to satisfaction of the conditions in this Section 4.4.

          4.4.2 Representations and Warranties. Each of the representations and warranties of the U.S. Borrower and the Canadian Borrower made in the Loan Documents shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the date of the Permitted Canadian Target Acquisition as if made on and as of such date, except that if a representation or warranty is as of a specific date, it shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of such date.

          4.4.3 Target Debt. The Agent shall have received satisfactory evidence that: (a) all outstanding amounts under the Credit Facility Agreement, dated December 1, 2009, between Target, as borrower, and Royal Bank of Canada, as lender (the “Target Credit Facility”), except for the letters of credit referred to on Schedule 4.4.3 which remain outstanding, shall have been paid in full, (b) all indebtedness of Target to Endevor Corporation shall have been paid in full and (c) satisfactory arrangements shall have been made for the termination of all Liens granted in connection with the indebtedness referred to in the preceding subclauses (a) and (b).

          4.4.4 Consents and Approvals. All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with the transactions contemplated by the Acquisition Documents shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to the Agent.

          4.4.5 Canadian Collateral. All action necessary or which the Agent may reasonably request to provide the Agent with a first priority Lien on the material assets (other than real estate) of the Canadian Borrower acquired pursuant to the Acquisition Documents, subject to Permitted Perfection Limitations, shall have been taken and such Lien shall be in full force and effect.

          4.4.6 Other Requirements. The Agent shall have received such additional information and material as the Agent or any Lender may reasonably request.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

          In order to induce the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit contemplated by this Agreement, the Borrowers hereby make the following representations and warranties (which are unaffected by any investigation of the Agent, the Issuing Bank or any Lender).

     5.1 Status.

          5.1.1 Organization and Qualification. Each of the U.S. Borrower and its Subsidiaries is a duly organized and validly existing corporation, partnership or limited liability company, as applicable, under the laws of the respective jurisdictions indicated on Schedule 5.1.1 and each is in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be. The U.S. Borrower has perpetual existence, and, as applicable, each of the U.S. Borrower and its Subsidiaries has the corporate, partnership or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Neither the U.S. Borrower nor any of its Subsidiaries has failed to qualify to do business in any state or jurisdiction where the failure to so qualify would reasonably be expected to result in a Material Adverse Change. As of the Effective Date, the U.S. Borrower and its Domestic Subsidiaries are qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, in the states listed on Schedule 5.1.1.

          5.1.2 Stock Ownership. Schedule 5.1.2 correctly lists as to each Loan Party and each of its direct Subsidiaries on the Effective Date:

               (a) its name,

               (b) the jurisdiction of its incorporation or formation and the organizational number issued by such jurisdiction, if any,

               (c) the classes of Capital Stock issued by each Loan Party and each of its direct Subsidiaries and the principal characteristics of each such class, and

               (d) the names of each of the equity holders and the number and percentage of the issued and outstanding shares or other equity interests of each class (and certificate numbers by which such shares or other equity interests are designated, if applicable) owned by each of such holders.

               All the outstanding shares of Capital Stock of each Loan Party and each of its direct Subsidiaries are validly issued, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 5.1.2 as owned by the Persons indicated on Schedule 5.1.2 are so owned beneficially and of record by such Person, free and clear of any Lien, except for Liens created pursuant to the Loan Documents or otherwise indicated on Schedule 5.1.2. Schedule 5.1.2 also correctly lists as to each Loan Party and each of its direct Subsidiaries any options, warrants or other securities issued by each Loan Party and each of its direct Subsidiaries and the identity of each holder of any such option, warrant or other security. Except as set forth on Schedule 5.1.2, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of each Loan Party and each of its direct Subsidiaries (including the Capital Stock of each Loan Party and each of its direct Subsidiaries) or obligating any Loan Party, any of their direct Subsidiaries or any other Person to purchase or redeem any such equity interests or other securities pursuant to the Organizational Documents or any agreement or other instrument to which any Loan Party or any of their direct Subsidiaries is a party or by which any of them may be bound.

          5.1.3 Organizational Chart. As of the Effective Date, the organizational chart of the U.S. Borrower and all of its Subsidiaries on Schedule 5.1.3 is true and correct in all material respects. As of the Effective Date, the U.S. Borrower does not have any Subsidiaries and does not presently operate all or any portion of its business through any other Persons, other than as disclosed in the organizational chart on Schedule 5.1.3. As of the Effective Date, the Canadian Borrower does not have any Subsidiaries and does not operate all or any portion of its business through any other Persons, it being understood that the Canadian Borrower uses sales agents in other countries, and has a representative office in China for marketing purposes.

     5.2 Power and Authority; Enforceability.

          Each Loan Party has the corporate, partnership or other similar power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and each such Person has taken all necessary corporate, partnership or other similar action (including any consent of stockholders or partners required by Law or by their respective Organizational Documents) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents, when executed and delivered by each Loan Party that is a party thereto, constitute or will constitute the authorized, valid and legally binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

     5.3 No Violation of Agreements; Absence of Conflicts.

          The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not:

               (a) require any consent or approval, governmental or otherwise, not already obtained,

               (b) violate any Law or judgment respecting, as applicable, the U.S. Borrower or any of its Subsidiaries,

               (c) conflict with, result in a breach of, or constitute a default under, as applicable, the Organizational Documents of the U.S. Borrower or any of its Subsidiaries or the Canadian Borrower or any of its Subsidiaries, or under any indenture, agreement, license or other instrument to which the U.S. Borrower or any of its Subsidiaries or the Canadian Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound, or

               (d) except with respect to a Lien in favor of the Agent for the benefit of the Secured Parties, result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by, as applicable, the U.S. Borrower or any of its Subsidiaries or the Canadian Borrower or any of its Subsidiaries.

     5.4 Recording, Enforceability and Consent.

          Assuming the due recording of the UCC-1 financing statements, the PPSA financing statements and the Intellectual Property Collateral Agreements delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Person, is required in order to ensure the legality, validity, binding effect or enforceability of any of the Loan Documents as against all Persons, except such consents, approvals, authorizations and actions as are identified on Schedule 5.4 hereto, all of which have been obtained and remain in effect. No material consent, approval or authorization of any Person that has not been obtained is required for the continued conduct by the U.S. Borrower or any of its Subsidiaries of their respective businesses as presently conducted or as presently proposed to be conducted.

     5.5 Lines of Business.

          The U.S. Borrower and its Subsidiaries are engaged only in Permitted Businesses.

     5.6 Security Interest in Collateral.

          Each Loan Party has delivered, or caused to be delivered, to the Agent all UCC-1 or, as applicable, PPSA financing statements in recordable form that may be necessary to perfect the security interests granted pursuant to the Loan Documents to the extent that such security interests may be perfected by filing. Subject to Section 8.30 (Post-Closing Covenants) and Permitted Perfection Limitations, each Loan Party has delivered, or caused to be delivered, to the Agent all instruments, documents, certificates and investment property necessary to perfect the security interests granted pursuant to the Loan Documents, to the extent such security interests may be perfected by delivery. Subject to Section 8.30 (Post-Closing Covenants) and Permitted Perfection Limitations, upon the filing of such UCC-1 or, as applicable, PPSA financing statements in the offices specified thereon and the recordation of the Intellectual Property Collateral Agreements in the United States Patent and Trademark Office, no further action, including any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Agent’s first priority security interests in the personal property of the Loan Parties (for the benefit of the Secured Parties) purported to be created by the Pledge Agreements and the Security Agreements, except for the periodic filing of continuation statements with respect to such UCC-1 and, as applicable, PPSA financing statements. The Perfection Certificate is true and correct in all material respects as of, and there have been no changes thereto prior to, the Effective Date.

     5.7 Litigation; Compliance with Laws; OFAC Requirements.

               (a) There are no claims, investigations, actions, suits, protests, reconsiderations or proceedings (collectively, “litigation”) pending, or to the knowledge of the U.S. Borrower or any of its Subsidiaries, threatened, against or affecting, as applicable, the U.S. Borrower or any of its Subsidiaries before any court or Governmental Authority or arbitral tribunal which (i) to the extent for money damages, are not fully covered by insurance (subject to usual deductibles and exclusions in an aggregate amount not exceeding $1,000,000), and (ii) which, to the extent not for money damages, would reasonably be expected to result in a Material Adverse Change or (iii) which allege the invalidity of or dispute any terms of the Loan Documents and, to the knowledge of the U.S. Borrower and its Subsidiaries, there is no basis for any of the foregoing. Schedule 5.7 lists all litigation as of the Effective Date in which the amount in controversy exceeds $2,000,000 or which would reasonably be expected to result in a Material Adverse Change.

               (b) The U.S. Borrower and each Subsidiary is in compliance in all material respects with all Laws including the federal securities Laws of the Unites States of America.

     5.8 No Burdensome Agreements; Material Agreements.

          Neither the U.S. Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restrictions that, assuming compliance by such Persons with the terms of such agreements or instruments, would reasonably be expected to result in a Material Adverse Change. The U.S. Borrower and its Subsidiaries have such good and enforceable agreements with third parties as are necessary to conduct their respective businesses as presently conducted or as contemplated to be conducted. The material agreements of the U.S. Borrower and the U.S. Subsidiary Guarantors as of the Effective Date are listed on Schedule 5.8 hereto.

     5.9 Condition of Property.

          The properties, equipment and systems of, as applicable, the U.S. Borrower and its Subsidiaries are in good repair, working order and operating condition, reasonable wear and tear excepted, and are and will be in compliance in all material respects with all standards or rules imposed by any Governmental Authority.

     5.10 Licenses; Intellectual Property.

          The U.S. Borrower and each of its Subsidiaries owns or is the licensee of all patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, governmental or otherwise, and all other rights, priorities or privileges relating to Intellectual Property necessary for the conduct of their respective businesses as presently conducted or as presently proposed to be conducted, without any known material conflict with the rights of any other Person. No settlement agreements, consents, licenses, judgments, orders, forbearance to sue or similar obligations limit or restrict the U.S. Borrower’s or any of its Subsidiaries’ rights in and to such patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, or such other rights, priorities or privileges relating to Intellectual Property. No claim or proceeding, or to the knowledge of the Borrowers, threat of claim or proceeding, has been asserted by any Person against the U.S. Borrower or any of its Subsidiaries, relating to the use, right to use or ownership of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses, or challenging or questioning the validity or effectiveness of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses. The U.S. Borrower and its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of their trade secrets and, to the Borrowers’ knowledge, there has been no misappropriation of any of such trade secrets by any Person. Schedule 5.10 attached hereto correctly lists, as of the Effective Date, all patents, registered trademarks, registered service marks, domain names, registered copyrights, franchises and licenses, including all material governmental licenses, of the U.S. Borrower and each Subsidiary Guarantor. All material copyrights, if any, are registered with the United States Copyright Office and, if applicable, the Canadian Intellectual Property Office. Any applied for or registered patent, trademark, service mark, trade dress, domain name or copyright, owned or licensed by the Loan Parties has been duly maintained and has not been cancelled, allowed to expire, surrendered, or abandoned, except as noted on Schedule 5.10. All registered trademarks, service marks, trade dress, domain names and copyrights and all issued patents listed on Schedule 5.10 are subsisting and in full force and effect, except as noted on Schedule 5.10. The Borrowers and each Subsidiary Guarantor have in place systems that are at least consistent with industry standards to protect their rights in the Intellectual Property used in their businesses.

     5.11 Title to Properties; Liens.

          The U.S. Borrower and each of its Subsidiaries has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to in Subsection 5.13.1 (Financial Statements) (except properties and assets disposed of since the date thereof in accordance with Subsection 8.7.2 (Sales and Other Dispositions)), and none of such properties or assets is subject to any Liens except Permitted Liens. The U.S. Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. Each of the U.S. Borrower and each of its Subsidiaries has obtained all material easements and material equipment rental or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted.

     5.12 Reserved.

     5.13 Financial Statements and Projections.

          5.13.1 Financial Statements. Each of the financial statements delivered pursuant to Subsections 6.1.1 (Delivery of Quarterly Financial Statements) and 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) (including the equivalent sections of the Existing Credit Agreement) have been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of the U.S. Borrower and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements delivered pursuant to Subsection 6.1.2 and monthly financial statements delivered pursuant to Subsection 6.1.1 to usual year-end adjustments and the absence of footnotes.

          5.13.2 Target Financial Statements. Each of the financial statements delivered pursuant to Subsection 6.1.4 (Delivery of Target Financial Statements) have been or, as applicable, will be prepared in accordance with ASPE applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of the Canadian Borrower and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements, to usual year-end adjustments and the absence of footnotes.

          5.13.3 Undisclosed Liabilities. Neither the U.S. Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Subsection 5.13.1 (Financial Statements) and there are not now and not anticipated any material unrealized losses of the U.S. Borrower or any of its Subsidiaries.

          5.13.4 Absence of Material Adverse Change. Since December 31, 2011, there has been no event, circumstance, condition or development that has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

          5.13.5 Projections. As of the date of such projections, the operating projections submitted on behalf of the Borrowers to the Lenders prior to the date of this Agreement present to the best of the Borrowers’ knowledge and belief based on the assumptions set forth in such projections, the expected results of operations and sources and uses of cash of the U.S. Borrower and its Subsidiaries for the periods covered by such projections.

     5.14 Tax Returns and Payments; Other Fees.

               (a) All federal and other material tax returns, reports and statements required by Law to be filed (including extensions) by or in respect of the U.S. Borrower and its Subsidiaries and their assets have been filed. All federal and other material taxes, assessments and other governmental charges levied upon the U.S. Borrower and each of its Subsidiaries and any of their respective properties, assets, income or franchises that are due and payable have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP or ASPE, as applicable, has been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the U.S. Borrower or any of its Subsidiaries, such bond has been filed or indemnity posted.

               (b) The U.S. Borrower and each of its Subsidiaries has paid all franchise, license and other fees and charges that have become due pursuant to any franchise or permit in respect of its business and has made appropriate provision as is required by GAAP or ASPE, as applicable, for any such fees and charges which have accrued.

     5.15 Fiscal Year.

          The fiscal year of the U.S. Borrower and each of its Subsidiaries ends December 31.

     5.16 Federal Reserve Regulations.

          Neither the U.S. Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System. None of the proceeds of any of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.” Neither the U.S. Borrower nor any of its Subsidiaries, nor any Person acting on any of its behalf, has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

     5.17 Investment Company Act.

          Neither the U.S. Borrower nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     5.18 Compliance with ERISA and Canadian Pension Laws.

          5.18.1 Plans. None of the U.S. Borrower, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to, or has any liability with respect to any Employee Pension Plan, (including, but not limited to, the Vishay Retirement Plan or Multiemployer Plan, (contractual or otherwise) The U.S. Borrower has furnished to the Agent a copy of the most recent actuarial report for each Employee Pension Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, and that is subject to the Minimum Funding Standards, and for any Plan that is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

          5.18.2 Favorable Determination Letters. Each Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to all plan document qualification requirements for which the remedial amendment period under Section 401(b) of the Code has closed, any plan document amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, since the date of such letter which would prevent any such plan from remaining so qualified.

          5.18.3 Compliance. Each Plan has been operated in all material respects in compliance with the requirements of the Code, ERISA and other applicable law and the terms of each Plan.

          5.18.4 Absence of Certain Conditions. Except as specifically disclosed on Schedule 5.18: (a) there has been no transaction in connection with which the U.S. Borrower, its Subsidiaries or their respective ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) no Employee Pension Plan is in at-risk status as defined in Section 430(i) of the Code, there is no Accumulated Funding Deficiency (for plan years beginning before 2008) or failure to meet the Minimum Funding Standard (for plan years beginning after 2007)) with respect to any Employee Pension Plan, and there has been no waived funding deficiency within the meaning of Section 303 of ERISA or Section 412 of the Code with respect to any Employee Pension Plan; (c) no liability to the PBGC has been or is reasonably expected to be incurred with respect to any Employee Pension Plan except for required premium payments to the PBGC; (d) there has been (i) no Reportable Event with respect to any Employee Pension Plan, and (ii) no event or condition which presents a material risk of termination of any Employee Pension Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC; (e) none of the U.S. Borrower, its Subsidiaries or any ERISA Affiliate (i) has any unfulfilled obligation to contribute to any Multiemployer Plan, (ii) has incurred or reasonably expects to incur Withdrawal Liability with respect to any Multiemployer Plan, (iii) has received any notification that a Multiemployer Plan is in Reorganization or is subject to Section 305 of ERISA or Section 432 of the Code, or (iv) knows of, or reasonably expects, any Multiemployer Plan to be in Reorganization or to be subject to the requirements of Sections 305 of ERISA or 432 of the Code; (f) there is no material liability, and no circumstances exist pursuant to which any such material liability could reasonably be imposed on U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate under Sections 4980B, 4980D or 5000 of the Code or Sections 409 and 502(l) of ERISA; (g) there is no Plan (that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA) providing for retiree health (other than to comply with COBRA) and/or life insurance or death benefits; (h) none of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3) or has been contacted by the PBGC in connection with the PBGC’s Early Warning Program; and (i) there is no outstanding material liability attributable to any employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA) which was previously maintained by or to which contributions were made or required to be made by the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate.

          5.18.5 Absence of Certain Liabilities. No liability (whether or not such liability is being litigated) has been asserted against the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no lien has been attached and no Person has threatened to attach a lien on any of the U.S. Borrower’s, any of its Subsidiaries’ or any ERISA Affiliate’s property as a result of failure to comply with ERISA or as a result of the termination of any Plan.

          5.18.6 Employee Matters Agreement. The Employee Matters Agreement, entered into by Vishay Intertechnology, Inc. and the U.S. Borrower, and particularly Section 3.3 thereof dealing with the Vishay Retirement Plan, has not been amended since June 22, 2010, the date it was entered into.

          5.18.7 Canadian Pension and Benefits. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Canadian Loan Party and each of its Subsidiaries has complied with and performed, in all material respects, all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. To the knowledge of the Borrowers, there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There has been no termination of any Canadian Pension Plan and, to the knowledge of the Borrowers, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable Requirements of Law. None of the Canadian Pension Plans is a defined benefit plan.

     5.19 Accuracy and Completeness of Disclosure.

          Neither this Agreement nor any other document, certificate or instrument delivered to the Agent or the Lenders by or on behalf of the U.S. Borrower or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

     5.20 Adequacy of Capital; Solvency.

          The proceeds of the Loans, together with the proceeds of Indebtedness permitted under Section 8.1 (Indebtedness) and the cash flow from the operations of the Loan Parties, will be sufficient to enable the Loan Parties to operate their respective businesses as presently conducted or as presently proposed to be conducted. Each of the Loan Parties is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement, including the Permitted Canadian Target Acquisition and the funding of the Canadian Term Loan.

     5.21 Absence of Restrictive Provisions.

          Other than the restrictions contained in this Agreement and the Permitted Israeli Debt Provisions, and with respect to clause (b) below the Permitted RBC Debt Provisions, neither the U.S. Borrower nor any of its Subsidiaries is subject or party to any agreement, lien or encumbrance, Organizational Document, regulatory or other provision (except for applicable statutory corporate law) restricting, directly or indirectly,

               (a) the payment of dividends or distributions by a Subsidiary of the U.S. Borrower or the making of advances or other cash payments by any such Subsidiary, in each case to, the U.S. Borrower or any of its Subsidiaries, or

               (b) the ability of the U.S. Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of, the U.S. Borrower or any of its Subsidiaries.

     5.22 Environmental Compliance.

          Except where the following individually or in the aggregate would not reasonably be expected to result in liability (for clean up or otherwise) in excess of $2,000,000:

               (a) None of the real property currently or previously owned or leased by the U.S. Borrower or any of its Subsidiaries, or their assets has ever been used by previous owners or operators, or has ever been used by the U.S. Borrower or any of its Subsidiaries, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Hazardous Substances in violation of any Environmental Law.

               (b) There is no condition that exists on the real property owned or occupied by the U.S. Borrower or any of its Subsidiaries that requires Remedial Action.

               (c) Neither the U.S. Borrower nor any of its Subsidiaries has been notified of, or has actual knowledge of any notification having been filed with regard to, a Release on or about or into any real property now or previously owned or occupied by the U.S. Borrower or any of its Subsidiaries, or their assets.

               (d) Except as set forth on Schedule 5.22(d), neither the U.S. Borrower nor any of its Subsidiaries has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission related to the generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law.

               (e) There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency existing in any real property owned or leased by the U.S. Borrower or any of its Subsidiaries.

               (f) No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or leased by the U.S. Borrower or any of its Subsidiaries in levels that exceed those permitted by any and all Governmental Authorities with jurisdiction over such premises and which are not properly labeled in accordance with requisite standards.

               (g) Each of the tanks on any real property owned or leased by the U.S. Borrower or any of its Subsidiaries has been registered and tested to the extent required by, and in accordance with, any applicable Environmental Laws, and there is no evidence of leakage from any such tanks. All tanks that have been removed or abandoned on any real property owned or leased by the U.S. Borrower or any of its Subsidiaries have been closed in accordance with applicable standards under Environmental Laws.

     5.23 Labor Matters.

          Each of the U.S. Borrower and its Subsidiaries has a stable work force in place and is not, as of the Effective Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except for standard work councils or similar quasi-union bodies in the U.S. Borrower’s Foreign Subsidiaries and as set forth on Schedule 5.23. There are no strikes or other labor disputes pending or, to the Borrowers’ knowledge, threatened against the U.S. Borrower or any of its Subsidiaries. Hours worked and payments made to the employees of the U.S. Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. The working conditions of employees of the U.S. Borrower and its Subsidiaries are in compliance in all material respects with OSHA and any other applicable Law. All payments due from the U.S. Borrower and its Subsidiaries, or for which any material claim may be made against any of them on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the U.S. Borrower or any of its Subsidiaries is a party or by which the U.S. Borrower or any of its Subsidiaries is bound.

     5.24 Brokers.

          No finder or broker acting on behalf of the U.S. Borrower or any of its Subsidiaries has brought about the obtaining, making or closing of the Loans, and neither the U.S. Borrower nor any of its Subsidiaries, has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

     5.25 Existing Indebtedness.

          Schedule 5.25 lists all Indebtedness of the U.S. Borrower and its Subsidiaries as of the Effective Date (other than the Loans or obligations that individually do not exceed $25,000 in principal amount), and provides the following information with respect to each item of such Indebtedness: the obligor, each guarantor and each other Person similarly liable in respect thereof, the holder thereof, the aggregate amount of all commitments thereunder (and the allocation of such commitments, if any, as among revolving credit Indebtedness, term notes or similar Indebtedness and other credits such as letter of credit or banker’s acceptance facilities), the approximate outstanding amount thereunder (and under each individual facility thereunder), and a description of the collateral securing such Indebtedness, if any. Except as disclosed in Schedule 5.25, as of the Effective Date, neither the U.S. Borrower nor any of its Subsidiaries will be in default and no waiver of any such default will be in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition will exist as of the Effective Date with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its regularly scheduled dates of payment.

     5.26 Foreign Assets Control Regulations, Etc.

          Neither the making of the Loans hereunder or the use of proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. No Group Member is a Person described or designated in the Specially Designation Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order (“Designated Person”). No Loan Party engages in any dealings or transactions with any such Designated Person. Each Loan Party is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).

     5.27 Supply Agreements.

          The U.S. Borrower and its Subsidiaries have sufficient sources of supply of components and other raw materials to conduct their business consistent with past practice and as currently required.

ARTICLE 6
REPORTING REQUIREMENTS AND NOTICES

     The Borrowers covenant that from the date of this Agreement, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, they shall comply with each of the reporting and notice requirements set forth in this Article 6.

     6.1 Financial Data and Reporting Requirements; Notice of Certain Events.

          6.1.1 Delivery of Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the U.S. Borrower, the U.S. Borrower shall deliver to the Lenders a management-prepared Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the U.S. Borrower and its Subsidiaries as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year and the corresponding figures in the projections previously delivered, certified by the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of the U.S. Borrower and its Subsidiaries as at the date and for the period specified (subject to normal recurring year-end audit adjustments), it being understood that footnotes may be omitted.

          6.1.2 Delivery of Annual Financial Statements; Accountants’ Certification. As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the U.S. Borrower, the U.S. Borrower shall deliver to the Lenders:

               (a) an audited Consolidated (and management-prepared Consolidating) balance sheet, statement of income and changes in retained earnings, and statement of cash flows of the U.S. Borrower and its Subsidiaries, as at the end of and for the fiscal year just closed in reasonable detail and certified (without any qualification, modification or exception) by Ernst & Young LLP, Deloitte & Touche LLP, PricewaterhouseCoopers LLP, KPMG LLP or other nationally-recognized independent certified public accountants selected by the Borrower,

               (b) when and if applicable, an attestation report of such independent certified public accountants as to the U.S. Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue an audit opinion without limitation, qualification or modification; and

          6.1.3 Delivery of Officer’s Compliance Certificates. As soon as practicable after the close of each quarter of each fiscal year of the U.S. Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 6.1.1 (Delivery of Quarterly Financial Statements) or 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification), the U.S. Borrower shall deliver to the Lenders an Officer’s Compliance Certificate certified by the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower (a) demonstrating compliance with the financial covenants set forth in Article 7 (Financial Covenants) and (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the U.S. Borrower proposes to take or has taken with respect thereto.

          6.1.4 Delivery of Target Financial Statements. Within 90 days after the consummation of the Target Purchase Agreement, the Canadian Borrower shall deliver to the Lenders (a) an audited Consolidated balance sheet, statement of income and changes in retained earnings and a statement of cash flows of the Target for the fiscal year ended April 30, 2012, certified (without qualification or exception) by KPMG LLP, and (b) a reviewed Consolidated and Consolidating balance sheet, statement of income and changes in retained earnings for the Target and its Subsidiaries for the quarters ending after April 30, 2012 and before the Effective Date, certified (subject to normal year-end audit adjustments) by the Chief Executive Officer or Chief Financial Officer of the Canadian Borrower as (i) having been prepared in accordance with ASPE and (ii) presenting fairly the financial position and results of operations of the Target as at the end of such quarters.

          6.1.5 Reserved.

          6.1.6 SEC Filings, Etc. Promptly upon receipt or transmission thereof, as applicable, the U.S. Borrower shall deliver to the Lenders:

               (a) at any time when the U.S. Borrower or any of its Subsidiaries is subject to the reporting requirements of the Securities Exchange Act of 1934, all letters of comment or material correspondence sent to the U.S. Borrower or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission in relation to the affairs of the U.S. Borrower or any of its Subsidiaries,

               (b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the U.S. Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions,

               (c) all financial statements, reports, notices and proxy statements sent or made available generally by the U.S. Borrower or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons), and

               (d) all press releases and other statements made available by the U.S. Borrower or any of its Subsidiaries to the public concerning material developments in their respective businesses.

     6.2 Notice of Defaults.

          The U.S. Borrower shall immediately give written notice to the Lenders (a) of any Default or Event of Default, (b) that any Lender has given notice to any Borrower or taken any other action with respect to a claimed Default or Event of Default under this Agreement, or (c) that any Person has given any notice of or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 9.1.3 (Cross Default to Indebtedness), specifying the nature and period of existence of any such Default or Event of Default, or specifying the notice given or action taken by such Lender or Person and the nature of such claimed Default, Event of Default, event or condition, and what action such Borrower has taken, is taking or proposes to take with respect thereto.

     6.3 Notice of Disputes and Other Matters.

          The U.S. Borrower shall promptly give written notice to the Agent of the following matters:

          6.3.1 Certain Litigation. Any actions, proceedings or claims commenced or asserted against the U.S. Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and that is not fully covered by insurance, or which, if not solely a claim for monetary damages, would reasonably be expected to, if adversely determined, result in a Material Adverse Change;

          6.3.2 Conditions Affecting Collateral. (a) Any of the following conditions: (i) movement of any U.S. Collateral to a location not identified in the Perfection Certificate; (ii) acquisition of property by the U.S. Borrower or any U.S. Subsidiary Guarantor not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens); (iii) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the U.S. Borrower or any U.S. Subsidiary Guarantor; or (iv) any other circumstance that would reasonably be expected to have an adverse effect on the attachment, perfection or enforcement of the Agent’s security interest in the U.S. Collateral;

               (b) Any of the following conditions: (i) movement of any Canadian Collateral to a location not identified in the Canadian Security Agreement; (ii) acquisition of property by the Canadian Borrower or, if any, any Canadian Subsidiary Guarantor not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens); (iii) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Canadian Borrower or any Canadian Subsidiary Guarantor; or (iv) any other circumstance that would reasonably be expected to have an adverse effect on the attachment, perfection or enforcement of the Agent’s security interest in the Canadian Collateral;

          6.3.3 Material Adverse Change. Any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which would reasonably be expected to result in a Material Adverse Change;

          6.3.4 Representations and Warranties. Any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made that makes such representations and warranties false or misleading in any material respect;

          6.3.5 Intellectual Property. Without limiting any other notice obligation of the Borrowers with respect to any Collateral, any of the following conditions: (i) any changes in and to the ownership of, or rights to use, any material Intellectual Property owned or licensed by the Borrowers or any Subsidiary Guarantor; (ii) any material change in the status of any trademark, service mark, trade dress, domain names, or copyright application or registration, or any patent application or letters patent (provided, that any Loan Party may abandon or allow to lapse any immaterial Intellectual Property in its business judgment without notice to Agent) that constitutes Collateral; (iii) the receipt of any knowledge regarding any infringement or misappropriation of any material Intellectual Property owned or licensed by a Borrower or any Subsidiary Guarantor by any Person; (iv) the receipt of any written claim, demand or threat, or the institution of any proceeding, relating to any material Intellectual Property owned or licensed by a Borrower or any Subsidiary Guarantor; or (v) any other material adverse change affecting or relating in any way to any Intellectual Property owned or licensed by a Borrower or any Subsidiary Guarantor;

          6.3.6 Notice of Claims Under Certain Documents. A claim made or a written notice of an alleged breach or default by any party to any of the following documents: (a) the License Agreements, (b) the Tax Matters Agreement, (c) the Transition Services Agreement and (d) the Acquisition Documents; and

          6.3.7 Notice of Changes to the Acquisition Documents. The Canadian Borrower shall give prompt notice to the Lenders if there are any modifications, waivers or amendments to the Target Purchase Agreement or any other material change to any material Acquisition Document.

     6.4 ERISA Notices.

          The U.S. Borrower shall deliver to the Agent:

               (a) promptly, and in any event within ten (10) Business Days, after the receipt thereof, copies of all reports and notices which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, the IRS or the DOL, and at the request of Lender, copies of all annual reports for Employee Pension Plans filed with the DOL or IRS, and

               (b) as soon as possible and in any event within ten (10) Business Days after U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that (i) any Reportable Event has occurred or is reasonably expected to occur with respect to any Employee Pension Plan, (ii) there has been an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or an application has been made to the Secretary of the Treasury for a waiver or modification of the Minimum Funding Standard or an extension of any amortization period under Section 412 of the Code with respect to an Employee Pension Plan, (iii) proceedings have been instituted or are reasonably expected to be instituted under Title IV of ERISA to terminate any Employee Pension Plan, (iv) any Employee Pension Plan is or is reasonably expected to be in at-risk status under Section 430 of the Code, (v) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate, (vi) any Multiemployer Plan is or is reasonably expected to be in Reorganization, in endangered or critical status as defined in Section 432 of the Code and Section 305 of ERISA, terminated, partitioned or declared insolvent, (vii) an action has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, (viii) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (ix) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, (x) the PBGC has contacted the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, or (xi) the Employee Matters Agreement, entered into by Vishay Intertechnology, Inc. and the U.S. Borrower, and particularly Section 3.3 thereof dealing with the Vishay Retirement Plan, is amended by the parties thereto, a certificate of the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower setting forth the details as to such event, transaction or condition and the action the U.S. Borrower has taken, is taking or proposes to take with respect thereto and with respect to (i) and (ii) above, with copies of any notices and applications.

     6.5 Miscellaneous.

          With reasonable promptness, each Borrower shall deliver such other information respecting the business, operations and financial condition of itself and its Subsidiaries or the Target or Acquisition Documents as the Agent or any Lender may from time to time reasonably request.

     6.6 Authorization of Third Parties to Deliver Information.

          Any opinion, report or other information delivered to the Agent, the Issuing Bank or any Lender pursuant to the Loan Documents is hereby deemed to have been authorized and directed by a Borrower to be delivered for the benefit, and reliance thereupon, of such recipient.

ARTICLE 7
FINANCIAL COVENANTS

          The Borrowers covenant that from the date of this Agreement and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the financial covenants set forth in this Article 7.

     7.1 Tangible Net Worth.

          The U.S. Borrower and its Subsidiaries on a Consolidated basis shall maintain a Tangible Net Worth of not less than $118,000,000 plus the Net Income Adjustment. This covenant shall be tested on the last day of each fiscal quarter of the U.S. Borrower and its Consolidated Subsidiaries.

     7.2 Fixed Charges Coverage Ratio.

          The U.S. Borrower and its Subsidiaries on a Consolidated basis shall maintain a Fixed Charges Coverage Ratio of at least 1.5 to 1.0. This covenant is to be tested on the last day of each fiscal quarter of the U.S. Borrower and its Consolidated Subsidiaries.

     7.3 Leverage Ratio.

          The U.S. Borrower and its Subsidiaries on a Consolidated basis shall maintain a Leverage Ratio of no more than 2.50 to 1.00. This covenant shall be tested on the last day of each fiscal quarter of the U.S. Borrower and its Consolidated Subsidiaries.

     7.4 Additional Provisions Respecting Calculation of Financial Covenants.

          Except as otherwise provided in this Agreement, the following provisions shall apply.

          7.4.1 For purposes of the calculation of financial covenants set forth in this Article 7, the Agent may rely upon the figures set forth in the Consolidated financial statements of the Borrower most recently delivered pursuant to this Agreement even where this Agreement may refer to a period ended on, or most recently prior to, a specified date of determination.

          7.4.2 Calculations of EBITDA made pursuant to this Article 7 shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the quarter or year to which the required compliance relates, as if such Acquisition or disposition had been consummated on the first day of the applicable period, provided, that items of revenue and expense shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments. Calculation of EBITDA in connection with Acquisitions and dispositions shall be based on the results of operations and financial position of the U.S. Borrower and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and, to the extent relevant, financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and, to the extent relevant, financial position for the applicable period of the assets so disposed of.

          7.4.3 (a) Notwithstanding the definition of “GAAP” in Section 1.1 (Defined Terms), or any provision to the contrary in this Agreement, the financial covenants set forth in this Article 7 shall be calculated for all purposes (including for purposes of determining the Applicable Margin) in accordance with generally accepted accounting principles on December 31, 2011 (“Closing Date GAAP”) subject to the following provisions of this Subsection 7.4.3.

               (b) If, after the date of this Agreement, there are any changes to GAAP that would affect the calculation of the financial covenants, and if the Borrower so requests, the Agent (or in the alternative, the Requisite Lenders) may:

                    (i) approve the request of the Borrower to change the basis for calculating the financial covenants from Closing Date GAAP to Closing Date GAAP as modified to incorporate the change or changes in GAAP requested by the Borrower, after which time, Closing Date GAAP shall be deemed to be Closing Date GAAP as so adjusted (“Adjusted GAAP”); and

                    (ii) in connection with any such change to Adjusted GAAP, if the Agent deems it to be appropriate, it may adjust one or more of the financial covenants set forth in this Article 7 (and, without limiting the generality of the foregoing, the set points for determining Applicable Margin, Unused Commitment Fee or any other amount derived from the ratios referred to in the financial covenants) or the method of calculating such financial covenants for all purposes (including for purposes of determining Applicable Margin) in such manner as is necessary or desirable to carry out the initial intent of the parties with respect to such covenants (and pricing, as applicable) as originally drafted.

               (c) At any time that GAAP changes, the Borrower may initiate a request pursuant to the preceding paragraph (b), it being understood that the right to make such a request is not a one-time right. If Closing Date GAAP has already been adjusted to be Adjusted GAAP at the time of any such request and if the Agent (or Requisite Lenders) agrees to such further adjustments, then Adjusted GAAP shall thereafter be deemed to incorporate such further adjustments.

          7.4.4 At any time that Closing Date GAAP (or Adjusted GAAP, as applicable) is not the same as GAAP, the Borrower shall deliver, together with the Officer’s Compliance Certificate pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), a reconciliation of each of the component figures used in determining compliance with the financial covenants (based on Closing Date GAAP or Adjusted GAAP, as applicable) and the corresponding amounts shown on the financial statements delivered pursuant to Section 6.1 (Financial Data and Reporting Requirements; Notice of Certain Events) (based on GAAP). If so requested by the Agent, the Borrower shall also provide a confirmation of such reconciliation by the Borrower’s independent certified public accountants.

ARTICLE 8
BUSINESS COVENANTS

          The Borrowers covenant that from the date of this Agreement, and for so long as any of the Obligations remain unpaid, any Letters of Credit remain outstanding, the Lenders have an unexpired Commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the covenants set forth in this Article 8.

     8.1 Indebtedness.

          8.1.1 In General. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

               (a) obligations under Interest Rate Protection Agreements permitted under clause (d) of Section 8.3 (Investments);

               (b) obligations under the Loan Documents and Letters of Credit;

               (c) obligations in an aggregate principal amount not to exceed $5,000,000 in respect of Capital Lease Obligations;

               (d) obligations owing to the U.S. Borrower or to a U.S. Subsidiary Guarantor from the U.S. Borrower or a U.S. Subsidiary Guarantor;

               (e) obligations owing to the Canadian Borrower or to a Canadian Subsidiary Guarantor from the Canadian Borrower or a Canadian Subsidiary Guarantor;

               (f) The Israeli Debt, and a Guaranty by the U.S. Borrower of such Israeli Debt, provided that such Guaranty shall be subordinated to the Secured Obligations on terms satisfactory to the Agent, and provided, further, that no Indebtedness may be incurred by the Israeli Corporate Group in reliance on this Subsection 8.1.1(f) if there shall, at such time, be any outstanding loans or advances to any member of the Israeli Corporate Group in reliance on Subsection 8.3(h);

               (g) Indebtedness of the U.S. Borrower in the form of notes under the 2010 Note Instrument in an aggregate principal amount not to exceed $9,958,460; provided that the Indebtedness incurred in reliance on this Subsection 8.1.1(g) shall be unsecured at all times;

               (h) Indebtedness of VPG Alpha Japan in an aggregate principal amount not to exceed JPY 118,000,000 (One Hundred Eighteen Million Japanese Yen);

               (i) Indebtedness in the form of Investments made in compliance with clauses (a), (b), (h), (r) and (w) of Section 8.3 (Investments);

               (j) Indebtedness of Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors to Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors;

               (k) Indebtedness of Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors under local overdraft protection facilities;

               (l) Indebtedness for borrowed money of the U.S. Borrower or the U.S. Subsidiary Guarantors owing to Subsidiaries of the U.S. Borrower that are not Loan Parties so long as such Indebtedness is subordinated to the Obligations, in each case as evidenced by a promissory note (i) prior to the Effective Date, as described in Schedule 8.1.1(l), a copy of which notes shall be delivered to the Agent, or (ii) (x) in substantially the form as attached hereto as Exhibit G, which shall provide, among other things, that no payments may be made thereunder at any time that (1) the Leverage Ratio of the U.S. Borrower and its Subsidiaries on a Consolidated basis exceeds 1.50 to 1.00 or (2) the result of (A) the amount of cash on the balance sheet of the U.S. Borrower and the U.S. Subsidiary Guarantors collectively, minus (B) amounts of such cash held in escrow accounts, minus (C) amounts of such cash pledged to parties other than the Agent, plus (D) the Available Commitment is less than $25,000,000, and (y) a copy of which shall be delivered to the Agent;

               (m) Indebtedness for borrowed money of the Canadian Borrower or, if applicable, the Canadian Subsidiary Guarantors owing to Subsidiaries of the U.S. Borrower that are not Loan Parties so long as such Indebtedness is subordinated to the Canadian Obligations, in each case as evidenced by a promissory note (1) in substantially the form as attached hereto as Exhibit H, which shall provide, among other things, that no payments may be made thereunder at any time that (x) the Leverage Ratio of the U.S. Borrower and its Subsidiaries on a Consolidated basis exceeds 1.50 to 1.00 or (y) the result of (i) the amount of cash on the balance sheet of each of the Loan Parties, collectively, minus (ii) amounts of such cash held in escrow accounts, minus (iii) amounts of such cash pledged to parties other than the Agent, plus (iv) the Available Commitment is less than $25,000,000 and (2) a copy of which shall be delivered to the Agent;

               (n) other Indebtedness (which, for the sake of clarity, may include the RBC Debt) not exceeding $7,500,000 in the aggregate principal amount at any time;

               (o) the Intercompany Acquisition Loan; and

               (p) obligations under Lender Bilateral Lines not exceeding $5,000,000 in aggregate principal amount at any one time.

          8.1.2 Limitation on Incurrence. In addition to the limitations on the incurrence or existence of Indebtedness referred to above, no Indebtedness may be incurred by a Borrower or any of its Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

     8.2 Liens; and Licenses.

          8.2.1 In General. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or assets of a Borrower or any Subsidiary of a Borrower, except each of the following (the items referred to in clauses (a) through (e) are, collectively, the “Permitted Liens”):

               (a) Liens created in favor of the Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

               (b) Liens, if any, in favor of the Issuing Bank to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations under this Agreement.

               (c) Liens for taxes, assessments or other governmental charges the payment of which is not yet due or the payment of which is not at the time required by Section 8.10 (Payment of Taxes and Claims);

               (d) statutory Liens of landlords or mortgagees of landlords and deposits to secure the performance of leases in the ordinary course of business, and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 8.10 (Payment of Taxes and Claims);

               (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the applicable Borrower or any of its Subsidiaries;

               (f) Capital Leases incurred in compliance with paragraph (c) of Subsection 8.1.1 (In General), provided that no such security interest shall extend to or cover any property other than the leased property;

               (g) Liens on assets of the Israeli Corporate Group securing Indebtedness incurred in compliance with Subsection 8.1.1(f);

               (h) Liens set forth on Schedule 8.2 and extensions or replacements thereof;

               (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or social welfare legislation;

               (j) usual and customary deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Loan Parties;

               (k) Liens on equipment and real estate of Persons that become Subsidiaries of a Borrower after the date of this Agreement, provided that such Liens existed at the time the respective corporations became a Subsidiary of a Borrower and were not created in anticipation thereof, provided further that: (i) any such Lien does not cover any property or assets after the time such company becomes a Subsidiary which were not covered immediately prior thereto and (ii) the applicable Borrower has complied with Section 5.15 hereof; and

               (l) Liens on assets of Foreign Subsidiaries (other than the Canadian Borrower and, if any, the Canadian Subsidiary Guarantors) created to secure Indebtedness permitted under Section 8.1.1, provided that such Liens do not attach to any assets located in the United States of America or Canada.

          8.2.2 Negative Pledge. The Borrowers shall not, and shall not permit any of their Subsidiaries to, agree with any Person to restrict or place limitations on the right of a Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of a Borrower or any of its Subsidiaries, except for Permitted Israeli Debt Provisions, Permitted RBC Debt Provisions and reasonable and customary limitations imposed in documents creating Liens permitted pursuant to Subsection 8.2.1(l).

          8.2.3 Licenses. The Borrowers shall not, and shall not permit any of their Subsidiaries to, license or sublicense any of its Intellectual Property or general intangibles except for licenses entered into the ordinary course of Borrowers’ and Subsidiaries’ Permitted Business.

          8.2.4 License Agreements. The Borrowers shall not, and shall not permit any of their Subsidiaries to, amend, restate or modify the License Agreements in a manner that is adverse to the interests of the Lenders.

     8.3 Investments, Loans, Acquisitions, Etc.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrowers and their Subsidiaries may permit to exist and, so long as no Default or Event of Default then exists or would be caused thereby, the Borrowers and their Subsidiaries may make, any of the following Investments:

               (a) Investments by the U.S. Borrower or U.S. Subsidiary Guarantors in the U.S. Borrower or the U.S. Subsidiary Guarantors or the creation by the U.S. Borrower or U.S. Subsidiary Guarantors of new direct or indirect wholly-owned Subsidiaries that become U.S. Subsidiary Guarantors in accordance with the provisions of Section 8.27 (Certain Obligations Respecting Subsidiaries);

               (b) Investments by the Canadian Borrower or Canadian Subsidiary Guarantors in the Canadian Borrower or the Canadian Subsidiary Guarantors or the creation by the Canadian Borrower or Canadian Subsidiary Guarantors of new direct or indirect wholly-owned Subsidiaries that become Canadian Subsidiary Guarantors in accordance with the provisions of Section 8.27 (Certain Obligations Respecting Subsidiaries);

               (c) (i) Investments by a Subsidiary of a Borrower that is not a Subsidiary Guarantor in other Subsidiaries of the U.S. Borrower that are not Loan Parties (and, to the extent provided for in Subsection 8.1.1(l) or (m), in Subsidiary Guarantors), and (ii) Acquisitions by Subsidiaries of U.S. Borrower that are not Subsidiary Guarantors from Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors;

               (d) Investments under Interest Rate Protection Agreements or other Swap Agreements entered into in the ordinary course of business for the purpose of minimizing risk and not for speculative purposes;

               (e) Investments in marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within 365 days of the date of purchase;

               (f) Investments in commercial paper issued by corporations, each of which shall have a net worth of at least $100 million and each of which conducts a substantial part of its business in the United States of America, maturing within 270 days from the date of the original issue thereof, and which at the time of acquisition has the highest rating by Moody’s Investors Service, Inc. or Standard and Poor’s Corporation;

               (g) Investments in bankers’ acceptances, and certificates of deposit maturing within 365 days of the date of purchase that are issued by, or time deposits maintained with, a commercial bank organized under the laws of the United States of America or any state thereof or any country that is a member of the Organization of Economic Cooperation and Development or a political subdivision of any such country, having capital, surplus and undivided profits totaling more than $100 million and that have the highest rating by Moody’s Investors Service, Inc. or Standard and Poor’s Corporation;

               (h) Investments in the form of loans and advances by a Borrower or a Subsidiary Guarantor in Subsidiaries of the U.S. Borrower that are not Loan Parties; provided that (i) no Default or Event of Default has occurred and is continuing or would be caused thereby, (ii) any such loan or advance in excess of $500,000 is evidenced by a promissory note that is promptly pledged to the Agent, and (iii) except for the loans made prior to the Effective Date and set forth on Schedule 8.3(h), if any such loan or advance would result in there being more than $2,500,000 of intercompany loans by Loan Parties to any such non-guarantor Subsidiary of the U.S. Borrower outstanding at the time of its issuance, then on or before the time of such loan or advance, such Borrower or Subsidiary Guarantor making the loan or advance must obtain a written opinion of counsel addressed to such party and to the Agent, on behalf of the Lenders, in form and substance acceptable to the Agent, specifying that the promissory note to be delivered pursuant to clause (ii) above is enforceable against the issuer thereof and may be pledged to the Agent, which opinion may be rendered by in-house counsel of the issuer, provided, further, that no loans or advances to the Israeli Corporate Group may be made in reliance of this Subsection 8.3(h) unless and until all third-party Indebtedness incurred by any member of the Israeli Corporate Group has been repaid in full and no additional Indebtedness has been incurred by the Israeli Corporate Group and provided, further, that at any time that the Available Commitment is less than or equal to $12,500,000, the amount of $2,500,000 in clause (iii) above shall be decreased to $1,000,000;

               (i) Permitted Acquisitions;

               (j) Other Investments up to $5,000,000;

               (k) Investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended;

               (l) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments of a type analogous to the foregoing clauses (e) through (g) and (l);

               (m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

               (n) Investments in connection with any Banking Services Obligations;

               (o) trade credit extended on usual and customary terms in the ordinary course of business;

               (p) loans to shareholders, directors or officers in an aggregate amount for all such loans not to exceed $500,000 at any one time outstanding;

               (q) advances to employees to meet expenses incurred by such employees in the ordinary course of business in an aggregate amount or all such advances not to exceed $500,000 at any one time outstanding;

               (r) loans, advances or capital contributions made by any Borrower or Subsidiary Guarantors to or in the Subsidiaries of such Borrower or Subsidiary Guarantor that are not Subsidiary Guarantors in an aggregate amount for all such loans, advances and capital contributions not to exceed $5,000,000; provided that for the purposes of this Subsection 8.3(r), the “amount” of any capital contribution made by any Person or Persons (collectively, the “Investors”) in any other Person or Persons (collectively, the “Recipient”) shall be (A) the amount of capital contributions made in the Recipient, directly or indirectly, by the Investor less (B) the amount of any dividends and distributions made by such Recipient (directly or indirectly) to such Investor with respect to such investment; provided further, that for the purposes of this Subsection 8.3(r), the “amount” of any loans or advances made by any Investors in any Recipients shall be (A) the principal amount of the loans or advances made to the Recipient by the Investor less (B) the amount of any repayment or prepayment of principal made by such Recipient to such investor with respect to such loans or advances;

               (s) the Permitted Canadian Target Acquisition;

               (t) the equity investments in the Canadian Borrower contemplated by the definition of Permitted Canadian Target Acquisition;

               (u) the Intercompany Acquisition Loan;

               (v) the Permitted Japanese Subsidiary Reorganization;

               (w) loans, advances or capital contributions made by the U.S. Borrower or U.S. Subsidiary Guarantors to or in the Canadian Borrower in an aggregate amount for all such loans, advances and capital contributions not to exceed $15,000,000; provided, that the “amount” of any capital contribution, loans or advances shall be determined in accordance with the two provisos in subclause (r) above; and

               (x) the Permitted French Subsidiary Reorganization.

     8.4 Restricted Payments.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except for (i) Restricted Payments declared and paid by direct or indirect wholly-owned Subsidiaries of the U.S. Borrower to the U.S. Borrower and other direct or indirect wholly-owned Subsidiaries of the U.S. Borrower and (ii) payments of interest on the Exchangeable Notes; provided, the Canadian Borrower shall make no Restricted Payment except to the U.S. Borrower, U.S. Subsidiary Guarantors or, after the Canadian Term Loan has been repaid in full and the Canadian Term Commitments have been terminated, Vishay PM Group Ltd.; provided, further, that no U.S. Subsidiary Guarantor may make a Restricted Payment to a Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary Guarantor and no Canadian Subsidiary Guarantor may make a Restricted Payment to a Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor or Borrower.

     8.5 Sale-Leasebacks.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell or otherwise transfer, in one or more related transactions, any property (whether real, personal or mixed) and thereafter rent or lease such transferred property or substantially identical property.

     8.6 Transactions with Affiliates.

          Other than as set forth on Schedule 8.6, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, engage in any transaction with any Affiliate on terms that are less favorable to such Borrower or such Subsidiary than those that might be obtained at the time from unaffiliated third parties, provided that the foregoing restrictions shall not apply to (a) transactions exclusively among the U.S. Borrower and the U.S. Subsidiary Guarantors, (b) transactions exclusively among the Canadian Borrower and the Canadian Subsidiary Guarantors, (c) transactions exclusively among Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors, (d) Restricted Payments, to the extent permitted under Section 8.4 (Restricted Payments), (e) the Intercompany Acquisition Loan and the other investments referred to in the definition of Permitted Canadian Target Acquisition, and (f) usual and customary indemnification obligations in the Organizational Documents of the U.S. Borrower and its Subsidiaries for acts and omissions of their officers and directors.

     8.7 Mergers and Dispositions.

          8.7.1 Consolidations and Mergers. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly:

               (a) consolidate with or merge into any other Person (other than solely for the purpose of redomestication within a state of the United States so long as such entity complies with any and all applicable notice requirements in connection with such redomestication under the Loan Documents and takes such action as may be necessary to ensure that its equity and assets are subject to a first-priority Lien in favor of the Agent, subject to Permitted Liens), except that a Subsidiary of the U.S. Borrower may consolidate with or merge into the U.S. Borrower or a wholly-owned Subsidiary of the U.S. Borrower and a Subsidiary of the Canadian Borrower may consolidate with or merge into the Canadian Borrower or a wholly-owned Subsidiary of the Canadian Borrower; provided, that (i) if a Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary Guarantor merges or consolidates with a U.S. Subsidiary Guarantor, the U.S. Subsidiary Guarantor shall be the surviving Person, (ii) if any Subsidiary of the U.S. Borrower merges or consolidates with the U.S. Borrower, the U.S. Borrower shall be the surviving Person, (iii) if a Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor merges or consolidates with a Canadian Subsidiary Guarantor, the Canadian Subsidiary Guarantor shall be the surviving Person unless the merger is with the Canadian Borrower and (iv) if any Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary Guarantor merges or consolidates with the Canadian Borrower, the Canadian Borrower shall be the surviving Person and (v) no Domestic Subsidiary may merge into a Foreign Subsidiary (including a merger into the Canadian Borrower).

               (b) permit any Person that is not a Subsidiary of the U.S. Borrower to consolidate with or merge into it except in connection with a Permitted Acquisition; or

               (c) enter into any winding-up, liquidation, dissolution, division or similar transaction except that (x) a Subsidiary of the U.S. Borrower may be dissolved following the transfer of all of its assets to the U.S. Borrower or one or more wholly-owned Domestic Subsidiaries and (y) a Canadian Subsidiary may be dissolved following the transfer of all of its assets to the Canadian Borrower (the transferee described in (x) or (y), a “Transferee”), subject to the conditions that (i) both before and after the transfer and subsequent dissolution, no Event of Default or Default shall exist, and (ii) if the Subsidiary that is winding-up, liquidating, dissolving dividing or engaging in a similar transaction is a Subsidiary Guarantor, then all of the equity of the Transferee shall have been pledged to the Agent pursuant to the Pledge Agreements, and (iii) all of the material assets of the Transferee shall have been pledged as security pursuant to the applicable Security Agreement, and (iv) the Transferee (unless it is a Borrower) if it has received assets from a Subsidiary Guarantor shall be party to one or more Subsidiary Suretyships.

          8.7.2 Sales and Other Dispositions. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature except:

               (a) sales of inventory in the ordinary course of its business;

               (b) transfers of assets by (i) the U.S. Borrower or a Subsidiary of the U.S. Borrower to the U.S. Borrower or a wholly-owned Subsidiary of the U.S. Borrower or (ii) the Canadian Borrower or a Subsidiary of the Canadian Borrower to the Canadian Borrower or a wholly-owned Subsidiary of the Canadian Borrower, so long as, with respect to transfers by a Borrower or a Subsidiary Guarantor, such assets remain subject to a valid, perfected first priority Lien in favor of the Agent, subject only to Permitted Liens;

               (c) transfers of equipment that is obsolete or no longer used or useful in the business of the applicable Borrower or any of its Subsidiaries and having an aggregate sales price not exceeding $5,000,000 for all such sales after the Effective Date;

               (d) abandonment or lapse of immaterial Intellectual Property in its business judgment;

               (e) the Permitted Japanese Subsidiary Reorganization; and (f) the Permitted French Subsidiary Reorganization.

     8.8 Existence.

          The Borrowers shall at all times preserve and keep in full force and effect (a) their organizational existence and (b) subject to the provisions of Subsection 8.7.1 (Consolidations and Mergers), the corporate, partnership or other existence of each of their Subsidiaries, and the good standing of such Persons in all states in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing would not reasonably be expected to result in a Material Adverse Change.

     8.9 Compliance with Law.

          The Borrowers shall, and shall cause each of each of their Subsidiaries to, comply in all material respects with all Laws, and obtain or maintain all permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses. The Borrowers shall take all reasonable steps necessary to keep all licenses necessary or desirable for the operations of their respective businesses as conducted on, or contemplated to be conducted on, the Effective Date in full force and effect.

     8.10 Payment of Taxes and Claims.

          The Borrowers shall, and shall cause each of their Subsidiaries to, pay all federal and other material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP or ASPE, as applicable, shall have been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of the applicable Borrower or any of its Subsidiaries, such bond shall have been filed or indemnity provided.

     8.11 Tax Consolidation.

          Except as set forth on Schedule 8.12, no Borrower will file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Subsidiaries with any Person (other than a consolidated return of the U.S. Borrower and its Subsidiaries). The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any agreement with any Person which would cause a Borrower or any of its Subsidiaries to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among the U.S. Borrower and its Subsidiaries).

     8.12 Compliance with ERISA, Canadian Pension Laws.

               (a) The U.S. Borrower shall not, and shall not permit any of its Subsidiaries or any of its ERISA Affiliates to, take, or fail to take, any of the following actions or permit any of the following events to occur if such action or event individually or together with all other actions or events would subject the U.S. Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any material tax, penalty, or other liabilities:

                    (i) engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

                    (ii) terminate any Employee Pension Plan in a manner, or take any other action, which could result in any liability of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

                    (iii) fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA, whether or not there has been a waiver of any funding deficiency within the meaning of Section 412 of the Code or Section 303 of ERISA, with respect to any Employee Pension Plan or fail to pay PBGC premiums when due;

                    (iv) permit the current value of all vested accrued benefits under all Employee Pension Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with Section 430 of the Code;

                    (v) withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability;

                    (vi) fail to comply in all material respects with the requirements of COBRA regarding continued health coverage, of the Health Insurance Portability and Accountability Act of 1996, as amended, and of Section 1862(b) of the Social Security Act, with respect to any Plans subject to the requirements thereof; or

                    (vii) fail to comply, in either form or operation, in all other material respects with the provisions of ERISA and the Code with respect to any Plan.

               (b) The U.S. Borrower shall comply with the ERISA reporting requirements set forth in Section 6.4 (ERISA Notices).

               (c) Each Canadian Loan Party will, and will cause each Subsidiary thereof to (i) comply with all applicable provisions of the ITA, the Pension Benefits Act (Ontario) (or similar provincial statutes) and the regulations thereunder with respect to all Canadian Pension Plans, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) not establish, contribute to, or assume an obligation to contribute to, any defined benefit Canadian Pension Plan without the prior consent of Agent, (iii) pay or remit, or cause each Canadian Loan Party to pay or remit, in a timely fashion all employer or employee payments, contributions or premiums required to be remitted or paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan in accordance with the terms thereof, any funding agreements and all applicable laws and (iv) furnish to the Agent upon the Agent’s request such additional information about any Canadian Pension Plans concerning compliance with this covenant as may be reasonably requested by the Agent.

          As used in this Section 8.12, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B) of ERISA.

     8.13 Insurance.

          8.13.1 Liability, Property Damage, Etc. The Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business. All such insurance covering the assets of a Borrower or a Subsidiary Guarantor shall name the Agent as lender loss payee and additional insured, as applicable and shall provide for at least thirty (30) days advance notice to the Agent prior to any non-renewal, cancellation, change in risks (in any material respect) or material amendment of any such Insurance. In addition, the Borrowers shall, and shall cause each of their Subsidiaries to, maintain such other insurance as may be required by the applicable Security Agreement and the other Loan Documents. Annually (and from time to time upon request of the Agent), the Borrowers shall promptly furnish to the Agent evidence, in form and substance satisfactory to the Agent, of the maintenance of all insurance, indemnities or bonds required by this Subsection 8.13.1.

          8.13.2 PBGC. The U.S. Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers acceptable to the Agent against its obligations and the obligations of its Subsidiaries to the PBGC.

     8.14 Maintenance of Properties.

          The Borrowers shall, and shall cause each of their Subsidiaries to: (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted; and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted; and (c) keep all systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain its franchises, licenses, permits, patent applications, patents, trademarks, service marks, trade dress, domain names, trade names, trade secrets, copyrights and other general intangibles and Intellectual Property owned or licensed by any of them, including the payment of all necessary maintenance fees and the filing of all statutory declarations (provided, that a Borrower or any Subsidiary thereof may abandon or allow to lapse any immaterial Intellectual Property in its business judgment).

     8.15 Maintenance of Records; Fiscal Year.

          The Borrowers shall, and shall cause each of their Subsidiaries to, keep at all times books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and affairs. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and to report on the basis of a fiscal year ending December 31.

     8.16 Inspection.

          Upon reasonable notice (and for this purpose no more than five Business Days’ notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with notice after the occurrence of an Event of Default or Default, each Borrower shall, and shall cause each of its Subsidiaries to, allow any representative of the Agent, the Issuing Bank or any Lender to visit and inspect any of the properties of such Borrower and any of its Subsidiaries, to examine the books of account and other records and files of such Borrower and any of its Subsidiaries (including the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary of such Borrower and information with respect to each business operated by such Borrower and any of its Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of such Borrower and its Subsidiaries with their personnel and accountants; provided that such Borrower shall bear the costs of no more than one (1) such inspection per year if no Default or Event of Default has occurred and is continuing.

     8.17 Exchange of Notes.

          Upon receipt of a written notice of loss, theft, destruction or mutilation of any or all of the Notes and of a letter of indemnity from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Notes if mutilated (in which event no indemnity shall be required), the U.S. Borrower or Canadian Borrower, as applicable, shall execute and deliver a new Note or Notes of like tenor in lieu of such lost, stolen, destroyed or mutilated Notes, as the case may be.

     8.18 Voting.

          Each Borrower shall, and shall cause each of its Subsidiaries to, exercise any and all voting or similar rights that they hold in any Person in a manner consistent with adherence to the provisions of this Agreement and the other Loan Documents.

     8.19 Type of Business.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

     8.20 Issuance of Equity.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, issue any Capital Stock that provides for either required cash payments on or mandatory redemption of such Capital Stock.

     8.21 Change in Documents.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to, amend or otherwise modify the respective Organizational Documents of such Borrower or a Subsidiary thereof in any manner except in a manner that would not reasonably be expected to have an adverse effect on such Subsidiary, such Borrower, or the rights of the Agent and Lenders under the Loan Documents.

     8.22 Payment of Subordinated Indebtedness.

          The Borrowers will not, and Borrowers will not permit any of their Subsidiaries to, make any voluntary payment or prepayment, whether in respect of principal, interest, fees, expenses or otherwise, or any redemption, retirement, purchase or other acquisition, direct or indirect, in respect of any Subordinated Indebtedness except that so long as no Default or Event of Default has occurred and is continuing, the applicable Borrower or applicable Subsidiary may make such payments on Subordinated Indebtedness permitted under Section 8.1 (Indebtedness) in accordance with its terms when due, but only to the extent in compliance with the subordination provisions applicable thereto.

     8.23 Compliance with Federal Reserve Regulations.

          No proceeds of the Loans shall be used, in whole or in part, by the Borrowers, any of their Subsidiaries or other Person, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.” The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower shall complete and sign Part I of a copy of the Federal Reserve Form U-1 referred to in Regulation U of the board of governors of the Federal Reserve System and deliver such copy to each Lender.

     8.24 Limitations on Certain Restrictive Provisions.

          Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, (a) permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any of such Subsidiaries, (ii) the making of advances or other cash payments by any of such Subsidiaries, or (iii) the transfer by any of such Subsidiaries of any of its properties or assets, in each case, to the U.S. Borrower or its Subsidiaries, or (b) agree with any Person that the Borrowers and/or any of their Subsidiaries (i) shall not allow Liens to be created on its assets other than the Permitted Israeli Debt Provisions, or (ii) shall not amend the Loan Documents, except any such agreement or restrictions set forth in the Loan Documents.

     8.25 Environmental Matters.

          The Borrowers shall not, and shall not permit any of their Subsidiaries to,

               (a) cause a Release of any Hazardous Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

               (b) permit to exist any Release of any Hazardous Substance on any real property owned or leased by the Borrower or any of its Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

               (c) take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a material risk of harm to public or occupant health or safety or to the environment.

     8.26 Corporate Separateness.

          The Borrowers shall, and shall cause each of their Subsidiaries that are Loan Parties to, conduct its business and operations separate from that of each Affiliate that is not a Loan Party. Without limiting the generality of the foregoing, the Borrowers shall not, and shall not permit any of their Subsidiaries, to commingle funds with any Person that is not a Loan Party.

     8.27 Certain Obligations Respecting Subsidiaries.

          8.27.1 The U.S. Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries are guarantors of the Secured Obligations and that all of the equity and material assets (excluding real estate) of the U.S. Borrower, all Domestic Subsidiaries and any equity interests of all direct Subsidiaries of the U.S. Borrower and U.S. Subsidiary Guarantors (except with respect to equity of Foreign Subsidiaries only 66.5% of such equity shall be required to be pledged, provided, that when securing obligations under the CTL Suretyship, 100% of such equity shall be required to be pledged) are subject to a first priority Lien securing the Secured Obligations, subject to no other Lien except Permitted Liens. Without limiting the generality of the foregoing, in the event that the U.S. Borrower or any of its Subsidiaries shall form or acquire any Domestic Subsidiary (which it shall only do in conformity with the provisions of this Agreement), the U.S. Borrower, contemporaneously with the formation or acquisition of such new Domestic Subsidiary, shall: (i) execute and deliver, and shall cause the holders of any equity interests not owned by the U.S. Borrower to execute and deliver, such documents as shall be necessary to cause all of the Capital Stock of such new Subsidiary of the U.S. Borrower to be duly pledged (on a first-priority perfected basis) to secure the Secured Obligations; (ii) will cause such new Subsidiary of the U.S. Borrower to execute and deliver a U.S. Subsidiary Suretyship (or a joinder thereto) and a CTL Suretyship (or a joinder thereto), joinders to the U.S. Security Agreement and U.S. Subsidiary Pledge Agreement, UCC-1 financing statements, and such other documents as may be necessary to cause such new Subsidiary of the U.S. Borrower to be a guarantor of the Secured Obligations and its material assets to be pledged to secure such guaranty (excluding real estate); and (iii) will cause such new Subsidiary of the U.S. Borrower to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the U.S. Borrower pursuant to Section 4.1 (Conditions to Effectiveness) upon the Effective Date or as the Agent shall have requested, and to take such other action as the Agent shall request to perfect the security interest in the Capital Stock and material assets of such new Subsidiary of the U.S. Borrower (excluding real estate) created pursuant to the Loan Documents.

          8.27.2 The Canadian Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Canadian Subsidiaries are guarantors of the Canadian Secured Obligations and that all of the equity and material assets (excluding real estate) of the Canadian Borrower, all Canadian Subsidiaries and any equity interests of all direct Subsidiaries of the Canadian Borrower and Canadian Subsidiary Guarantors are subject to a first priority Lien securing the Canadian Secured Obligations, subject to no other Lien except Permitted Liens. Without limiting the generality of the foregoing, in the event that the Canadian Borrower or any of its Subsidiaries shall form or acquire any Canadian Subsidiary (which it shall only do in conformity with the provisions of this Agreement), the Canadian Borrower, contemporaneously with the formation or acquisition of such new Canadian Subsidiary, shall: (i) execute and deliver, and shall cause the holders of any equity interests not owned by the Canadian Borrower to execute and deliver, such documents as shall be necessary to cause all of the Capital Stock of such new Subsidiary of the Canadian Borrower to be duly pledged (on a first-priority perfected basis) to secure the Canadian Secured Obligations; (ii) will cause such new Subsidiary of the Canadian Borrower to execute and deliver a Canadian Subsidiary Suretyship (or a joinder thereto), joinders to the Canadian Security Agreement and Canadian Subsidiary Pledge Agreement, (or such other form of hypothec and other security documents as may be reasonably required by the Agent to perfect a Lien pursuant to the laws of the province of Quebec, if applicable), PPSA financing statements, and such other documents as may be necessary to cause such new Subsidiary of the Canadian Borrower to be a guarantor of the Canadian Secured Obligations and its material assets to be pledged to secure such guaranty (excluding real estate); and (iii) will cause such new Subsidiary of the Canadian Borrower to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Canadian Borrower pursuant to Section 4.1 (Conditions to Effectiveness) upon the Effective Date or as the Agent shall have requested, and to take such other action as the Agent shall request to perfect the security interest in the Capital Stock and material assets of such new Subsidiary of the Canadian Borrower (excluding real estate) created pursuant to the Loan Documents.

     8.28 Further Assurances.

          At its sole cost and expense, upon the reasonable request of the Agent, the Borrowers shall, and shall cause each of its Subsidiaries to, execute and deliver to the Agent and the Lenders such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

     8.29 OFAC.

          None of the Borrowers nor any of its Subsidiaries shall (1) be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits the Agent or the Lenders from making any advance or extension of credit to such Person or from otherwise conducting business with such Person, or (2) fail to provide documentary and other evidence of such Person’s identity as may be requested by the Agent at any time to enable the Agent to verify such Person’s identity or to comply with any applicable law or regulation, including § 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318.

     8.30 Post-Closing Covenants.

          8.30.1 Landlord Waivers. Within 120 days following the Effective Date (or such later date to which the Agent may agree in its sole discretion), (a) the U.S. Borrower shall use its best efforts to deliver to Agent landlord waivers, in form and substance acceptable to Agent, for (i) the property leased by the U.S. Borrower or its Subsidiaries in Malvern, Pennsylvania and (ii) each property leased by the U.S. Borrower or its Subsidiaries at which the aggregate amount of Collateral at such location exceeds $1,000,000 and (b) the Canadian Borrower shall use its best efforts to deliver to the Agent landlord waivers, in form and substance acceptable to Agent, for the properties leased by the Canadian Borrower in Toronto, Ontario, if any.

          8.30.2 Foreign Stock Certificates. Within 120 days following the Effective Date (or such later date to which the Agent may agree in its sole discretion), the Loan Parties will deliver the stock certificates set forth on Schedule 8.30.2 to the Agent, together with the necessary endorsements.

          8.30.3 Additional Post-Closing Items. The Borrower will, and will cause the Subsidiary Guarantors to, execute and deliver the documents and complete the tasks set forth on Schedule 8.30.3 within the time periods specified on Schedule 8.30.3, as applicable (or within such longer periods as may be agreed to by the Agent in its sole discretion).

     8.31 Depositary Banks. Each Loan Party will maintain the Agent or an Affiliate of the Agent or a Lender as its principal depositary bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business, provided, that the Canadian Borrower will not be required to comply with this Section until the one year anniversary of the Effective Date.

ARTICLE 9
EVENTS OF DEFAULT

     9.1 Events of Default.

          “Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

          9.1.1 Failure to Pay Principal or Reimbursement Obligations. (a) If the U.S. Borrower shall fail to make any payment of the principal of the U.S. Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise, (b) if the Canadian Borrower shall fail to make any payment of the principal of the Canadian Term Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise or (c) if any applicant on a Letter of Credit shall fail to make a payment in respect of a reimbursement obligation on the dates when the same shall become due and payable; or

          9.1.2 Failure to Pay Interest, Fees, Etc. If, with respect to the U.S. Obligations, the U.S. Borrower shall fail to make any payment of interest on the Loans, the Unused Commitment Fees, or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such interest, Unused Commitment Fees or other amounts shall become due and payable, and such failure continues for more than two Business Days; or, with respect to the Canadian Obligations, the Canadian Borrower shall fail to make any payment of interest on the Loans or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such interest or other amounts shall become due and payable, and such failure continues for more than two Business Days; or

          9.1.3 Cross Default to Indebtedness. If a Borrower or any of its Subsidiaries shall default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) and 9.1.2 (Failure to Pay Interest, Fees, Etc.)) and the underlying obligation with respect to which a default has occurred aggregates One Million Five Hundred Thousand Dollars ($1,500,000) or more or could result in a required payment of One Million Five Hundred Thousand Dollars ($1,500,000) or more, or (b) if any event shall occur or condition shall exist in respect of any such Indebtedness which would permit or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness; or

          9.1.4 Other Cross-Defaults. If a Borrower or any of its Subsidiaries shall default in the payment when due or in the performance or observance of any obligation (except obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.) and 9.1.3 (Cross Default to Indebtedness)), whether now or hereafter incurred, which default would reasonably be expected to result in a Material Adverse Change; or

          9.1.5 Misrepresentations. If any representation or warranty made (a) by any Loan Party in this Agreement or in any other Loan Document or (b) by a Borrower or any other Person (other than the Agent, the Issuing Bank or a Lender) in any document, certificate or statement furnished pursuant to this Agreement or any other Loan Document, shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made; or

          9.1.6 Certain Covenant Defaults. If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Article 6 (Reporting Requirements and Notices), Article 7 (Financial Covenants), Sections 8.1 to 8.7 inclusive, Subsection 8.8(a), Sections 8.11 to 8.13 inclusive, or Sections 8.19 to 8.25 inclusive; or

          9.1.7 Other Covenant Defaults. If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, other than as provided in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.), 9.1.3 (Cross Default to Indebtedness) and 9.1.6 (Certain Covenant Defaults), or any agreement incidental hereto (other than as provided in Subsection 9.1.8 (Other Loan Document Defaults; Security) and, if capable of being remedied, such default shall continue unremedied for 30 days after the commencement of such default; or

          9.1.8 Other Loan Document Defaults; Security. If any of the parties, other than the Agent, the Issuing Bank and the Lenders, to any of the Loan Documents (other than this Agreement) shall fail to perform any of its obligations under any of such agreements (after taking into account any applicable cure period set forth in such agreements); or if the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of such parties thereto; or if, other than as a direct result of any action of the Agent, the Issuing Bank or the Lenders, any Liens created or intended to be created by any of the Loan Documents shall at any time cease to be valid and perfected first priority Liens in favor of the Agent (for the benefit of the Secured Parties), subject to no equal or prior Liens except Permitted Liens; or if any material covenant, agreement or obligation of any Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable in accordance with its terms; or if any Loan Document shall be cancelled, terminated, revoked or rescinded except in accordance with its terms; or if any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any material covenant, agreement or obligation of any Loan Party under any Loan Document is illegal, invalid or unenforceable; or

          9.1.9 Custody or Control of Assets. If custody or control of any substantial part of the property of a Borrower or any of its Subsidiaries shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

          9.1.10 Discontinuance of Business. If a Borrower or any of its Subsidiaries shall suspend or discontinue its business or any line thereof except, in the case of any of such Subsidiaries, pursuant to a dissolution or merger of such Subsidiary permitted by the terms of this Agreement; or

          9.1.11 Insolvency. (a) If a Borrower or any of its Subsidiaries shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) become insolvent (howsoever such insolvency may be evidenced), (vi) be adjudicated insolvent or bankrupt, (vii) petition or apply to any tribunal for the appointment of any receiver, interim receiver, receiver and manager, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (viii) commence any case or proceeding relating to it under any Debtor Relief Law of any jurisdiction, whether now or hereafter in effect; or (b) if there shall be commenced against a Borrower or any of its Subsidiaries any such case, petition or proceeding (including the filing of a notice of intention in respect thereof) and the same shall not be dismissed within 60 days or an order, judgment or decree approving the petition in any such proceeding shall be entered against a Borrower or any of its Subsidiaries; or (c) if a Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any Debtor Relief Law, fraudulent conveyance or similar law; or (d) if a Borrower or any of its Subsidiaries shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any Debtor Relief Law; or (e) if a Borrower or any of its Subsidiaries shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

          9.1.12 Change of Control. If there shall occur a Change of Control; or

          9.1.13 Subordination. If the obligations purported to be subject to any subordination agreement in favor of the Agent cease to be fully subordinated to all of the obligations under this Agreement; or

          9.1.14 Interest Rate Protection Agreements. If a Borrower or any of its Subsidiaries shall default in any payment or performance of any obligations under any Swap Agreement entered into with any Swap Party, regardless of the amount involved in such default; or

          9.1.15 Judgments. If any judgment or judgments or assessment or assessments for the payment of money in excess of Two Million Dollars ($2,000,000) in the aggregate shall be rendered against a Borrower or any of its Subsidiaries and such judgment remains either unstayed or unsatisfied for a period of sixty (60) days or more from when due; or

          9.1.16 Unenforceability of Licenses. If (a) any lenders or creditors of Vishay Intertechnology, Inc. exercise any remedies or have a right to exercise any remedies against any of the intellectual property that is the subject of any of the License Agreements or (b) a Borrower or any Subsidiary of a Borrower is unable to enforce its rights under any of the License Agreements or use any of the intellectual property that is the subject of any of the License Agreements; or

          9.1.17 Claims Under Tax Matters Agreement. If (i) (a) any claim or proceeding is made or pursued with any court or other Governmental Authority against any Loan Party or (b) a Loan Party enters a binding arbitration proceeding under the terms of Section 8.3 of the Master Separation and Distribution Agreement with respect to a claim against such Loan Party, alleging damages of more than $2,000,000 under the terms of the Tax Matters Agreement, and such claim or proceeding is not withdrawn or determined to be invalid for a period of 90 days or more or (ii) any Loan Party is required to pay in excess of $5,000,000 (without further legal recourse) or does pay in excess of $5,000,000 pursuant to claims under the Tax Matters Agreement and if after giving effect to such payment (or required payment) Total Liquidity is less than $12,500,000.

     9.2 Acceleration; Remedies.

          9.2.1 Acceleration upon Insolvency. Upon the occurrence of any event described in Subsection 9.1.11 (Insolvency), the entire unpaid principal balance of the Notes, and interest accrued and premium, if any, thereon, and any unpaid accrued Unused Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrowers and the Commitments shall terminate without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrowers.

          9.2.2 Acceleration upon Other Defaults. Upon the occurrence of any Event of Default other than any event described in Subsection 9.1.11 (Insolvency), or at any time thereafter if any Event of Default shall then be continuing, the Agent may (and shall if directed by the Requisite Lenders) (a) by written notice to the U.S. Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes, and interest accrued and premium, if any, thereon and any unpaid accrued Unused Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower, and/or (b) terminate the Commitment.

          9.2.3 Remedies in General. In the event of acceleration pursuant to Subsection 9.2.1 (Acceleration upon Insolvency) or Subsection 9.2.2 (Acceleration upon Other Defaults), all principal and interest, premium, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrowers; and the Agent (acting directly or through appointment of one or more trustees of the Agent’s choosing) may proceed to protect and enforce its rights and those of the Issuing Bank and the Lenders under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. Further, to the extent permitted under law, the Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of either or both of the Borrowers or any of its Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority. All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Agent, the Issuing Bank or any Lender, and no course of dealing between a Borrower or any of its Subsidiaries, on one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Agent.

     9.3 Proceeds of Collateral.

          9.3.1 Canadian Obligations.

          Following an Event of Default and acceleration of the Canadian Obligations, the Agent shall apply proceeds of Canadian Collateral as follows:

          First, to payment of that portion of the Canadian Secured Obligations constituting fees, expenses (including expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;

          Second, to payment of that portion of the Canadian Secured Obligations constituting accrued and unpaid fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

          Third, to payment of that portion of the Canadian Secured Obligations constituting unpaid principal of the Loans and reimbursement obligations under Letters of Credit for which the Canadian Borrower was a co-applicant, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;

          Fourth, to payment of all other Canadian Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

          Finally, the balance, if any, after all of the Canadian Secured Obligations have been satisfied, to the Canadian Borrower or its applicable Subsidiary or as otherwise required by Law.

          9.3.2 U.S. Obligations.

          Following an Event of Default and acceleration of the U.S. Obligations, the Agent shall apply proceeds of U.S. Collateral as follows:

     First, to payment of that portion of the Secured Obligations constituting fees, expenses (including expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;

     Second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and accrued and unpaid Unused Commitment Fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

     Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and reimbursement obligations under Letters of Credit, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;

     Fourth, to payment of all other Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

     Finally, the balance, if any, after all of the Secured Obligations have been satisfied, to the U.S. Borrower or its applicable Subsidiary or as otherwise required by Law.

For purposes of this Section 9.3, if there are Secured Obligations arising out of Interest Rate Protection Agreements, the Requisite Lenders shall determine whether such obligations are most appropriately characterized as interest, principal, fees or other and shall add those obligations to the appropriate category above. Any determination of the Requisite Lenders in this regard shall be conclusive absent manifest error, provided, however, that the characterization of such obligations shall be the same with respect to all Secured Parties. By way of example, the Requisite Lenders may determine that (a) obligations such as the net amount of Settlement Amounts (as defined in the 1992 form of Master Agreement (Multicurrency – Cross Border) or the 1992 form of Master Agreement (Local Currency – Single Jurisdiction) published by the International Swaps and Derivatives Association or any successor forms) owing by a Borrower to the relevant Secured Party (as reduced by the net amount of Unpaid Amounts (as so defined), if any, or owing by the relevant Secured Party to such Borrower shall be treated, for purposes of this Section 9.3, as principal on the Loans, and (b) Unpaid Amounts, interest on Unpaid Amounts and interest on Settlement Amounts owing by such Borrower to the relevant Secured Party shall be treated, for purposes of this Section 9.3, as interest.

To the extent that proceeds of U.S. Collateral may applied against either the Canadian Secured Obligations guaranteed by the U.S. Borrower and U.S. Subsidiary Guarantors or against the other Secured Obligations, the Agent may make a determination as to how such Collateral shall be applied and such determination shall be conclusive absent manifest error. Each of the Loan Parties expressly agrees to such application.

ARTICLE 10
AGENCY

     10.1 Appointment and Authority.

          Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPM to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Without limiting the generality of the foregoing, the Lenders and the Issuing Bank hereby authorize the Agent (in its sole discretion):

               (a) in connection with (i) the sale or other disposition of any asset included in the Collateral to a Person who is not a Loan Party, (ii) the sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor to a Person who is not a Loan Party, (iii) the Permitted Japanese Subsidiary Reorganization or (iv) the Permitted French Subsidiary Reorganization, in each case to the extent undertaken in accordance with the terms of this Agreement, to release a Lien granted to it (for the benefit of the Secured Parties) on such asset or Capital Stock and/or to release such Subsidiary Guarantor from its obligations hereunder;

               (b) to determine that the cost to a Borrower is disproportionate to the benefit to be realized by the Agent, the Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Borrower should not be required to perfect such Lien in favor of the Agent (for the benefit of the Secured Parties);

               (c) to appoint subagents to be the holder of record of a Lien to be granted to the Agent (for the benefit of the Secured Parties) or to hold on behalf of the Agent the Collateral or instruments relating thereto;

               (d) to enter into and perform its obligations under the other Loan Documents; and

               (e) to execute and deliver the agreements contemplated by Section 11.5 (Amendments, Waivers and Consents).

     10.2 Rights as a Lender.

          The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary of the U.S. Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

     10.3 Agent May File Proofs of Claim and Other Actions.

               (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, in addition to any other rights and remedies provided under the Loan Documents or applicable law, the Agent (irrespective of whether the principal of any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

                    (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the U.S. Loans or Canadian Term Loan, as applicable, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Sections 2.9 (Fees to Lenders), 3.1.6 (Fees) and 11.14 (Expenses; Indemnity; Damage Waiver)) allowed in such judicial proceeding;

                    (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

                    (iii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.9 (Fees to Lenders) and 11.14 (Expenses; Indemnity; Damage Waiver).

               (b) In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable law, upon the occurrence and during the continuance of an Event of Default, each of the Lenders, the Swing Lender and the Issuing Bank hereby authorizes the Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable law, in the name of the Secured Parties or otherwise, including sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Agent may deem commercially reasonable and to credit bid any or all of the Secured Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

     10.4 Exculpatory Provisions.

          The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent

               (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing,

               (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, and

               (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

          The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Agent by the applicable Borrower, a Lender or the Issuing Bank which notice states that it is a “Notice of Default” or a “Notice of an Event of Default”.

          The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 (Conditions to Fundings and Issuances of Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

     10.5 Reliance by Agent.

          The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. It is acknowledged that counsel to the Agent exclusively represents the Agent and, absent an express written agreement of such counsel to the contrary, there are no third party beneficiaries of that relationship.

     10.6 Delegation of Duties.

          The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     10.7 Resignation of Agent.

          The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a Lender or an Affiliate of a Lender. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring (or retired) Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.14 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

     10.8 Non-Reliance on Agent and Other Lenders.

          Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     10.9 No Other Duties, Etc.

          Anything herein to the contrary notwithstanding, the Joint Book-Runner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder.

     10.10 European Agent.

          All rights to indemnification, exculpation, expense reimbursement and other rights of the Agent provided for in this Article 10 and elsewhere in this Agreement and the other Loan Documents shall apply also to the European Agent.

     10.11 Canadian Agent.

          All rights to indemnification, exculpation, expense reimbursement and other rights of the Agent provided for in this Article 10 and elsewhere in this Agreement and the other Loan Documents shall apply also to the Canadian Agent.

ARTICLE 11
MISCELLANEOUS

     11.1 Notices; Effectiveness; Electronic Communication.

          11.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 11.1.2 (Electronic Communications)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

               (a) if to the U.S. Borrower or any Loan Party (other than the Canadian Borrower or Canadian Subsidiary Guarantors), to it at Vishay Precision Group, 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention of Steven Klausner, Treasurer (Telecopier No. 484-696-3533; Telephone No. 484-321-5307);

                    with a copy to: Vishay Precision Group, 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention of Roland B. Desilets, Esq., Director of Legal Services (Telecopier No. 484-321-5301; Telephone No. 484-321-5324);

                    and a copy to: Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, Attention of Barry M. Abelson (Telecopier No. 215-981-4750; Telephone No. 215-981-4282);

               (b) if to the Canadian Borrower or Canadian Subsidiary Guarantors, to it at Vishay Precision Group, 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention of Steven Klausner, Treasurer (Telecopier No. 484-696-3533; Telephone No. 484-321-5307);

                    with a copy to: Vishay Precision Group, 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention of Roland B. Desilets, Esq., Director of Legal Services (Telecopier No. 484-321-5301; Telephone No. 484-321-5324);

                    and a copy to: Goodmans LLP, Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, ON M5H 2S7, Attention of David Nadler (Telecopier No. 416-979-1234; Telephone No. 416-979-2211);

               (c) (i) if to the Agent, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of April Yebd (Telecopier No. 888-292-9533; Email: april.yebd@jpmorgan.com), (ii) if to the European Agent in the case of notices related to Loans denominated in a currency other than U.S. Dollars, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of the Manager: Loan and Agency (Telecopy No. 44 207 777 2360; Email: loan_and_agency_london@jpmorgan.com), and (iii) if to the Canadian Agent, to JPMorgan Chase Bank, N.A., Toronto Branch, 10 South Dearborn Street, Chicago, IL 60603, Attention: Jackie See (Telecopy No. 312-385-7101; Email: jackie.see@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Suite 730, Shelton, CT 06484, Attention of Peter Killea (Telecopy No. 203-944-8495);

               (d) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of April Yebd (Telecopier No. 888-292-9533; Email: april.yebd@jpmorgan.com); and

               (e) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection 11.1.2 (Electronic Communications), shall be effective as provided in Subsection 11.1.2 (Electronic Communications).In the event of a discrepancy between any telephonic and any written notice, the written notice shall control. Any Lender giving any notice to a Borrower shall send simultaneously a copy of such notice to the Agent.

          11.1.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2.14 (Mechanics of Payments; Lender Payments) or Subsection 3.1.7 (Participation by Lenders). If such Lender or Issuing Bank, as applicable, has notified the Agent that is incapable of receiving notices under such Sections by electronic communication, the Agent or the applicable Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

          11.1.3 Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     11.2 Survival of Representations.

          All representations and warranties contained in the Loan Documents shall survive the making of the Loans and the issuance of the Letters of Credit (but not the termination of the Loan Documents) and shall not be waived by the execution and delivery of this Agreement or any investigation by the Agent, the Issuing Bank or the Lenders.

     11.3 No Implied Waivers.

          No failure or delay on the part of the Agent, the Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between any Borrower or any of their Subsidiaries, on the one hand, and the Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Agent, the Issuing Bank or any Lender would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Agent, the Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

     11.4 Severability.

          Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.5 Amendments, Waivers and Consents.

          11.5.1 In General. This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrowers and the Agent with the consent of the Lenders as provided in this Subsection 11.5.1; provided, however, that the obligations and duties of the European Agent shall not be modified or amended without the written consent of the European Agent and the obligations and duties of the Canadian Agent shall not be modified or amended without the written consent of the Canadian Agent. With the written consent of the Requisite Lenders, the Agent may, on behalf of the Lenders, enter into agreements that modify, amend or supplement this Agreement or any other Loan Document, and with such consent, the Agent may waive compliance with any provision of any of the Loan Documents, all as referred to in this Subsection 11.5.1. However, no such modification, amendment, supplement or waiver shall:

               (a) increase the maximum amount of the Commitment of any Lender without such Lender’s written consent,

               (b) extend the Maturity Date or any scheduled amortization or date for payment of interest on the Loans of any Lender without such Lender’s written consent,

               (c) amend the interest rate provisions hereof to decrease the rate of interest payable to any Lender without such Lender’s written consent, provided that the written consent of the Requisite Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate pursuant to Subsection 2.10.6 (Default Rate; Late Fee),

               (d) reduce the amount of the fees payable under Subsection 2.9.1 (Unused Commitment Fees) or other fees payable to any Lender without such Lender’s written consent, other than any fee payable solely to the Agent,

               (e) amend, modify or waive the provisions of this Section 11.5 without each Lender’s written consent,

               (f) amend or modify the definition of “Requisite Lenders” without each Lender’s written consent,

               (g) release all or substantially all of the guaranties or all or substantially all of the Collateral that secures the Obligations without each Lender’s written consent; provided however, the Agent may without the consent of any Person release any guarantor or any Collateral granted pursuant to the Loan Documents and file UCC-3 or PPSA termination statements or statements of amendment or take other appropriate action (i) as a court of competent jurisdiction may direct, (ii) in connection with a disposition (other than to a Borrower or any of the Subsidiaries of the U.S. Borrower) permitted under Subsection 8.7.2 (Sales and Other Dispositions) or as otherwise provided under the Loan Documents, or (iii) if, in accordance with this Agreement, cash proceeds from any sale or transfer of the Collateral are used to prepay outstanding sums due under this Agreement or are reinvested in a Borrower or any Subsidiary of the U.S. Borrower, or

               (h) waive an Event of Default under Subsection 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 9.1.2 (Failure to Pay Interest, Fees, Etc.) (other than in respect of the imposition of the Default Rate) after such Event of Default shall have occurred without each Lender’s written consent (but the Requisite Lenders may direct the Agent to forbear under such circumstances).

          11.5.2 Exception. Notwithstanding the foregoing provisions of this Section 11.5 or anything to the contrary contained in this Agreement, any Lender that has requested that it not receive material, non-public information concerning the Borrowers, and that is therefore unable or unwilling to vote with respect to an issue arising under this Agreement, will agree to vote, and will be deemed to have voted, its Commitment under this Agreement pro rata in accordance with the percentage of Commitments voted in favor of, and the percentage of Commitments voted against, any such issue under this Agreement.

     11.6 Successors and Assigns.

          11.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Subsection 11.6.2 (Assignments by Lenders), (b) by way of participation in accordance with the provisions of Subsection 11.6.4 (Participations) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 11.6.6 (Certain Pledges) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 11.6.4 (Participations) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          11.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

               (a) Minimum Amounts.

                    (i) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                    (ii) in any case not described in the preceding paragraph (i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the U.S. Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

               (b) Pro Rata Assignment. Each assignment shall include a pro rata portion of such Lender’s RC Commitment, Canadian Term Commitment, U.S. Term Commitment, RC Loans, U.S. Term Loans and Canadian Term Loans.

               (c) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a) of this Subsection 11.6.2 and, in addition:

                    (i) the consent of the U.S. Borrower (such consent not to be unreasonably withheld) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof; and

                    (ii) the consent of the Agent, Swingline Lender and Issuing Bank (each such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

               (d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

               (e) No Assignment to Borrower. No such assignment shall be made to a Borrower or any of a Borrower’s Affiliates or Subsidiaries.

               (f) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to Subsection 11.6.3 (Register), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsection 2.10.5 (Breakage), Section 2.11 (Increased Costs; Unavailability) and Section 11.14 (Expenses; Indemnity; Damage Waiver) with respect to the facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 11.6.4 (Participations).

          11.6.3 Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          11.6.4 Participations.

               (a) Any Lender may at any time, without the consent of, or notice to, the Agent or the Borrowers, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Lenders and the Issuing Bank and Swing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Any Lender may furnish any information concerning the Borrowers in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participants to agree in writing to maintain the confidentiality of such information as provided in Section 11.13 (Treatment of Certain Information; Confidentiality; Advertisement). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Subsection 11.14.3 (Reimbursement by Lenders) with respect to any payments made by such Lender to its Participants.

               (b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, restatement, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, restatement, modification or waiver with respect to the matters specifically referred to in clauses (a), (b), (c) and (g) of Section 11.5 (Amendments, Waivers and Consents) that affect such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Subsection 2.10.5 (Breakage), Section 2.11 (Increased Costs; Unavailability) and Section 2.15 (Taxes) (subject to the requirements and limitations therein, including the requirements under Subsection 2.15.6 (Status of Lenders) (it being understood that the documentation required under Subsection 2.15.6 (Status of Lenders) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6.2 (Assignments by Lenders) provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 (Mitigation Obligations; Replacement of Lenders) as if it were an assignee under Subsection 11.6.2 (Assignments by Lenders); and (B) shall not be entitled to receive any greater payment under Section 2.11 (Increased Costs; Unavailability) or Section 2.15 (Taxes), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16.2 (Replacement of Lenders) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.11 (Right of Setoff) as though it were a Lender, provided that such Participant agrees to be subject to Subsection 2.13.5 (Sharing of Payments by Lenders) as though it were a Lender.

          11.6.5 Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 (Increased Costs; Unavailability) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 (Taxes) unless the U.S. Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Subsection 2.15.6 (Status of Lenders) as though it were a Lender.

          11.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     11.7 Calculations and Financial Data.

          Except as otherwise provided in this Agreement, calculations under this Agreement shall be made and financial data and terms referred to in this Agreement shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

     11.8 Descriptive Headings.

          The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

     11.9 Governing Law; Jurisdiction; Etc.

          11.9.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law).

          11.9.2 Submission to Jurisdiction. The Borrowers irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in Philadelphia County and of the United States District Court of the Eastern District of Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or its properties in the courts of any jurisdiction.

          11.9.3 Waiver of Venue. Each of the Borrowers irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 11.9.2 (Submission to Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Borrowers irrevocably waives, to the fullest extent permitted by applicable law, any right to bring any action or proceeding against (a) the Agent in any court outside the county of Philadelphia, Commonwealth of Pennsylvania, or (b) the Issuing Bank or any other Lender other than a state within the United States designated by the Issuing Bank or such Lender.

          11.9.4 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 (Notices; Effectiveness; Electronic Communication). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. The Canadian Borrower hereby irrevocably appoints the U.S. Borrower as its non-exclusive agent for service of process for all matters relating to or arising out of the Loan Documents and the U.S. Borrower hereby accepts such appointment.

     11.10 Maximum Lawful Interest Rate.

          Subject to Subsection 2.10.10 (Limitation on Canadian Interest) with respect to the Canadian Term Loan, if, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loans, shall be deemed by a court of law with competent jurisdiction, a governmental agency or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrowers under applicable Law, if such interest, fees and expenses are in excess of the maximum amount permitted by applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Notes. As used in this Section 11.10, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law that results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

     11.11 Right of Setoff.

          If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the U.S. Borrower or U.S. Subsidiary Guarantors and, in the case of Canadian Secured Obligations, the Canadian Borrower and, if applicable, the Canadian Subsidiary Guarantors against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Person may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the applicable Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     11.12 Counterparts; Integration; Effectiveness; Electronic Execution.

          11.12.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4 (Conditions Precedent to Fundings and issuance of Letters of Credit), this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          11.12.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” or words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     11.13 Treatment of Certain Information; Confidentiality; Advertisement.

          11.13.1 Confidentiality. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Interest Rate Protection Agreement with any Lender or any of its Affiliates or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. Notwithstanding the foregoing, any Lender may disclose Information, without notice to Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

          11.13.2 Information. For purposes of this Section 11.13, “Information” means all information received from a Borrower or any of its Subsidiaries relating to a Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the applicable Borrower or any of its Subsidiaries, provided that, in the case of information received from a Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          11.13.3 Advertisement. The Agent may provide information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrowers’ names, (ii) principal loan amounts, (iii) interest rate, (iv) term length and (v) commitment fees and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

     11.14 Expenses; Indemnity; Damage Waiver.

          11.14.1 Costs and Expenses. (a) The U.S. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates including the reasonable fees, charges and disbursements of counsel for the Agent (and fees and time charges and disbursements for attorneys who may be employees of the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) including costs associated with any websites used for the syndication or administration of the credit facility, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Bank including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank (and fees and time charges for attorneys who may be employees of the Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Agent, the Issuing Bank or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Loan Documents.

               (b) The Canadian Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates including the reasonable fees, charges and disbursements of counsel for the Agent (and fees and time charges and disbursements for attorneys who may be employees of the Agent), in connection with the syndication of the Canadian Term Commitment and Canadian Term Loan provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) to the extent that the same relate to the Canadian Term Commitment or Canadian Term Loan including costs associated with any websites used for the syndication or administration of the credit facility, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit for the account of the Canadian Borrower or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Bank including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank (and fees and time charges for attorneys who may be employees of the Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents to the extent that the same relate to the Canadian Term Commitment or Canadian Term Loan, including its rights under this Section, or in connection with the Canadian Term Loans made or Letters of Credit issued hereunder for the account of the Canadian Borrower, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any Canadian governmental authority or department against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Agent, the Issuing Bank or any Lender as a result of the funding of such Loans, the issuance of such Letters of Credit, the acceptance of payments or of Canadian Collateral due under the Loan Documents. To the extent that any expenses or liabilities referred to in this Section may relate to the Canadian Term Loans, the Canadian Commitment, the Canadian Collateral, the Canadian Subsidiary Guarantors, if any, and/or the Canadian Borrower and also may relate to the RC Loans, U.S. Term Loans, the RC Commitment (and the swing line subfacility and letter of credit subfacility), the U.S. Term Commitment, the U.S. Collateral, the U.S. Subsidiary Guarantors and/or the U.S. Borrower, the Agent may allocate such expenses and liabilities between the Secured Obligations and the Canadian Secured Obligations, and any determination by the Agent shall be conclusive, absent manifest error. For the sake of clarity, the U.S. Borrower shall be liable for all of the foregoing expenses and liabilities by virtue of the preceding paragraph and/or its guaranty of the Canadian Secured Obligations regardless of whether such expenses and other liabilities may also constitute Canadian Secured Obligations.

          11.14.2 Indemnification by the Borrower. The Borrowers shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrowers or any of its Subsidiaries, or any environmental liability related in any way to the Borrowers or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrowers or any other Loan Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          11.14.3 Reimbursement by Lenders. To the extent that a Borrower fails to pay any amount required under Subsections 11.14.1 (Costs and Expenses) and 11.14.2 (Indemnification by the Borrower) to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank, any Swing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or any such Issuing Bank, such Swing Lender or any Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of the claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank or such Swing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or Issuing Bank or any such Swing Lender in connection with such capacity. The obligations of the Lenders under this Subsection 11.14.3 are subject to the provisions of Section 2.7 (Lenders’ Obligations Several).

          11.14.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection 11.14.2 (Indemnification by the Borrower) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          11.14.5 Payments. All amounts due under this Section 11.14 shall be payable promptly after demand therefor.

     11.15 Certification of Amounts.

          The certification by the Agent, the Issuing Bank or a Lender of the amount of liabilities, losses, costs, expenses, claims and/or charges pursuant to Section 11.14 (Expenses; Indemnity; Damage Waiver) shall be conclusive if such amounts have been computed or reached in a reasonable manner.

     11.16 Termination of Security; Partial Release of Security.

          11.16.1 Termination of Security. At such time as no Secured Party has any commitment to make financial accommodations to a Borrower pursuant to the terms hereof and all the Secured Obligations and Canadian Secured Obligations have been paid and performed in full, then the security provided for in the Loan Documents shall terminate, provided that the security provided for in the Loan Documents shall be reinstated if at any time any payment of any of the Secured Obligations or Canadian Secured Obligations is rescinded or must otherwise be returned by the Agent upon the insolvency, bankruptcy or reorganization of a Borrower or any other Loan Party or otherwise, all as though such payment had not been made, and provided, further, that all indemnities of the Borrowers and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security.

          11.16.2 Partial Release of Security. Effective upon the closing of a disposition of any Collateral to any Person (other than a Borrower or any of its Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement, the Lien of the Agent on the assets subject to such disposition shall terminate and upon receipt by the Agent of a certification to such effect from the chief financial officer of the U.S. Borrower, the security interest granted under the Loan Documents in the Collateral so disposed of shall terminate and the Agent shall deliver such releases as may be appropriate or reasonably requested, provided, however, the security interest granted under the Loan Documents in all remaining Collateral shall remain in full force and effect.

     11.17 Waiver of Jury Trial.

          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     11.18 Patriot Act Notice.

          IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: when a Borrower opens an account, the Agent will ask for the Borrower’s name, taxpayer identification number, business address and other information that will allow the Agent to identify the Borrower. The Agent may also ask to see the Borrower’s legal organizational documents or other identifying documents.

          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SUBSECTION 11.13.1 (CONFIDENTIALITY) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAW.

          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE AGENT THAT IT HAD IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

     11.19 Canadian Anti-Money Laundering Legislation.

               (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

               (b) If the Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:

                    (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

                    (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

          Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

     11.20 Acknowledgment of Lender Assignment. The parties acknowledge that RBS Citizens, N.A. has irrevocably sold and assigned to Citizens Bank of Pennsylvania, its Affiliate, all of the rights and obligations of RBS Citizens, N.A. in its capacity as a Lender under this Agreement.

     IN WITNESS WHEREOF, the Borrowers, the Agent, the European Agent, the Canadian Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

VISHAY PRECISION GROUP, INC.

By:	/s/ Steven Klausner
Name: Steven Klausner
Title: Treasurer

VISHAY PRECISION GROUP CANADA ULC

By:	/s/ Steven Klausner
Name: Steven Klausner
Title: Treasurer

J.P. MORGAN EUROPE LIMITED, as European
Agent

By:	/s/ Altan Kayaalp
Name: Altan Kayaalp
Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO
BRANCH, as Canadian Agent

By:	/s/ Steve Voigt
Name: Steve Voigt
Title: Senior Vice President

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, in its capacity as the Agent, the
Issuing Bank, the Swing Lender and a Lender

By:	/s/ Peter M. Killea
Name: Peter M. Killea
Title: Vice President

Wire Transfer Information

JPMorgan Chase Bank, N.A.
ABA Number	021000021
Account Number	9008113381C3573
Attention:	To Credit Loan Processing DP
Re:	Vishay Precision Group

CITIZENS BANK OF PENNSYLVANIA, in its
capacity as a Lender

By:	/s/ Carol Castle
Name: Carol Castle
Title: Senior Vice President

Solely for purposes of acknowledging Section 11.20:

RBS CITIZENS, N.A.

By:	/s/ William E. Rurode, Sr.
Name: William E. Rurode, Sr.
Title: Senior Vice President

ARTICLE 1	DEFINITIONS		2
1.1	Defined Terms		2
1.2	Terms Generally		30
ARTICLE 2	THE LOANS		30
2.1	Revolving Credit Loans to U.S. Borrower		30
	2.1.1	Commitment to Make RC Loans	30
	2.1.2	Available RC Commitment	31
	2.1.3	Voluntary RC Commitment Reductions	31
	2.1.4	Repayment in connection with Commitment Reductions,
		Certain Currency Exchange Fluctuations and on Maturity Date	31
	2.1.5	Voluntary Prepayment	32
2.2	Swing Loans		32
	2.2.1	Swing Loan Advances	32
	2.2.2	Terms of Swing Loan Borrowings	32
	2.2.3	Participation by Lenders	32
	2.2.4	No Set-off, Etc.	33
	2.2.5	Certain Limitations	33
2.3	Borrowing Notice		34
2.4	Increase in RC Commitment		35
2.5	Term Loan to U.S. Borrower		36
	2.5.1	Commitment to Make U. S. Term Loans	36
	2.5.2	Repayment of U.S. Term Loans	36
	2.5.3	Voluntary Prepayments	37
	2.5.4	Mandatory Prepayments	37
2.6	Term Loan to Canadian Borrower		37
	2.6.1	Commitment to Make Canadian Term Loans	37
	2.6.2	Repayment of Canadian Term Loans	37
	2.6.3	Voluntary Prepayments	38
	2.6.4	Mandatory Prepayments	38
2.7	Lenders’ Obligations Several		38
2.8	Notes		39
2.9	Fees to Lenders		39
	2.9.1	Unused Commitment Fees	39
	2.9.2	Letter of Credit Fees	40
	2.9.3	Other Fees	40
2.10	Interest		40
	2.10.1	Rates	40
	2.10.2	Applicable Margin	40
	2.10.3	Adjustments to Applicable Margin	41
	2.10.4	LIBOR Election	41
	2.10.5	Breakage	42
	2.10.6	Default Rate; Late Fee	42
	2.10.7	Source of Funds	42
	2.10.8	Interest Due with Certain Repayments and Prepayments	43
	2.10.9	Interest Act (Canada)	43
	2.10.10	Limitation on Canadian Interest	43

2.11	Increased Costs; Unavailability		44
	2.11.1	Increased Costs Generally	44
	2.11.2	Capital Requirements	44
	2.11.3	Certificates for Reimbursement	45
	2.11.4	Delay in Requests	45
	2.11.5	Inability to Determine LIBOR	45
	2.11.6	Laws Affecting LIBOR Availability	45
2.12	Purpose		45
2.13	Mechanics of Payments: Borrower Payments		46
	2.13.1	Manner of Making Payments	46
	2.13.2	Payments by Borrower; Presumptions by Agent	46
	2.13.3	Disbursements from Agent to Lenders	47
	2.13.4	Authorization to Deduct Funds and Make Loans in Satisfaction
		of Obligations	47
	2.13.5	Sharing of Payments by Lenders	47
	2.13.6	Payments Due on Non-Business Days	48
	2.13.7	Judgment Currency Conversion	48
2.14	Mechanics of Payments; Lender Payments		49
	2.14.1	Funding by Lenders; Presumption by Agent	49
2.15	Taxes		49
	2.15.1	Payments Free of Taxes	49
	2.15.2	Payment of Other Taxes by the Borrowers	50
	2.15.3	Indemnification by the Borrowers	50
	2.15.4	Indemnification by the Lenders	50
	2.15.5	Evidence of Payments	50
	2.15.6	Status of Lenders	51
	2.15.7	Treatment of Certain Refunds	52
	2.15.8	Survival	52
2.16	Mitigation Obligations; Replacement of Lenders		52
	2.16.1	Designation of a Different Lending Office	52
	2.16.2	Replacement of Lenders	52
2.17	Defaulting Lenders		53
2.18	Additional U.S. Borrowers		55
	2.18.1	Request for Additional Borrowers	55
	2.18.2	Lender Elections to Accept Additional U.S. Borrower	55
	2.18.3	Execution of Documentation by Additional U.S. Borrower	55
2.19	Determination of U.S. Dollar Equivalents		55
ARTICLE 3	LETTERS OF CREDIT		56
3.1	Letters of Credit		56
	3.1.1	Commitment to Issue Letters of Credit	56
	3.1.2	Reimbursement Obligations	56
	3.1.3	Limitation on Amount	57
	3.1.4	Obligations Absolute	57
	3.1.5	Reliance by Issuing Bank	58
	3.1.6	Fees	58
	3.1.7	Participation by Lenders	58

	3.1.8	Standard of Conduct	59
	3.1.9	Cash Collateral Account	59
	3.1.10	Obligations Secured	59
	3.1.11	Canadian Borrower’s Obligations	59
ARTICLE 4	CONDITIONS		60
4.1	Conditions to Effectiveness		60
	4.1.1	Execution of this Agreement	60
	4.1.2	Notes	60
	4.1.3	Security Agreement	60
	4.1.4	Guaranty and Suretyship Agreement	60
	4.1.5	Pledge Agreements	61
	4.1.6	Target Purchase Agreement	61
	4.1.7	Payment of Fees and Costs	61
	4.1.8	Corporate Proceedings	61
	4.1.9	Consents and Approvals	62
	4.1.10	Material Adverse Change; Compliance with Law	62
	4.1.11	Opinions of Counsel	62
	4.1.12	Officer’s Compliance Certificate	62
	4.1.13	Good Standing	62
	4.1.14	Lien Searches	62
	4.1.15	Patriot Act	63
	4.1.16	Evidence of Insurance	63
	4.1.17	Upfront Fee	63
	4.1.18	Intellectual Property Collateral Agreements	63
	4.1.19	Other Requirements	63
4.2	Conditions Precedent to Term Loans		63
	4.2.1	Acquisition	63
	4.2.2	Representations and Warranties	64
	4.2.3	Corporate Structure	64
	4.2.4	Due Diligence	64
	4.2.5	Opinion of Counsel	64
	4.2.7	Other Requirements	64
4.3	Requirements for Each Loan/Letter of Credit		64
	4.3.1	No Default	64
	4.3.2	Borrowing Notice/Request for Letter of Credit	64
	4.3.3	Representations and Warranties	65
	4.3.4	Method of Certifying Certain Conditions	65
4.4	Conditions Subsequent to Term Loans		65
	4.4.1	Acquisition	65
	4.4.2	Representations and Warranties	65
	4.4.3	Target Debt	66
	4.4.4	Consents and Approvals	66
	4.4.5	Canadian Collateral	66
	4.4.6	Other Requirements	66
ARTICLE 5	REPRESENTATIONS AND WARRANTIES		66
5.1	Status		66

	5.1.1	Organization and Qualification	66
	5.1.2	Stock Ownership	67
	5.1.3	Organizational Chart	67
5.2	Power and Authority; Enforceability		68
5.3	No Violation of Agreements; Absence of Conflicts		68
5.4	Recording, Enforceability and Consent		68
5.5	Lines of Business		69
5.6	Security Interest in Collateral		69
5.7	Litigation; Compliance with Laws; OFAC Requirements		69
5.8	No Burdensome Agreements; Material Agreements		70
5.9	Condition of Property		70
5.10	Licenses; Intellectual Property		70
5.11	Title to Properties; Liens		71
5.12	Reserved		71
5.13	Financial Statements and Projections		71
	5.13.1	Financial Statements	71
	5.13.2	Target Financial Statements	71
	5.13.3	Undisclosed Liabilities	71
	5.13.4	Absence of Material Adverse Change	72
	5.13.5	Projections	72
5.14	Tax Returns and Payments; Other Fees		72
5.15	Fiscal Year		72
5.16	Federal Reserve Regulations		72
5.17	Investment Company Act		73
5.18	Compliance with ERISA and Canadian Pension Laws		73
	5.18.1	Plans	73
	5.18.2	Favorable Determination Letters	73
	5.18.3	Compliance	73
	5.18.4	Absence of Certain Conditions	73
	5.18.5	Absence of Certain Liabilities	74
	5.18.6	Employee Matters Agreement	74
	5.18.7	Canadian Pension and Benefits	74
5.19	Accuracy and Completeness of Disclosure		75
5.20	Adequacy of Capital; Solvency		75
5.21	Absence of Restrictive Provisions		75
5.22	Environmental Compliance		75
5.23	Labor Matters		76
5.24	Brokers		77
5.25	Existing Indebtedness		77
5.26	Foreign Assets Control Regulations, Etc.		77
5.27	Supply Agreements		77
ARTICLE 6	REPORTING REQUIREMENTS AND NOTICES		78
6.1	Financial Data and Reporting Requirements; Notice of Certain Events		78
	6.1.1	Delivery of Quarterly Financial Statements	78
	6.1.2	Delivery of Annual Financial Statements; Accountants’
		Certification	78

	6.1.3	Delivery of Officer’s Compliance Certificates	78
	6.1.4	Delivery of Target Financial Statements	79
	6.1.5	Reserved	79
	6.1.6	SEC Filings, Etc.	79
6.2	Notice of Defaults		80
6.3	Notice of Disputes and Other Matters		80
	6.3.1	Certain Litigation	80
	6.3.2	Conditions Affecting Collateral	80
	6.3.3	Material Adverse Change	80
	6.3.4	Representations and Warranties	81
	6.3.5	Intellectual Property	81
	6.3.6	Notice of Claims Under Certain Documents	81
	6.3.7	Notice of Changes to the Acquisition Documents	81
6.4	ERISA Notices		81
6.5	Miscellaneous		82
6.6	Authorization of Third Parties to Deliver Information		82
ARTICLE 7	FINANCIAL COVENANTS		82
7.1	Tangible Net Worth		82
7.2	Fixed Charges Coverage Ratio		83
7.3	Leverage Ratio		83
7.4	Additional Provisions Respecting Calculation of Financial Covenants		83
ARTICLE 8	BUSINESS COVENANTS		84
8.1	Indebtedness		84
	8.1.1	In General	84
	8.1.2	Limitation on Incurrence	86
8.2	Liens; and Licenses		86
	8.2.1	In General	86
	8.2.2	Negative Pledge	87
	8.2.3	Licenses	87
	8.2.4	License Agreements	88
8.3	Investments, Loans, Acquisitions, Etc.		88
8.4	Restricted Payments		90
8.5	Sale-Leasebacks		91
8.6	Transactions with Affiliates		91
8.7	Mergers and Dispositions		91
	8.7.1	Consolidations and Mergers	91
	8.7.2	Sales and Other Dispositions	92
8.8	Existence		92
8.9	Compliance with Law		93
8.10	Payment of Taxes and Claims		93
8.11	Tax Consolidation		93
8.12	Compliance with ERISA, Canadian Pension Laws		93
8.13	Insurance		95
	8.13.1	Liability, Property Damage, Etc.	95
	8.13.2	PBGC	95
8.14	Maintenance of Properties		95

8.15	Maintenance of Records; Fiscal Year		95
8.16	Inspection		96
8.17	Exchange of Notes		96
8.18	Voting		96
8.19	Type of Business		96
8.20	Issuance of Equity		96
8.21	Change in Documents		97
8.22	Payment of Subordinated Indebtedness		97
8.23	Compliance with Federal Reserve Regulations		97
8.24	Limitations on Certain Restrictive Provisions		97
8.25	Environmental Matters		98
8.26	Corporate Separateness		98
8.27	Certain Obligations Respecting Subsidiaries		98
8.28	Further Assurances		99
8.29	OFAC		100
8.30	Post-Closing Covenants		100
8.31	Depositary Banks		100
ARTICLE 9	EVENTS OF DEFAULT		100
9.1	Events of Default		100
	9.1.1	Failure to Pay Principal or Reimbursement Obligations	101
	9.1.2	Failure to Pay Interest, Fees, Etc.	101
	9.1.3	Cross Default to Indebtedness	101
	9.1.4	Other Cross-Defaults	101
	9.1.5	Misrepresentations	101
	9.1.6	Certain Covenant Defaults	102
	9.1.7	Other Covenant Defaults	102
	9.1.8	Other Loan Document Defaults; Security	102
	9.1.9	Custody or Control of Assets	102
	9.1.10	Discontinuance of Business	102
	9.1.11	Insolvency	103
	9.1.12	Change of Control	103
	9.1.13	Subordination	103
	9.1.14	Interest Rate Protection Agreements	103
	9.1.15	Judgments	103
	9.1.16	Unenforceability of Licenses	103
	9.1.17	Claims Under Tax Matters Agreement	103
9.2	Acceleration; Remedies		104
	9.2.1	Acceleration upon Insolvency	104
	9.2.2	Acceleration upon Other Defaults	104
	9.2.3	Remedies in General	104
9.3	Proceeds of Collateral		105
	9.3.1	Canadian Obligations	105
	9.3.2	U.S. Obligations	105
ARTICLE 10	AGENCY		106
10.1	Appointment and Authority		106
10.2	Rights as a Lender		107

10.3	Agent May File Proofs of Claim and Other Actions		107
10.4	Exculpatory Provisions		108
10.5	Reliance by Agent		109
10.6	Delegation of Duties		110
10.7	Resignation of Agent		110
10.8	Non-Reliance on Agent and Other Lenders		110
10.9	No Other Duties, Etc.		111
10.10	European Agent		111
10.11	Canadian Agent		111
ARTICLE 11	MISCELLANEOUS		111
11.1	Notices; Effectiveness; Electronic Communication		111
	11.1.1	Notices Generally	111
	11.1.2	Electronic Communications	113
	11.1.3	Change of Address, Etc.	113
11.2	Survival of Representations		113
11.3	No Implied Waivers		113
11.4	Severability		114
11.5	Amendments, Waivers and Consents		114
	11.5.1	In General	114
	11.5.2	Exception	115
11.6	Successors and Assigns		115
	11.6.1	Successors and Assigns Generally	115
	11.6.2	Assignments by Lenders	115
	11.6.3	Register	117
	11.6.4	Participations	117
	11.6.5	Limitations upon Participant Rights	118
	11.6.6	Certain Pledges	119
11.7	Calculations and Financial Data		119
11.8	Descriptive Headings		119
11.9	Governing Law; Jurisdiction; Etc.		119
	11.9.1	Governing Law	119
	11.9.2	Submission to Jurisdiction	119
	11.9.3	Waiver of Venue	119
	11.9.4	Service of Process	120
11.10	Maximum Lawful Interest Rate		120
11.11	Right of Setoff		120
11.12	Counterparts; Integration; Effectiveness; Electronic Execution		121
	11.12.1	Counterparts; Integration; Effectiveness	121
	11.12.2	Electronic Execution of Assignments	121
11.13	Treatment of Certain Information; Confidentiality; Advertisement		121
	11.13.1	Confidentiality	121
	11.13.2	Information	122
	11.13.3	Advertisement	122
11.14	Expenses; Indemnity; Damage Waiver		122
	11.14.1	Costs and Expenses	122
	11.14.2	Indemnification by the Borrower	124

	11.14.3	Reimbursement by Lenders	124
	11.14.4	Waiver of Consequential Damages, Etc.	125
	11.14.5	Payments	125
11.15	Certification of Amounts		125
11.16	Termination of Security; Partial Release of Security		125
	11.16.1	Termination of Security	125
	11.16.2	Partial Release of Security	125
11.17	Waiver of Jury Trial		126
11.18	Patriot Act Notice		126
11.19	Canadian Anti-Money Laundering Legislation		127
11.20	Acknowledgment of Lender Assignment		127